As filed with the Securities and Exchange Commission on October 27, 2010

Registration No. 333-163867

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 6 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INDIA GLOBALIZATION CAPITAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	1600	20-2760393
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4336 Montgomery Ave.
Bethesda, Maryland 20814
(301) 983-0998
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Ram Mukunda
Chief Executive Officer and President
India Globalization Capital, Inc.
4336 Montgomery Ave.
Bethesda, Maryland, 20814
(301) 983-0998
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Stanley S. Jutkowitz, Esq.
Seyfarth Shaw LLP
975 F Street, N.W.
Washington, D.C. 20004
Telephone: (202) 463-2400
Facsimile: (202) 828-5393

Approximate date of commencement of proposed sale to public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

			Proposed
		Proposed	maximum	Amount of
	Amount to be	maximum	aggregate	registration
Title of each class of securities to be registered (1)	registered	offering price (2)	offering price	Fee

Common Stock, $0.0001 par value	7,500,000	$0.98	$7,350,000	$524.06

Warrants (3)	2,500,000				(3)

Shares of Common Stock, $0.0001 par value per share, underlying Warrants	2,500,000	0.98	2,450,000	174.69

Total	10,000,000	$0.98	$9,800,000	$698.74	(4)

(1) (2) (3) (4)
Any securities registered hereunder may be sold separately or together with other securities registered hereunder.
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended based on the average of the high and low prices of the common stock reported on the NYSE Amex on October 25, 2010 .
Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the warrants because the Registrant is registering these securities in the same Registration Statement as the underlying common stock to be offered pursuant thereto.  Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable upon exercise of warrants registered hereunder as a result of stock splits, stock dividends, or similar transactions.
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.  A registration fee of $223.20 was paid concurrently with the filing of the initial S-1 on December 18, 2009, and an additional registration fee of $988.90 was paid concurrently with the filing of Amendment No. 2 to the S-1 on April 27, 2010.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED  OCTOBER 27, 2010

PROSPECTUS

India Globalization Capital, Inc.

7,500,000 Share(s) of Common Stock
 Warrant(s) to purchase up to 2,500,000 shares of Common Stock
 2,500,000 shares of Common Stock underlying the Warrants

We are offering up to 7,500,000 shares of  our common stock, par value $0.0001 per share, and 2,500,000 warrant(s) to purchase up to  2,500,000 shares of our common stock.  The common stock is being offered and sold at a price of $ ____ per share.  Purchasers of our common stock will automatically receive a warrant to purchase 1 share of common stock for each 3 shares of common stock that they purchase in this offering.  The warrants are exercisable at any time after  [the closing date]  and on or before the seventh anniversary of their initial exercise date at an exercise price of $ ____  per share.  and $          per warrant.  This prospectus also relates to the purchase of up to 2,500,000 shares of our common stock that are issuable upon the exercise of the warrants offered hereunder.

This is a best efforts offering by us, with Source Capital Group, Inc. and Boenning & Scattergood, Inc. acting as our exclusive co-placement agents. We have entered into a letter agreement with the placement agents, relating to the common stock and warrants offered by this prospectus. The placement agents are not purchasing any securities pursuant to this prospectus, nor are they required to sell any specific number or dollar amount of the securities offered hereby, but will use their best efforts to arrange for the sale of the securities being offered. See the section entitled “Plan of Distribution” beginning on page 14 of this prospectus for more information regarding these arrangements. The placement agents will receive compensation for sales of the securities offered hereby at a fixed commission rate of 7% of the gross proceeds of the offering, provided that the commission rate shall be reduced to 2% for sales to certain investors identified by us.

The placement agents may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act and any commission received by them and any profit realized on the resale of the securities sold by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

All funds we receive from purchasers will be placed in a non-interest-bearing escrow account with Continental Stock Transfer & Trust Company, Inc. which we refer to as the escrow agent. At the closing of the offering, retail purchasers will make payments to the placement agents who will deposit the funds in that account and institutional purchasers will make payments directly to that account. We will then issue and deliver the securities. We expect the closing to occur on or about                     , 2010.  Our units, shares of common stock and warrants are currently traded on the NYSE Amex Equities (“NYSE Amex”) under the symbols “IGC.U,” “IGC” and “IGC.WS,” respectively. As of October 26, 2010, the closing sale price of our common stock was $0.90, the closing sale price of our units was $0.9997, the last recorded sale of the units having occurred on October 21, 2010 and the closing sale price of our warrants was $0.0143, the last recorded sale of the units having occurred on October 25, 2010.  The warrants being offered by this prospectus are a different class of warrant than our warrants that are currently traded on the NYSE Amex.  We have applied to have the warrants offered hereunder listed on the NYSE Amex. Assuming that the warrants are listed on the NYSE Amex, the warrants will be listed under the symbol IGC__ on or promptly after the date of this prospectus. We cannot assure you that the warrants will be listed or will continue to be listed on the NYSE Amex.

Investing in the offered securities involves substantial risks.  In reviewing this prospectus, you should carefully consider the matters described under the heading “Risk Factors,” and in other documents incorporated by reference, including our Annual Report on Form 10-K for our fiscal year ended March 31, 2010 and our Quarterly Report on Form 10-Q for the three month period ended June 30, 2010.

	Per Share	Total
Price to Public	$	$

Placement agents’ fees (1)	$	$

Proceeds, before expenses, to India Globalization Capital, Inc. (1)	$	$

(1)	For the purpose of estimating the placement agents’ fees, we have assumed that they will receive their maximum commission on all sales made in the offering.

(2)	We estimate total expenses of this offering, excluding the placement agents’ fees, will be approximately $156,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2010.

Source Capital Group, Inc.                                                 Boenning & Scattergood, Inc.

All references to “IGC,” “we,” “our,” “us,” and similar terms in this prospectus refer to India Globalization Capital, Inc.

Some of the industry data contained in this prospectus are derived from data from various third-party sources. While we are not aware of any misstatements regarding any industry data presented herein, such data is subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) utilizing a registration process. It is important for you to read and consider all of the information contained in this prospectus and any applicable prospectus before making a decision whether to invest in the common stock. You should also read and consider the information contained in the documents that we have incorporated by reference as described in “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

You should rely only on the information contained in this prospectus and any applicable prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering to sell or soliciting offers to buy, and will not sell, any securities in any jurisdiction where it is unlawful. You should assume that the information contained in this prospectus or any prospectus supplement, as well as information contained in a document that we have previously filed or in the future will file with the SEC and incorporate by reference into this prospectus or any prospectus supplement, is accurate only as of the date of this prospectus, the applicable prospectus supplement or the document containing that information, as the case may be.

PROSPECTUS SUMMARY

The following is a summary of some of the information contained in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks relating to our business and common stock discussed under the heading “Risk Factors” and our financial statements.

India Globalization Capital, Inc.

Our Business

Background of India Globalization Capital, Inc. (IGC)

IGC, a Maryland corporation, was organized on April 29, 2005 as a blank check company formed for the purpose of acquiring one or more businesses with operations primarily in India through a merger, capital stock exchange, asset acquisition or other similar business combination or acquisition. On March 8, 2006, we completed an initial public offering.  On February 19, 2007, we incorporated India Globalization Capital, Mauritius, Limited (IGC-M), a wholly owned subsidiary, under the laws of Mauritius.  On March 7, 2008, we consummated the acquisition of 63% of the equity of Sricon Infrastructure Private Limited (Sricon) and 77% of the equity of Techni Bharathi Limited (TBL). We acquired Sricon by purchasing a 63% interest for approximately $29 million (based on an exchange rate of 40 INR for $1 USD).  Subsequently, we borrowed, through an intermediary company, approximately $17.9 million (based on 40 INR for 1 USD) from Sricon. The shares of the two Indian companies, Sricon and TBL, are held by IGC-M.

On February 19, 2009 IGC-M beneficially purchased 100% of IGC Mining and Trading, Limited (IGC-IMT) based in Chennai, India.  IGC-IMT was formed on December 16, 2008 as a privately held start-up company engaged in the business of mining and trading.  Its current activity is to operate shipping hubs and to export iron ore to China from India.  On July 4, 2009, IGC-M beneficially purchased 100% of IGC Materials, Private Limited (IGC-MPL based in Nagpur, India), which conducts IGC’s quarrying business, and 100% of IGC Logistics, Private Limited (IGC-LPL) based in Nagpur, India, which is involved in the transport and delivery of ore, cement, aggregate and other materials.   Each of IGC-IMT, IGC-MPL and IGC-LPL were formed by third parties at the behest of IGC-M to facilitate the creation of the subsidiaries.  The purchase price paid for each of IGC-IMT, IGC-MPL, and IGC-LPL was equal to the expenses incurred in incorporating the respective entities with no premium paid.  No officer or director of IGC had a financial interest in the subsidiaries at the time of their acquisition by IGC-M. India Globalization Capital, Inc. (the Registrant, the Company, or we) and its subsidiaries are significantly engaged in one segment, construction infrastructure.

Through 2008 and 2009, we expanded our business offerings beyond construction to include a rapidly growing materials business. We have successfully repositioned the Company as a materials and construction firm, with construction activity in our TBL subsidiary and materials activity in our other subsidiaries.  Rather than continue to owe Sricon $17.9 million, and more importantly, continue to fund two construction companies, we decreased our ownership in Sricon by an amount proportionate to the loan.  Effective October 1, 2009, we decreased our ownership in Sricon Infrastructure from 63% to 22.3%.    The impact of this is that we no longer owe Sricon $17.9 million and our corresponding ownership is a non-controlling interest.  The deconsolidation of Sricon from the balance sheet of IGC resulted in a smaller IGC balance sheet and a one-time charge to our P&L.  Post deconsolidation, earnings and losses from Sricon are accounted for using the equity method of accounting.

IGC’s organizational structure is as follows:

Most of the shares of TBL and Sricon acquired by IGC were purchased directly from the companies. IGC purchased a portion of the shares from the existing owners of the companies.

The acquisitions were accounted for under the purchase method of accounting.   For accounting and financial purposes, IGC-M, Limited was treated as the acquiring entity and Sricon and TBL as the acquired entities.  The financial statements provided here and going forward are the consolidated statements of IGC, which include IGC-M, Sricon, TBL and their subsidiaries.  However, as a result of decreasing our ownership of Sricon shares in October 2009, Sricon’s results are only reflected in our consolidated financial statements through September 30, 2009.

Unless the context requires otherwise, all references in this report to the “Company”, “IGC”, “we”, “our”, and “us” refer to India Globalization Capital, Inc. together with its wholly owned subsidiary IGC-M, and its direct and indirect subsidiaries (TBL, IGC-IMT, IGC-MPL and IGC-LPL) and Sricon, in which we hold a non-controlling interest.

Background of India based Subsidiaries

Techni Bharathi Limited (“TBL”) was incorporated as a public (but not listed on the stock exchange) limited company on June 19, 1982 in Cochin, India.  TBL is an engineering and construction company engaged in the execution of civil construction, structural engineering projects and trading.  TBL has a focus in the Indian states of Kerala, Karnataka, Assam and Tamil Nadu. Its present and past clients include various Indian government organizations.

IGC Materials, Private Limited (“IGC-MPL”) and IGC Logistics, Private Limited (“IGC-LPL”) are based in Nagpur India and were incorporated in June 2009.  The two companies focus on infrastructure materials like rock aggregate, bricks, concrete and other building materials, as well as,  logistical support for the transportation of infrastructure materials.  IGC India Mining and Trading (“IGC-IMT”) was incorporated in December 2008 in Chennai, India.   IGC-IMT is focused on the export of iron ore to China. IGC-MPL, IGC-LPL and IGC-IMT are all wholly-owned subsidiaries of IGC-M.

Our approach is to offer services to customers involving construction, as well as, the sale and transportation of materials.

Core Business Competencies

We offer an integrated set of services to our customers based upon several core competencies. This integrated approach provides us with an advantage over our competitors.

Our core business areas include the following:

Highway and heavy construction.

The Indian government has developed a plan to build and modernize Indian infrastructure.  The Wall Street Journal reported on March 23, 2010 that the government plans to double infrastructure spending from $500 billion to $1 trillion.  It will pay for the expansion and construction of rural roads, major highways, airports, seaports, freight corridors, railroads and townships.  A significant number of our customers are engaged in highway and heavy construction.

Mining and quarrying.

As Indian infrastructure modernizes, the demand for raw materials like stone aggregate, coal, ore and similar resources is projected to greatly increase. In 2009, according to the Freedonia Group, India was the third largest stone aggregate market in the world. The report projected that Indian demand for crushed stone would increase to 770 million metric tons in 2013 and 1.08 billion metric tons in 2018. We are in the process of teaming with landowners to build out rock quarries.  In addition we have licenses for the development of rock aggregate quarries.

Our mining and trading activity centers on the export of iron ore to China. India is the fourth largest producer of iron ore.   The Freedonia Group projected in May 2010 that China’s $1.15 trillion construction industry will grow 9.1% every year until 2014. This growth will increase China’s already large demand for steel. China is expected to produce 600 million metric tons of steel in 2010, which, as the Wall Street Journal reported, is expected to be almost half of total global output. We believe that IGC is well positioned to provide Chinese steel mills with the iron ore needed to meet demand.

Construction and maintenance of high temperature plants.

We have an expertise in the civil engineering, construction and maintenance of high temperature plants. We have the specialized skills required to build and maintain high temperature chimneys and kilns.

Customers.

Our customers include the National Highway Authority of India, several state high way authorities, the Indian railways and several steel mills in China.  In April 2010 we received a $160,000,000 contract for supplying iron ore over five years to Jiya International, a large Chinese steel mill.  This was followed by a $35,000,000 contract to supply ore to Tangshan Danyang Enterprises, another large customer in China.  We currently have a backlog of approximately $200,000,000 for the supply of iron ore to China.

Construction contract bidding process.

In order to create transparency, the Indian government has centralized the contract awarding process for building inter-state roads.  The new process is as follows: At the “federal” level, NHAI publishes a Statement of Work for an interstate highway construction project.  The Statement of Work has a detailed description of the work to be performed, as well as, the completion time frame. The bidder prepares two proposals in response to the Statement of Work. The first proposal demonstrates technical capabilities, prior work experience, specialized machinery, manpower required, and other qualifications required to complete the project. The second proposal includes a financial bid.  NHAI evaluates the technical bids and short-lists technically qualified companies. Next, the short list of technically qualified companies are invited to place a detailed financial bid and show adequate financial strength in terms of  revenue, net worth, credit lines,  and balance sheets.  Generally, the lowest bid wins the contract. Additionally, contract bidders must meet several requirements to demonstrate an adequate level of capital reserves:  1) An earnest money deposit between 2% to 10% of project costs, 2) a performance guarantee of between 5% and 10%, 3) an adequate overall working capital, and 4) additional capital available for plant and machinery.   Bidding qualifications for larger NHAI projects are set by NHAI and are imposed on each contractor.  As the contractor actually executes larger highway projects, then the contractor may qualify for even larger projects.

Growth strategy and business model.

Our growth strategy and business model are to:

1) Deepen our relationships with our existing construction customers by providing them infrastructure materials like iron ore, rock aggregate, concrete, coal and associated logistical support.
2) Expand our materials offering by expanding the number of rock aggregate quarries and other materials.
3) Leverage our expertise in the logistics and supply of iron ore by increasing the number of shipping hubs we operate from and continue to expand our offering into China and other Asian countries in order to take advantage of their expected strong infrastructure growth.
4) Expand the number of recurring contracts for infrastructure build-out to customers that can benefit from our portfolio of offerings.
5) As part of our financing plan, aggressively pursue the collection of outstanding claims for amounts due for past projects.

Competition.

We operate in an industry that is competitive.  However, there is a large gap in the supply of well qualified and financed contractors and the demand for contractors.  Large domestic and international firms compete for jumbo contracts over $250 million in size, while locally based contractors vie for contracts worth less than $5 million. The recent capital markets crisis has made it more difficult for smaller companies to grow to mid-sized companies because their access to capital has been restrained. Our construction business is positioned in the $5 million to $50 million contract range, above locally based contractors and below the large firms, creating a distinct technical and financial advantage in this market niche.  Rock aggregate is supplied to the industry through small crushing units, which supply low quality material.  Frequently, high quality aggregate is unavailable, or is transported over large distances. We fill this gap by providing high quality material in large quantities.  We compete on price, quantity and quality.  Iron ore is produced in India, where our core assets are located, and exported to China.  While this is a fairly established business, we compete by aggregating ore from smaller suppliers who do not have access to customers in China.  Further, we expect to install a large iron ore crusher that can grind ore pebbles into fine ore particles, providing a value added service to the smaller mine owners.

Seasonality.

The road building and construction industries typically experience naturally recurring seasonal patterns throughout India.  The Northeast monsoons historically arrive on June 1, followed by the Southwest monsoons which usually continue intermittently until September.  Historically, the business in the monsoon months is slower than in other months because of the heavy rains.  Activities such as engineering and maintenance of high temperature plants are less susceptible to weather delays, while the iron ore export business slows down somewhat due to the rough seas.  Flooding in the quarries can slow production in the stone aggregate industry during the monsoon season. However, our quarries build stone reserves prior to the monsoon season.  The monsoon season has historically been used to bid and win contracts for construction and for the supply of ore and aggregate in preparation for work activity when the rains abate.

Employees and consultants.

As of June 30, 2010, we employed a work force of approximately 200 employees and contract workers worldwide.  Employees are typically skilled workers including executives, welders, drivers, and other specialized experts. Contract workers require less specialized skills. We make diligent efforts to comply with all employment and labor regulations, including immigration laws in the many jurisdictions in which we operate.  In order to attract and retain skilled employees, we have implemented a performance based incentive program, offered career development programs, improved working conditions, and provided United States work assignments, technology training, and other fringe benefits. We hope that our efforts will make our companies more attractive.  We are planning to provide vastly improved labor camps for our labor force.  We hope that our efforts will make our companies the “employers of choice”.  As of June 30, 2010 our Executive Chairman and Chief Executive Officer is Ram Mukunda and our Non-Executive Chairman is Ranga Krishna. Our Managing Director for Materials, Mining and Trading is P. M. Shivaraman.   The General Manager of our rock aggregate and logistics business in India is Brigadier Kuljit Singh. Our Treasurer and Principal Accounting Officer is John Selvaraj.  Our General Manager of Accounting based in India is Santhosh Kumar.  We also utilize the services of several consultants who provide USGAAP systems and other expertise.

Environmental regulations.

India has strict environmental, occupational, health and safety regulations.  In most instances, the contracting agency regulates and enforces all regulatory requirements.   We internally monitor and manage regulatory issues on a continuous basis. We believe that we are in compliance with all the regulatory requirements of the jurisdictions in which we operate. Furthermore, we do not believe that compliance will have a material adverse effect on our business activities.

Current Chinese currency revaluation.

The People’s Bank of China announced on June 19, 2010 that it would increase the “flexibility” or the renminbi and re-institute a “managed floating exchange rate.” The Wall Street Journal noted that the last time China used such a system the yuan appreciated 21% against the dollar in three years. If a similar appreciation occurs, it will increase the purchasing power of Chinese steel mills buying iron ore, which is traded in USD. Chinese firms could buy more ore, even at a higher price, and IGC would benefit from an appreciation of the yuan.

Information and timely financial reporting.

Our operations are located in India where the accepted accounting standard is the Indian GAAP, which, in many cases, is not congruent with the USGAAP.  Indian accounting standards are evolving toward IFRS (International Financial Reporting Standards). We annually conduct audits for the Company by independent public accounting firm registered with the U.S. PCAOB.  We acknowledge that this process is at times cumbersome and places significant demands upon our existing staff.  We believe we are still six to twelve months away from having processes and adequately trained personnel in place to meet the reporting timetables set out by U.S. reporting requirements.  Until then we may, on occasion, have to file for extensions to meet U.S. reporting timetables.  We will make our annual reports, quarterly reports, proxy statements, and up-to-date investor presentations available on our Web site, www.indiaglobalcap.com as soon as they are available. Our SEC filings are also available, free of charge, at www.sec.gov.

Please see “Risk Factors” for more information concerning the risks of investing in our company.

Where You Can Find More Information

We have three securities listed on the NYSE Amex: (1) common stock, $0.0001 par value (ticker symbol: IGC), (2) redeemable warrants to purchase common stock (ticker symbol: IGC.WS) and (3) units consisting of one share of common stock and two redeemable warrants to purchase common stock (ticker symbol: IGC.U).

We will make available on our website, www.indiaglobalcap.com, our annual reports, quarterly reports, proxy statements as well as up to- date investor presentations. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is a part of such registration statement, does not include all of the information contained in the registration statement and its exhibits. For further information regarding us and our common stock, you should consult the registration statement and its exhibits.

Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the documents filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

The Offering

Issuer	India Globalization Capital, Inc., a Maryland corporation

Securities Offered
Up to 7,500,000 shares of our common stock, $0.0001 par value per share;
Warrants to purchase up to 2,500,000 shares of common stock; and up to 2,500,000 shares of common stock issuable upon exercise of the warrants.  Purchasers of our common stock will automatically receive a warrant to purchase 1 share of common stock for each 3 shares of common stock that they purchase in this offering.

Offering Price	$ per share of common stock.

Description of Warrants
The warrants will be exercisable on or after the applicable closing date of this offering through and including close of business on [the seventh anniversary of the closing date] at an exercise price of $              per share.

Shares Outstanding	13,761,207 shares

Number of shares of common stock to be outstanding after this offering	Up to 21,261,207 shares, which does not include 2,500,000 shares of common stock issuable upon exercise of the warrants offered hereby.

No Minimum
There is no minimum for this offering. All funds we receive from purchasers will be placed in a non-interest-bearing escrow account with Continental Stock Transfer & Trust Company, Inc. which we refer to as the escrow agent. At the closing of the offering, retail purchasers will make payments to the placement agents who will deposit the funds in that account and institutional purchasers will make payments directly to that account. We will then issue and deliver the securities.

Use of Proceeds
We intend to use the net proceeds from this offering for general corporate purposes, which may include the development and commercialization of our product candidates, repayment of indebtedness, and the acquisitions of businesses, products, technologies or licenses that are complementary to our business. See “Use of Proceeds”.

NYSE Amex Symbol for Common Stock	IGC

Risk Factors
You should carefully consider the matters discussed under the heading “Risk Factors” and in the documents incorporated by reference herein for a discussion of factors you should carefully consider before deciding to invest in our common stock.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this prospectus in evaluating us and our common stock and other securities. If any of the following risks and uncertainties develop into actual events, they could have a material adverse effect on our business, financial condition or results of operations. In that case, the trading price of our common stock and other securities also could be adversely affected. We make various statements in this section, which constitute “forward-looking statements.” See “Forward-Looking Statements.”

RISKS ASSOCIATED WITH OUR INDUSTRY AND DOING BUSINESS IN INDIA

Any downgrading of India’s debt rating by an international rating agency, or an increase in interest rates in India, could have a negative impact on our ability to borrow in India.

As we scale our operations we expect to increase the amount of money we borrow for working capital and the leasing of equipment.  Any adverse revisions to India’s credit ratings for domestic and international debt by international rating agencies, as well as, an increase in Indian interest rates may adversely impact our ability to finance growth through debt and could lead to a tightening of our operating margins, adversely affecting our operating income. Fortunately, most large debt rating agencies, including Standard & Poor’s and Moody’s, consider India’s debt stable.

A change in government policy, a downturn in the Indian or Chinese economy, or a natural disaster could adversely affect our business, financial condition, results of operations and future prospects.

Our construction business is dependent on the central government of India, as well as, the Indian state governments for contracts.  Their operations and financial results may be affected by changes in the government’s policy toward building infrastructure.  In addition, the recent slowdown in the Indian economy has caused a tightening of credit and a slowdown of companies bidding on government contracts.  We foresee no immediate changes to government policy or market conditions that would adversely affect our ability to conduct business other than limited access to credit. Government support for infrastructure spending remains strong.  The Wall Street Journal of May 31, 2010 reported that India plans to create an $11 billion fund to finance new infrastructure projects. Additionally a recent Indian government Economic Survey projected rapid growth for the next several years.

The Indian government could curtail the export of iron ore hampering our business.  The Indian government currently bans the export of ore that has a Ferrous content of 64% or more, preferring to keep that high grade ore for the production of steel in India.  If the Government were to impose a ban on the export of lesser quality ore, we would be forced to service our customers from sources other than India.  The Chinese government recently imposed a ban on the import of iron ore with a Ferrous content of 60%, or less, by traders in China.  This ban does not extend to Chinese steel mills with licenses to import iron ore.  We were in the business of exporting ore with Ferrous content between 55% and 58%.  However, the sudden ban on the import of lower quality ore by China has forced us to look for customers that are steel mills, which we have done, and shift the business to exporting higher quality ore, which we are now doing.  We have shifted our business to exporting ore with Ferrous content between 61% and 63.5%.  However, further restrictions on the import of iron ore by the Chinese government could adversely affect our business and results of operations.

Political, economic, social and other factors in India may adversely affect business.

Our ability to grow our business may be adversely affected by political, economic, social and religious factors, changes in Indian law or regulations, and the status of India’s relations with other countries. In addition, the economy of India may differ favorably or unfavorably from the U.S. economy in such things as the rate of growth of gross domestic product, the inflation rate, capital reinvestment, resource self-sufficiency, and balance of payments position. Indian government actions in the future could have a significant effect on the Indian economy, which could have a material adverse effect on our ability to achieve our business objectives.

Since mid-1991, the Indian government has committed itself to implementing an economic structural reform program with the object of liberalizing India’s exchange and trade policies, reducing the fiscal deficit, controlling inflation, promoting a sound monetary policy, reforming the financial sector, and placing greater reliance on market mechanisms to direct economic activity. According to the 2010 World Factbook published by the U.S. Central Intelligence Agency, the Indian government increased the pace of privatization in its transition from government control and toward a free market economy. A significant component of the program is the promotion of foreign investment in key areas of the economy. While the Indian government’s policies have resulted in improved economic performance, there can be no assurance that the economic improvement will be sustained. Moreover, there can be no assurance that these economic reforms will persist, nor that any newly elected government will continue the program of economic liberalization of previous governments. Any change may adversely affect Indian laws and policies with respect to foreign investment and currency exchange. Such changes in economic policies could negatively affect general business and economic conditions in India, which could, in turn, adversely affect our business.

Terrorist attacks and other acts of violence or war within India or involving India and other countries could adversely affect the financial markets and our business.

Terrorist attacks and other acts of violence could have the direct effect of destroying our plants and property causing a loss and interruption of business.  According to the CIA 2010 World Factbook, religious and border disputes persist in India and remain pressing problems. For example, India has from time to time experienced civil unrest and hostilities with Pakistan and other neighboring countries. The longstanding dispute with Pakistan over the border Indian states of Jammu and Kashmir, a majority of whose populations are Muslim, remains unresolved. Fortunately, as the Council on Foreign Relations noted, India and Pakistan have scheduled meetings in July with the hope of resuming formal peace talks.

In addition, the April 8, 2010 Economist reported India continues to struggle with insurgent attacks from Maoist-Naxalite groups. If the Indian government is unable to control the violence and disruption associated with these insurgencies, then the result could be the destabilization of the economy, and, consequently, an adverse effect on our business.

Since early 2003, there have also been military hostilities and civil unrest in Afghanistan, in Iraq, and more recently in Pakistan and other Asian countries. These events could adversely affect the Indian economy, and, as a result, negatively impact our business.

While we may have insurance to cover some of these risks and can file claims against the Indian contracting agencies, there can be no guarantee that we will be able to collect in a timely manner.  Further, India has a fairly active insurgency and a fairly active communist following.  Any serious uprising from these groups could delay our roadwork and disrupt our business. Terrorist attacks, insurgencies, or other threats of violence could slow down road building activity and the production of iron ore and rock aggregate, thereby adversely affecting our business.

Exchange controls that exist in India may limit our ability to utilize our cash flow effectively following a business combination.

We are subject to India’s rules and regulations on currency conversion. In India, the Foreign Exchange Management Act, FEMA, regulates the conversion of the Indian rupee into foreign currencies.  However, as according to the Reserve Bank of India, comprehensive amendments have been made to FEMA to support the government’s policy for economic liberalization.  Companies are now permitted to operate in India without any special restrictions, effectively placing them on a par with wholly-owned Indian companies. In addition, foreign exchange controls have been substantially relaxed. Notwithstanding these changes, the Indian foreign exchange market is not yet fully developed and we cannot assure that the Indian authorities will not revert back to regulating companies and imposing new restrictions on the convertibility of the Indian rupee. Any future restrictions on currency exchange may limit our ability to use our cash flow to fund operations outside of India.

Changes in the exchange rate of the Indian rupee may negatively impact our revenues and expenses.

Our operations are primarily located in India. We receive payment in Indian rupees for the construction work we do in India (our contracts to supply iron ore to Chinese companies are paid in U.S. dollars).  As the results of our operations are reported in U.S. dollars, to the extent that there is a decrease in the exchange rate of Indian rupees into U.S. dollars, such a decrease could have a material impact on our operating results or financial condition. This is unlikely because, as the Wall Street Journal reported in mid-April, the rupee is expected to appreciate another 3% against the dollar by the end of the year.

Returns on investment in Indian companies may be decreased by withholding and other taxes.

Our investments in India will incur tax risks unique to investments in India and in developing economies in general. Income that might otherwise not be subject to the withholding of local income tax under normal international conventions may become subject to the withholding of Indian income tax.  Under treaties with India and under local Indian income tax law, income is generally sourced in India and subject to Indian tax if paid from India. This is true whether or not the services or the earning of the income would normally be considered as being from sources outside India in other contexts. Additionally, proof of payment for Indian income taxes may be required as part of the remittance procedure. Any Indian taxes paid by us on income from our investments in India may or may not be creditable on our U.S. income tax returns.

We intend to avail ourselves of income tax treaties with India and minimize any Indian withholding tax or local taxes.  However, there is no assurance that the Indian tax authorities will always recognize such treaties and their application to us. We have also created a foreign subsidiary in Mauritius, in order to limit the potential tax exposure.

Lack of availability of raw materials at competitive prices may negatively impact our profits.

Construction contracts are primarily dependent on adequate and timely supply of raw materials, such as cement, steel and aggregates, at competitive prices. As the demand from competing larger and well-established material supply firms increases for procuring raw materials, we could face a disproportionate increase in the price of raw materials that may negatively impact our profitability.   To mitigate this risk, we are taking steps to become more vertically integrated, such as producing rock aggregate.

Some of our business is dependent on contracts awarded by the Indian government and its agencies.

The construction business is dependent on central and state Indian government budget allocations to the infrastructure sector. We derive the bulk of our construction revenue from contracts awarded by the Indian central and state governments and their agencies.  If there are delays in payments by the government, our working capital requirements could increase.  Our materials business is dependent on private sector companies which could be affected by government delays, indirectly burdening our business.  At times we file delay claims with the contracting agencies in India.   These claims are arbitrated.  Once the arbitration process is completed the arbitration panel decides a monitory award.  If the award is in our favor, we record this as revenue.  However, the contracting agencies may sometimes choose to file an appeal in the Indian courts in order to delay payment of the award.  This appeals process could take between one and three years.  We may not receive the cash until the appeals process is exhausted.  However, once the arbitration is awarded, it is rarely, if ever, overturned.

Compliance with the Foreign Corrupt Practices Act could adversely impact our competitive position. Failure to comply could subject us to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practices Act, which generally prohibits U.S. public companies from engaging in bribery of or other prohibited payments to foreign officials for the purposes of obtaining or retaining business. While we will take precautions to educate the employees of our subsidiaries  on the provisions of the Foreign Corrupt Practices Act, there can be no assurance that we or the employees or agents of our subsidiaries will not engage in such conduct, for which we might be held responsible. We could suffer penalties that would have an adverse effect on our business, financial condition, and results of operations.

We may issue additional shares of our capital stock, including through convertible debt securities, which would reduce the equity interest of our stockholders and possibly cause a change in control of our ownership.

Our certificate of incorporation authorizes the issuance of up to 75,000,000 shares of common stock, par value $0.0001 per share and 1,000,000 shares of preferred stock, par value $0.0001 per share. There are currently approximately 46,000,000 authorized but unissued shares of our common stock available for issuance.  This is after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and the purchase option granted to Ferris, Baker Watts, Inc. and shares and options authorized for issuance under our 2008 Omnibus Incentive Plan. It is also after all of the 1,000,000 shares of preferred stock available for issuance.

We issued an aggregate of 1,060,000 shares of our common stock in connection with a private placement of debt securities and an exchange of previously issued debt securities for new debt securities and the common stock in October 2009 and may engage in similar private placements in the future. In addition, we may from time to time sell shares at the market.  The issuance of additional shares of our common stock including the conversion of any debt securities may:

•	Significantly reduce the equity interest of our existing shareholders.

•	Adversely affect prevailing market prices for our common stock, warrants or units.

We may issue notes or other debt securities, which may adversely affect our leverage and financial condition.

During Fiscal 2009 and 2010, we sold $4,000,000 in a private placement of debt securities and may engage in similar private placements in the future. The incurrence of this debt may:

•	lead to default if our operating revenues are insufficient to pay our debt obligations;

•	cause an acceleration of our obligations to repay the debt even if we make all principal and interest payments when due if we breach the covenants contained in the terms of the debt documents;

•	create an obligation to immediately repay all principal and accrued interest, if any, upon demand to the extent any debt securities are payable on demand; and

•
hinder our ability to obtain additional financing, if necessary, to the extent any debt securities contain covenants restricting our ability to obtain additional financing while such securities are outstanding, or to the extent our existing leverage discourages other potential investors.

Additional capital may be costly or difficult to obtain.

Additional capital, whether through the offering of equity or debt securities, may not be available on reasonable terms or at all, especially in light of the recent downturn in the economy and dislocations in the credit and capital markets. If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business. Furthermore, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.  We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as, convertible notes and warrants, which may adversely impact our financial condition.

Assessment of penalties for time overruns and lack of quality may adversely affect our economic performance.

TBL executes construction contracts primarily in the roads and infrastructure development sectors. TBL typically enters into high value contracts for these activities, which impose penalties if the contracts are not executed in a timely manner.  If TBL is unable to meet the performance criteria prescribed by the contracts, then levied penalties may adversely affect our financial performance.  Furthermore, we may pay demurrage for some of our iron ore delivery contracts, if ore is not loaded onto ships in the time prescribed by delivery contracts. The payment of demurrage may adversely affect our financial performance.  The ore shipped by us from India is shipped with a quality certificate from a leading company. However the buyers in China also perform quality measurements, which could differ from the initial quality certificate. This may result in negative price adjustments affecting our profit margins.  The rock aggregate business is less sensitive to time overruns and quality.

Our business is dependent on continuing relationships with clients and strategic partners.

Our business requires developing and maintaining strategic alliances with contractors that undertake turnkey contracts for infrastructure development projects and with government organizations.  The business and our results could be adversely affected if we are unable to maintain continuing relationships and pre-qualified status with key clients and strategic partners.

Our business model relies heavily on our management team and any unexpected loss of key officers may adversely affect our operations.

The continued success of our business is largely dependent on the continued services of key employees.  The loss of the services of certain key personnel, without adequate replacement, could have an adverse effect on our performance. U.S. senior management and the senior management of our subsidiaries have played a significant role in developing and executing the overall business plan. They are also vitally important to maintaining client relationships, proprietary processes, and technology.  While no one is irreplaceable, the loss of the services of any of our officers would be disrupting to our business. Our strategy, management, financial and operational oversight are heavily dependent on our Founder and CEO. The loss of our CEO could have a significant adverse effect on our business. In order to mitigate this risk factor we are recruiting professional managers and expanding our executive ranks, as well as, developing a succession plan, but there can be no guarantees that our mitigation efforts will be successful.

Quarterly financial results will vary.

Factors that may contribute to the variability of quarterly revenue, operating results or profitability include:

•
Fluctuations in revenue due to seasonality.   During the monsoon season, the heavy rains slow down construction work resulting in an overall slowdown of the supply of materials and construction activity.  The heavy rains, during the monsoon weather, severely hamper the transportation and mining of ore and aggregate.  This results in uneven revenue and operating results through the quarters.  In general, the months between June and September are the monsoon season and these tend to be slower quarters in terms of the materials and construction business.

•	The availability of enough ships to transport iron ore during any particular quarter.
•	Commencement, completion and termination of contracts during any particular quarter.
•	Additions and departures of key personnel.

•
Claims filed for delays in the execution and changes in the scope of contracts, among others, can sometimes enter arbitration and take time to settle. This could result in a tightening of working capital.

•	Strategic decisions made by us and our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments and changes in business strategy.

Our revenue recognition policy records contract revenue for those stages of a project that we complete after we receive certification from the client that the stage has been successfully completed. Since revenue is not recorded until we receive a certification from our clients, revenue recognition can be uneven.

Our future operating results and the market price of our common stock could be materially adversely affected if we are required to write down the carrying value of goodwill and investment associated with any of our businesses in the future.

We review our goodwill balance and investments for impairment on at least an annual basis through the application of a fair value-based test. Our estimate of fair value is based primarily on projected future results and cash flows and other assumptions. In addition, we review long-lived assets whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. In the fourth quarter of our 2010 fiscal year, we performed our annual test for goodwill and investment impairment and determined that our goodwill and our investment in Sricon were not impaired. In the future, if our projected discounted cash flows associated with our businesses do not exceed the carrying value of their net assets, we may be required to record write downs of the carrying value of goodwill or other long-lived assets associated with our businesses.  If that is the case, then our operating results and the market price of our common stock may be adversely affected.

As of June 30, 2010 our goodwill balance was $5.95 million. We perform an annual goodwill impairment test during the fourth quarter of each fiscal year, or more frequently if an event occurs or circumstances change between annual tests that would more likely than not reduce the fair value of the goodwill below its carrying amount. The 2008-2009 recession has impacted our financial results and has reduced near-term purchases from certain of our key customers. We may determine that our expectations of future financial results and cash flows from one or more of our businesses has decreased or a decrease in stock valuation may occur, which could result in a review of our goodwill associated with these businesses. Since a large portion of the value of our intangibles has been ascribed to projected revenues from certain key customers, a change in our expectation of future cash from one or more of these customers could indicate potential impairment to the carrying value of our goodwill.

Our subsidiaries may become involved in litigation in the future.

Our construction and aggregate contracts have Indian jurisdiction.  Our iron ore contracts frequently have foreign jurisdiction.  Our subsidiaries may have to initiate actions in the Indian Courts or in foreign courts to enforce their rights and may also be drawn into litigation.  The expenses of litigation and any judgments against us could have an adverse effect on us.

We may not obtain the necessary regulatory approvals for the surrender of our Sricon shares.

Effective October 1, 2009, as permitted by our original purchase agreement with Sricon, we decreased our ownership in Sricon from 63% to 22.3% by surrendering a portion of the Sricon shares we previously purchased to pay an outstanding loan to Sricon of about $17.9 million.  The proportionate reduction reflected the percentage of the original purchase price for the Sricon shares represented by the loan.  This reduced our ownership of Sricon to a non-controlling interest and accordingly our financial statements after the date of deconsolidation (October 1, 2009) do not include a consolidation of Sricon’s results.  Under the laws of India and Mauritius there are certain technical requirements that must be fulfilled to complete the transfer of the Sricon shares that may take some time to complete.  Our agreement with Sricon provides that the effective date of the transfer will remain October 1, 2009 regardless of when these requirements are completed.  While we believe it is unlikely that we will be unable to complete the transfer of the shares, if we are unable to do so we would need to reverse the tender of the shares resulting in an increase in our assets of around $17.9 million reflecting the returned shares and a corresponding liability in the loan that we would once again owe to Sricon.  We would also resume consolidating Sricon’s results in our financial statements and restate our results for prior reporting periods including any portion of the period from October 1, 2009 through the reversal of the tender.

We face competition in the infrastructure industry.

The Indian real estate and infrastructure industries, including the mining industries, are increasingly attracting foreign capital.  We currently have competition from international and domestic companies that operate at the national level.  Smaller localized contractors and companies are also competing in their respective regions.  If we are unable to offer competitive prices and obtain contracts, there could be a significant reduction in our revenue.

A downturn in the economy could adversely affect our business, financial condition, results of operations and future prospects.

A generally adverse financial global economy or a regional recession including one in India and/or in China could adversely affect commodity prices and infrastructure build-out in Asia, which in turn could adversely affect our future performance and result in a drop in our stock price.

Our operations are sensitive to weather conditions.

Our business activities in India could be adversely affected by severe weather conditions. Severe weather conditions may require us to evacuate personnel or curtail services and may result in damage to a portion of our fleet of equipment or to our facilities.  This might result in the suspension of operations, and may prevent us from delivering materials to project sites in accordance with contract schedules or generally reduce our productivity.  Difficult working conditions and extremely high temperatures also adversely affect our operations during the summer months and during the monsoon season, which restrict our ability to carry on construction activities and fully utilize our resources.

Depending on the onset of the monsoons, revenue recorded in the first half of our fiscal year, particularly between June through September, is lower than revenue recorded during the second half of our fiscal year.  During periods of curtailed activity, due to adverse weather conditions, we continue to incur operating expenses and build material reserves when possible, temporarily reducing profitability.

We incur costs as a result of operating as a public company. Our management is required to devote substantial time to new compliance initiatives.  Because we report in U.S. GAAP, we may experience delays in closing our books and records in India, and delays in the preparation of financial statements and related disclosures.

As part of a public company with substantial operations, we are experiencing an increase in legal, accounting and other expenses.  In addition, the Sarbanes-Oxley Act of 2002 and new rules implemented by the SEC and the NYSE Amex have imposed various requirements on public companies, including requiring changes in corporate governance practices.  Our management and other personnel need to devote a substantial amount of time to these compliance initiatives.  We have completed the testing of internal controls in all our subsidiaries.  We expect to carry out the evaluations and install improved systems and processes as required. However, we cannot be certain as to the timing or completion of the remediation actions, or their impact on our operations. Furthermore, it is difficult to hire personnel in India who are familiar with U.S. GAAP.  However, we have hired several competent consultants to help review our internal reporting and disclosures, and to train our Indian staff in SEC reporting and U.S. GAAP.  We do not foresee a problem other than the time required to adequately complete the training and to implement the improved processes.

The audit report provided by Yoganandh and Ram (Y&R) will require a review by a U.S. firm.

While our audit firm, Yoganandh & Ram, is registered with the U.S. Public Company Accounting Oversight Board (the “PCAOB”), the SEC requires that the audits conducted by Yoganandh & Ram be reviewed by another PCAOB registered firm.  If the review identifies changes to an audit, we will be required to amend our annual report as filed on Form 10-K incorporating the audited financial statements.  During the year, the PCAOB conducted an inspection of Yoganandh & Ram. One result of the inspection is an expected increase in our auditing expense.

If we fail to repay outstanding notes, we may be required to issue additional shares of common stock to the noteholders and our ability to obtain additional credit may be adversely affected.

We have two outstanding promissory notes in the principal amount of $2.1 million and $2.0 million, respectively held by investors.  These notes bear no interest and became due and payable on October 4, 2010 and October 16, 2010 respectively or earlier upon a change in control of the Company or an event of default as set forth in the notes.  We did not pay these notes when due.   If we are unable to repay these notes within 30 days of their respective initial due dates, we will be required to issue 200,000 shares of our common stock to each of the holders of the notes for no additional consideration. In addition, the inability to repay these notes in a timely fashion may adversely affect our credit rating and impede our access to additional credit.

The Company has warrants outstanding, which could dilute the number of shares outstanding.

At the time the warrants are exercised, the Company will get the exercise price, unless the exercise is cashless.   In either case, such an exercise will also increase the number of shares outstanding.  This may adversely affect the share price as the supply of shares eligible for sale in the public market will increase.  The increased number of shares offered for sale in the public market may exceed the public demand to buy shares at a given market price resulting in the market price adjusting downward.

Although we are required to use our best efforts to have an effective registration statement covering the issuance of the shares underlying the public warrants at the time that our warrant holders exercise their public warrants, we cannot guarantee that a registration statement will be effective, in which case our warrant holders may not be able to exercise our public warrants and such warrants may expire worthless.

Holders of our public warrants will be able to exercise the warrants only if a current registration statement under the Securities Act of 1933 relating to the shares of our common stock underlying the warrants is then effective. Although we have undertaken in the warrant agreement, and therefore have a contractual obligation, to use our best efforts to maintain a current registration statement covering the shares underlying the public warrants to the extent required by federal securities laws, and we intend to comply with such undertaking, with such a registration statement currently effective, we cannot assure you that we will be able to do so. In no event shall we be liable for, or any registered holder of any warrant be entitled to receive, (a) physical settlement in securities unless the conditions and requirements set forth in the warrant agreement have been satisfied, or (b) any net-cash settlement or other consideration in lieu of physical settlement in securities. The value of the public warrants may be greatly reduced if a registration statement covering the shares issuable upon the exercise of the warrants is not kept current. Such warrants may even expire worthless.

Because the warrants sold in the private placements were originally issued pursuant to an exemption from registration requirements under the federal securities laws, the holders of the warrants sold in the private placement will be able to exercise their warrants even if, at the time of exercise, a prospectus relating to the common stock issuable upon exercise of such warrants is not current. As a result, the holders of the warrants purchased in the private placements will not have any restrictions with respect to the exercise of their warrants. As described above, the holders of the public warrants will not be able to exercise them unless we have a current registration statement covering the shares issuable upon their exercise.

If equity research analysts do not publish research or reports about our business, or if they issue unfavorable commentary or downgrade our common stock, then the price of our common stock could decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about our business and us. We do not control these analysts. The price of our stock could decline if one or more equity analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about our business or us.

We do not currently intend to pay dividends, which may limit the return on your investment in us.

We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

If our common stock were delisted and determined to be a “penny stock,” a broker-dealer may find it more difficult to trade our common stock and an investor may find it more difficult to acquire or dispose of our common stock in the secondary market.

If we failed to comply with the NYSE continued listing standards and our common stock were removed from listing with the NYSE Amex, it may be subject to the so-called “penny stock” rules. The SEC has adopted regulations that define a penny stock to be any equity security that has a market price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange. For any transaction involving a penny stock, unless exempt, the rules impose additional sales practice requirements on broker-dealers, subject to certain exceptions. If our common stock were delisted and determined to be a penny stock, a broker-dealer may find it more difficult to trade our common stock and an investor may find it more difficult to acquire or dispose of our common stock on the secondary market. Investors in penny stocks should be prepared for the possibility that they may lose their whole investment.

Because the warrants being sold in this offering may not be listed on an exchange, they may be determined to be a “penny stock,” a broker-dealer may find it more difficult to trade these warrants and an investor may find it more difficult to acquire or dispose of these warrants in the secondary market.

We have applied to have the warrants offered hereunder listed on the NYSE Amex.  If we are unable to list the warrants on the NYSE or another exchange, the warrants you purchase may be subject to the so-called “penny stock” rules. The SEC has adopted regulations that define a penny stock to be any equity security that has a market or exercise price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange. For any transaction involving a penny stock, unless exempt, the rules impose additional sales practice requirements on broker-dealers, subject to certain exceptions. If the warrants being offered hereunder were determined to be a penny stock, a broker-dealer may find it more difficult to trade the warrants and an investor may find it more difficult to acquire or dispose of the warrants on the secondary market. Investors in penny stocks should be prepared for the possibility that they may lose their whole investment.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “should,” “believes,” “expects,” “intends,” “anticipates,” “thinks,” “plans,” “estimates,” “seeks,” “predicts,” “potential” or similar words or the negative of these words or other variations on these words or comparable terminology. You should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or financial conditions or state or other forward looking information.

While we believe it is important to communicate our expectations to our stockholders, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors and cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in our forward-looking statements, including among other things:

•	Competition in the road building sector.

•	Legislation by the government of India.

•	General economic conditions and the Indian growth rates.

•	Our ability to win licenses, contracts and execute.

You should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operations.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

All forward-looking statements included herein attributable to us or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

Before you decide to invest in our securities, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this prospectus could have a material adverse effect on us.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of securities offered in this prospectus for general corporate purposes, which may include the development and commercialization of our product candidates, repayment of indebtedness, and the acquisitions of businesses, products, technologies or licenses that are complementary to our business.  We are contractually required to use 40% of the net proceeds of this offering in excess of $500 thousand to repay two outstanding promissory notes in the principal amount of $2.1 million and $2.0 million, respectively (the “Investor Notes”).   The Investor Notes bear no interest and became due and payable on October 4, 2010 and October 16, 2010 respectively. Both notes are currently still outstanding.   The proceeds of the Investor Notes were used for general working capital purposes, primarily for our iron ore export business in the case of the $2.0 million note.  We intend to repay the outstanding Investor Notes in full and to use the balance of the proceeds for working capital for our iron ore and rock aggregate businesses, operating expenses and other general corporate purposes.  We currently estimate that if we receive net proceeds of less than $10.0 million we will allocate the funds remaining after repayment of the contractually required amount of the Investor Notes roughly evenly between the iron ore and rock aggregate businesses and if we receive net proceeds of $10.0 million or more we will allocate slightly more of the remaining proceeds to the rock aggregate business than to the amount allocated to the iron ore business.  We may also use the balance of the proceeds to further repay outstanding indebtedness, although we do not currently expect to do so.  We reserve the right to change the use of proceeds (other than the contractually obligated debt repayment) as a result of certain contingencies, such as the amount of funds raised in the offering and the extent to which we determine that we require additional funding for any of our businesses. Accordingly, our management will have broad discretion in the application of the net proceeds of this offering.

DIVIDEND POLICY

We have not paid any cash dividends on its common stock to date.  It is the present intention of the board of directors to retain all earnings, if any, for use in the business operations, and consequently, the board does not anticipate declaring any dividends in the foreseeable future.  The payment of any dividends will be with the discretion of the board of directors and will be contingent upon our financial condition, results of operations, capital requirements and other factors our board deems relevant.

MARKET PRICE OF OUR COMMON STOCK, WARRANTS AND UNITS

The following table shows, for the last eight fiscal quarters, the high and low closing prices per share of the Common Stock, Warrants and Units as quoted on the NYSE Amex:

	Common Stock		Warrants		Units
Quarter Ended	High	Low	High	Low	High	Low
December 31, 2008	$4.78	$0.70	$0.53	$0.01	$5.75	$0.01
March 31, 2009	$1.10	$0.33	$0.13	$0.02	$1.07	$0.40
June 30, 2009	$1.25	$1.12	$0.06	$0.06	$1.80	$1.02
September 30, 2009	$1.86	$0.88	$0.20	$0.05	$2.32	$1.00
December 31, 2009	$2.20	$1.33	$0.22	$0.04	$2.50	$1.34
March 31, 2010	$1.67	$1.17	$0.13	$0.03	$1.41	$1.20
June 30, 2010	$1.02	$0.88	$0.1199	$0.025	$2.45	$1.06
September 30, 2010	$1.22	$0.58	$0.05	$0.0101	$1.32	$0.85

A recent reported closing price for our common stock, warrants and units is set forth on the cover page of this prospectus. Continental Stock Transfer & Trust Company is the transfer agent and registrar for our common stock. As of June 30, 2010, we had 3,271 holders of record of our common stock, 173 holders of record of our units and 2,054 holders of record of our warrants.

PLAN OF DISTRIBUTION

We are offering shares of common stock, $0.0001 par value, and warrants to purchase shares of common stock.  The common stock is being offered and sold at a price of $_____ per share. Purchasers of our common stock will automatically receive a warrant to purchase 1 share of common stock for each 3 shares of common stock that they purchase in this offering. The terms of the warrants are described below under the caption “Description of Warrants.” Pursuant to a Placement Agency Agreement, we have engaged Source Capital Group, Inc. and Boenning & Scattergood, Inc. to act as our exclusive co-placement agents on a best efforts basis. The placement agents are not purchasing any securities pursuant to this prospectus, nor are they required to sell any specific number or dollar amount of the securities offered hereby but they have agreed to use their best efforts to arrange for the sale of all of the securities in this offering. There can be no assurance that we will sell the entire amount of shares of common stock and warrants offered pursuant to this prospectus.

Confirmations and definitive prospectuses will be delivered, or otherwise made available, to all purchasers who agree to purchase shares of common stock and warrants, informing purchasers of the closing date as to such shares of common stock and warrants. All funds we receive from purchasers will be placed in a non-interest-bearing escrow account with Continental Stock Transfer & Trust Company, Inc. which we refer to as the escrow agent. We currently anticipate the closing of the sale of the common stock and warrants on or about _____ __, 2010.  Purchasers will also be informed of the date and manner in which they must transmit the purchase price for their common stock and warrants.

On such closing date, the following will occur:

•	we will receive from escrow funds in the amount of the aggregate purchase price of the securities being sold by us on such closing date;
•	we will deliver the shares of common stock being sold on such closing date in book-entry form and the warrants being sold on such closing date in certificate form; and

•	we will pay the placement agents, a placement agent fee in accordance with the terms of our Placement Agency Agreement.

We have agreed to pay the placement agents a cash fee equal to 7% of the gross proceeds of the offering, provided that the cash fee shall be reduced to 2% for sales to certain investors identified by us.

The estimated offering expenses payable by us, in addition to the placement agents’ fees, are approximately $156 thousand, which include legal, accounting and printing costs and various other fees associated with registering the common stock and warrants and listing the common stock.  We have made payments totaling $10 thousand to the placement agents as an advance against such cash fee. In case of termination of the placement agents' engagement, all or a portion of such advance will be returned to us to the extent costs or expenses were not actually incurred by the placement agent. The placement agents shall otherwise pay their own legal and marketing expenses connected with the offering.

The following table sets forth the cash fee to be paid to the placement agents for this offering on a per share of common stock and warrant basis and assuming all of the common stock and warrants offered pursuant to this prospectus are sold at closing and that the maximum fee is paid for the sale of each share of common stock and warrant.

	Per Share of Common Stock and Warrant	Maximum Total
Placement Agents’ Fees	$	$

We are offering pursuant to this prospectus up to 7,500,000 shares of our common stock and warrants to purchase up to 2,500,000 shares of our common stock, but there can be no assurance that the offering will be fully subscribed. Accordingly, we may sell substantially less than 7,500,000 shares of our common stock and warrants to purchase up to 2,500,000 shares of our common stock, in which case our net proceeds would be substantially reduced and the total placement agent fees may be substantially less than the maximum total set forth above.  We are also offering pursuant to this prospectus up to 2,500,000 shares of our common stock which may be purchased upon exercise of the warrants being sold in this offering.

We have agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended or the Securities Act. We may also be required to contribute to payments the placement agents may be required to make in respect of such liabilities.

The placement agents may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act and any commission received by them and any profit realized on the resale of the securities sold by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As underwriters, the placement agents would be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants to purchase shares of common stock by the placement agents. Under these rules and regulations, the placement agents may not engage in any stabilization activity in connection with our securities; and may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

The placement agents may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of its business, but we have no present arrangements or understandings to do so.

The transfer agent for our common stock is Continental Stock Transfer & Trust Company. They will also act as transfer agent and warrant agent for the warrants being offered hereby.

Our common stock is traded on the NYSE Amex under the symbol “IGC.” The warrants being offered hereby are a different class of warrant that our warrants currently traded on the NYSE Amex under the symbol “IGC.WS.”  We have applied to have the warrants offered hereunder listed on the NYSE Amex. Assuming that the warrants offered hereunder are listed on the NYSE Amex, the warrants will be listed under the symbol IGC__ on or promptly after the date of this prospectus. We cannot assure you that the warrants offered hereunder will be listed or will continue to be listed on the NYSE Amex.

Pursuant to the terms of the warrants offered hereunder, the up to 2,500,000 shares of common stock issuable upon exercise of the warrants will be distributed to those warrant holders who surrender the certificates representing the warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company.

MANAGEMENT’S
DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and notes thereto included in this prospectus. Except for the historical information contained herein, the discussion in this prospectus contains certain forward-looking statements that involve risk and uncertainties, such as statements of the Company’s plans, objectives, expectations and intentions as of the date of this filing. The cautionary statements made in this document should be read as being applicable to all related forward-looking statements wherever they appear in this document. The Company’s actual results could differ materially from those discussed here. Factors that could cause differences include those discussed in the “Risk Factors” section as well as discussed elsewhere herein.

Overview

In response to India’s rapidly expanding economy, our primary focus is to execute infrastructure projects through our subsidiaries such as constructing interstate highways, rural roads, mining and quarrying, and construction of high temperature cement and steel plants.

IGC, a Maryland corporation was organized on April 29, 2005 as a blank check company for the purpose of acquiring one or more businesses with operations primarily in India through a merger, capital stock exchange, asset acquisition or other similar business combination or acquisition. The operations of IGC are based in India. IGC owns 100% of a subsidiary in Mauritius called IGC-Mauritius (IGC-M).  This company in turn operates through five subsidiaries in India.   We own twenty two (22.3%) percent of Sricon Infrastructure Private Limited (“Sricon”) and seventy seven (77%) percent of Techni Bharathi, Limited (“TBL”).  We also beneficially own one hundred percent of IGC India Mining and Trading, Private Limited, IGC Logistic, Private Limited, and IGC Materials, Private Limited.  Operating as a fully integrated infrastructure company, IGC, through its subsidiaries, has expertise in road building, mining and quarrying and engineering of high temperature plants. The Company’s medium term plans are to expand each of these core competencies while offering an integrated suite of service offerings to our customers.

The financial statements provided after the date of deconsolidation (October 1, 2009) are the consolidated statements of IGC, which include IGC-M and our other subsidiaries.   Accordingly, the financial statements provided prior to the date of deconsolidation (October 1, 2009) are the consolidated statements of IGC, which include IGC-M, Sricon, TBL and our other subsidiaries.  However, historical description of our business for periods and dates prior to March 7, 2008 (Acquisition Date) include information on Sricon and TBL. The consolidated financial statements of our business for periods prior to March 7, 2008 (acquisition date) do not include information on Sricon and TBL.

On February 19, 2009 IGC-M beneficially purchased 100% of IGC Mining and Trading, Limited based in Chennai India.  On July 4, 2009 IGC-M beneficially purchased 100% of IGC Materials, Private Limited, and 100% of IGC Logistics, Private Limited.  Both these companies are based in Nagpur, India. Indian IGC Materials, Private Limited (IGC-MPL) and IGC Logistics, Private Limited (IGC-LPL), is also involved in the building of rock quarries, the export of iron ore and the transport of materials.

As stated above, IGC divested part of its interest in Sricon effective October 1, 2009.  Its ownership share of Sricon effective October 1, 2009 is 22.3% and is considered a non-controlling interest.

The financial statements provided here and going forward are the consolidated statements of IGC, which includes all the aforementioned subsidiaries.

Company Overview

We are a materials and construction company offering a suite of services including: 1) civil construction of roads and highways, 2) the construction and maintenance of high temperature cement and steel plants, 3) operations and supply of rock aggregate and 4) the export of iron ore to China.   Our present and past clients include various Indian government organizations and steel mills in China.   Including our subsidiaries, we have approximately 200 employees and contractors.  We are focused on winning construction contracts, building out rock aggregate quarries and setting up relations and export hubs for the export of iron ore to China.

Kamal Nath, India’s Minister for Road Transport and Highways, told the Wall Street Journal that he plans to build 20 kilometers of road every day and raise $41 billion in private sector investment in the next three to four years. We believe that these initiatives will continue to be favorable to our business.  Our model is three fold: 1) we bid on construction and engineering contracts which provide us with a backlog which translates into greater revenues and earnings, 2) we are in the process of building rock quarries and selling rock aggregate to the infrastructure industry and 3) we export iron ore to China.  There is seasonality in our business as outdoor construction activity slows down during the Indian monsoons.  The rains typically continue intermittently from June through September.  Our expansion plans include 1) building out 10 rock aggregate quarries to create a one-stop shop for rock aggregate (a business not prevalent in India), 2) obtaining licenses for the mining of iron ore in India (to fill customer orders from China), and 3) win and execute construction contracts.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These items are regularly monitored and analyzed by management for changes in facts and circumstances, and material changes in these estimates could occur in the future. These estimates include, among others, our revenue recognition policies related to the proportional performance and percentage of completion methodologies of revenue recognition of contracts and assessing our goodwill for impairment annually. Changes in estimates are recorded in the period in which they become known. We base our estimates on historical experience and various other assumptions that we believe are reasonable under the circumstances. Actual results will differ and may differ materially from the estimates if past experience or other assumptions do not turn out to be substantially accurate.

Our significant accounting policies are presented within Note 2 to our consolidated financial statements and the following summaries should be read in conjunction with the unaudited consolidated financial statements and the related notes included in this prospectus. While all accounting policies impact the financial statements, certain policies may be viewed as critical. Critical accounting policies are those that are both most important to the portrayal of financial condition and results of operations and that require management’s most subjective or complex judgments and estimates. Our management believes the policies that fall within this category are the policies on revenue recognition, accounting for stock-based compensation, goodwill and income taxes.

Revenue Recognition

The majority of the revenue recognized for the year ended March 31, 2010 and the three month period ended June 30, 2010 was derived from the Company’s subsidiaries and as follows:

Revenue is recognized when persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collectability is reasonably assured. In Government contracting, we recognize revenue when a Government consultant verifies and certifies an invoice for payment.

Revenue from sale of goods is recognized when substantial risks and rewards of ownership are transferred to the buyer under the terms of the contract.

Revenue from construction/project related activity and contracts for supply/commissioning of complex plant and equipment is recognized as follows:

•	Cost plus contracts: Contract revenue is determined by adding the aggregate cost plus proportionate margin as agreed with the customer and expected to be realized.
•
Fixed price contracts: Contract revenue is recognized using the percentage completion method. Percentage of completion is determined as a proportion of cost incurred-to-date to the total estimated contract cost. Changes in estimates for revenues, costs to complete and profit margins are recognized in the period in which they are reasonably determinable.

Full provision is made for any loss in the period in which it is foreseen.

Revenue from property development activity is recognized when all significant risks and rewards of ownership in the land and/or building are transferred to the customer and a reasonable expectation of collection of the sale consideration from the customer exists.

Revenue from service related activities and miscellaneous other contracts are recognized when the service is rendered using the proportionate completion method or completed service contract method.

Employee Stock Options or Share Based Payments

We grant options to purchase our common stock and award restricted stock to our employees and directors under our equity incentive plans. The benefits provided under these plans are share-based payments subject to the provisions of FASB ASC 718 (Previously referred to as FAS 123R), Accounting for Stock Options and Other Stock Based Compensation.  Under FASB ASC 718, we use the fair value method with modified prospective application, which provides for certain changes to the method for valuing share-based compensation.  Share-based compensation expense recognized under FASB ASC 718 for the year ended March 31, 2010 was $130,407.  At March 31, 2010, total unrecognized estimated compensation expense related to non-vested awards granted prior to that date was zero.   No stock based compensation was awarded during the 3 month period ended June 30, 2010.  As of June 30, 2010, the Company has granted an aggregate of 78,820 shares of common stock and 1,413,000 stock options, to its directors and employees.   The options vested immediately.  The exercise price of the options was $1.00 per share, and the options will expire on May 13, 2014.  The fair value of the stock was $39,410 on the date of grant and the fair value of the stock options was $90,997.  No share-based compensation was recognized for the three month period ended June 30, 2010.  As of June 30, 2010, 531,795 options remain issuable under the 2008 Omnibus Plan.

As a result of FASB ASC 718, we estimate the value of share-based awards on the date of grant using a Black-Scholes option-pricing model.  The determination of the fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate, and expected dividends.

If factors change and we employ different assumptions in the application of FASB ASC 718 during future periods, the compensation expense that we record under FASB ASC 718 may differ significantly from what we have recorded in the current period. Therefore, we believe it is important for investors to be aware of the high degree of subjectivity involved when using option-pricing models to estimate share-based compensation under FASB ASC 718. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions, are fully transferable and do not cause dilution. Because our share-based payments have characteristics significantly different from those of freely traded options, and because changes in the subjective input assumptions can materially affect our estimates of fair values, in our opinion, existing valuation models, including the Black-Scholes Option Pricing model, may not provide reliable measures of the fair values of our share-based compensation. Consequently, there is a risk that our estimates of the fair values of our share-based compensation awards on the grant dates may bear little resemblance to the intrinsic values realized upon the exercise, expiration, cancellation, or forfeiture of those share-based payments in the future. Certain share-based payments, such as employee stock options, may expire worthless or otherwise result in zero intrinsic value as compared to the fair values originally estimated on the grant date and expensed in our financial statements. Alternatively, value may be realized from these instruments that are significantly in excess of the fair values originally estimated on the grant date and expensed in our financial statements. There currently is neither a market-based mechanism nor other practical application to verify the reliability and accuracy of the estimates stemming from these valuation models, nor a way to compare and adjust the estimates to actual values. Although the fair value of employee share-based awards is determined in accordance with FASB ASC 718 using a qualified option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction. Estimates of share-based compensation expenses are significant to our financial statements, but these expenses are based on the aforementioned option valuation model and will never result in the payment of cash by us.

Theoretical valuation models and market-based methods are evolving and may result in lower or higher fair value estimates for share-based compensation. The timing, readiness, adoption, general acceptance, reliability, and testing of these methods is uncertain. Sophisticated mathematical models may require voluminous historical information, modeling expertise, financial analyses, correlation analyses, integrated software and databases, consulting fees, customization, and testing for adequacy of internal controls.

For purposes of estimating the fair value of stock options granted during the year ended March 31, 2010 using the Black-Scholes model, we used the historical volatility of our stock for the expected volatility assumption input to the Black-Scholes model, consistent with the guidance in FASB ASC 718. The risk-free interest rate is based on the risk-free zero-coupon rate for a period consistent with the expected option term at the time of grant. We do not currently pay nor do we anticipate paying dividends, but we are required to assume a dividend yield as an input to the Black-Scholes model. As such, we use a zero dividend rate. The expected option term is estimated using both historical term measures and projected termination estimates.

Goodwill

We account for goodwill in accordance with FASB ASC 350 (Previously referred to as SFAS No. 132), “Goodwill and Other Intangible Assets”. FASB ASC 350 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under the non-amortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment at least annually and written down and charged to operations only in the periods in which the recorded value of goodwill and certain intangibles exceeds its fair value. We have elected to perform our annual impairment test in the fourth quarter of each calendar year. An interim goodwill impairment test would be performed if an event occurs or circumstances change between annual tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For purposes of performing the goodwill impairment test, we concluded there is one reporting unit.

In the fourth quarter of our 2010 fiscal year, we performed our annual test for goodwill and investment impairment and determined that our goodwill, and investment in Sricon, was not impaired.

 Accounting for Income Taxes

In connection with preparing our financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves the assessment of our net operating loss carry forwards and credits, as well as estimating the actual current tax liability together with assessing temporary differences resulting from differing treatment of items, such as reserves and accrued  liabilities, for tax and accounting purposes. We then assess the likelihood that deferred tax assets will be recovered from future taxable income, and to the extent we believe that recovery is not likely, we must establish a valuation allowance. We expect to realize our deferred tax assets as we expect to generate revenue and profit at the parent level through service fees charged to the subsidiaries and ore contracts obtained at the parent level.  The IGC parent expects to realize sufficient earnings and profits to utilize deferred tax assets as it begins 1) invoicing its subsidiaries for services and 2) establishes iron ore sales contracts with customers in China and other countries.   Recently, the IGC parent reported contracts for the supply of around $200 million of iron ore to customers in China. We have therefore not provided an allowance against the deferred tax asset.

Results of Operations

Three Months Ended June 30, 2010 Compared to Three Months Ended June 30, 2009

Revenue - Total revenue was $1.12 million for the three months ended June 30, 2010, as compared to $2.72 million for the three months ended June 30, 2009.  The revenue reported in June 2010 does not include Sricon revenue, due to the deconsolidation of Sricon effective October 1, 2009.  The revenue reported in June 2009 however, includes revenue from Sricon.  Eliminating the Sricon revenue in order to make these comparable, the Company remained flat on the top line for the three months ended June 30, 2010 as compared to June 30, 2009.

Cost of Revenue - Cost of revenue consists primarily of compensation and related fringe benefits for project-related personnel, department management and all other dedicated project related costs and indirect costs.  It also includes the cost associated with buying raw materials.  Cost of revenue for the three months ended June 30, 2010 was $0.98 million compared to $1.79 million for the three months ended June 30, 2009.  As a percentage of revenue, the cost of revenue increased, primarily because the Company has contracts for rock aggregate and iron ore that it is filling before its quarries become fully operational.  This practice will continue till our quarries and ore mines are fully functional.  At that point, we will fill orders for infrastructure materials from a much-improved cost basis.   In the mean time our strategy is to gain market share, establish our brand, and expand the customer base.

Selling, General and Administrative - Selling, general and administrative expenses were $0.58 million for the three months ended June 30, 2010 compared to $0.73 million for the three months ended June 30, 2009.

Operating Income (loss) - In the three months ended June 30, 2010, operating loss was $ $0.53 million compared to an operating loss of $0.008 million for the three months ended June 30, 2009.  The operating loss in the three months ended June 30, 2010, stem partly due to a decrease in revenue on account of de-consolidation of Sricon and largely due to increased costs incurred during the initial phases of the quarry. We expect operating income to increase as our revenue ramps up and our quarries become operational.

Early extinguishment of debt, interest expense, and amortization of debt discount –The interest expense and amortization of debt discount for the three months ended June 30, 2010 was $0.39 million compared to $0.41 million for the three months ended June 30, 2009.  The interest expense and amortization of debt discount are for $5.11 million of short and long term debt.  The annual effective rate of interest is 34%, albeit much of it non-cash.  If the Company raises equity and pays of some of the loans, it can potentially save around $0.4 million per quarter, or $1.6 million a year, which would increase our bottom line substantially.

Income tax benefit/(expense) – The provision for income taxes resulted in a tax benefit of $0.42 million in the three months period ended June 30, 2010 compared to tax expense of $0.11 million for the same period in 2009.  The decrease in income expense was primarily due to timing differences and tax attributes related to deferred interest expense, NOL’s and foreign tax credits. As stated in our recently filed 10-K, a valuation allowance is not taken because of $200 million in new contracts over 5 years commencing in fiscal year 2011.  We believe that newly acquired contracts will generate sufficient taxable income to utilize our tax assets recorded as of June 30, 2010.   Refer to our recently filed 10-K for more details on utilization of tax assets.

Consolidated Net Income (loss) – Consolidated Net loss for the three months ended June 30, 2010 was $0.59 million compared to a consolidated net loss of $0.54 million for the three months ended June 30, 2009.

Cash, cash equivalents, restricted cash and working capital – As on June 30, 2010 the company had $2.48 million of cash, cash equivalents and restricted cash.  Restricted cash is cash in a fixed deposit used to secure a bank guarantee.  As of June 30, 2010, the Company had approximately $3.44 million as working capital.

Liquidity and Capital Resources

This liquidity and capital resources discussion compares the consolidated company results for the three month periods ended June 30, 2010 and 2009.

Cash used for operating activities from continuing operations is our net loss adjusted for certain non-cash items and changes in operating assets and liabilities. During the three months ended June 30, 2010, cash used for operating activities was $0.74 million compared to cash used for operating activities of $0.47 million during the three months ended June 30, 2009. The uses of cash in the three months ended June 30, 2010 relate primarily to the payment of general operating expenses of our subsidiary companies.  The large change is due to a decrease in business volume and significant expenditure incurred in relation to a new quarry which is not yet fully functional.

During the three months ended June 30, 2010, investing activities from continuing operations provided $0.07 million of cash as compared to $0.24 million used during the comparable period in 2009. The inflow of cash was primarily due to release of restricted cash during the three months partially offset by investments in joint ventures during the same period.

Financing cash flows from continuing operations consist primarily of transactions related to our debt and equity structure. During the three months ended June 30, 2010 financing activities provided approximately $0.45 million, compared to cash used of approximately $0.33 million during the comparable period in 2009.  The cash generated from financing activity during the current period is primarily on account of issuance of common stock.

Our future liquidity needs will depend on, among other factors, stability of construction costs, interest rates, and a continued increase in infrastructure contracts in India. We believe that our current cash balances and anticipated operating cash flow will be sufficient to fund our normal operating requirements for at least the next 12 months. However, we may seek to secure additional capital to fund further growth of our business, or the repayment of debt, in the near term.

Fiscal year ended March 31, 2010 compared to fiscal year ended March 31, 2009

The following table presents an overview of our results of operations for the fiscal years ended March 31, 2010 and 2009:

	Year ended March 31,
	2010	2009	Change	Percentage
Revenues	17,897,826	35,338,725	(17,440,899)	-49.35%
Cost of revenues	(15,671,840)	(27,179,494)	11,507,654	-42.34%
Gross profit	2,225,986	8,159,231	(5,933,245)	-72.72%
Selling, General and Administrative expenses	(5,614,673)	(4,977,815)	(636,858)	12.79%
Depreciation	(603,153)	(873,022)	269,869	-30.91%
Operating income (loss)	(3,991,840)	2,308,394	(6,300,234)	-272.93%
Interest expense	(1,221,466)	(1,753,951)	532,485	-30.36%
Amortization of debt discount	(356,436)	-	(356,436)	-
Interest Income	210,097	1,176,017	(965,920)	-82.13%
Other Income	281,782	-	281,782	-
Loss on dilution of stake in Sricon	(2,856,088)	-	(2,856,088)	-
Equity in earnings of affiliates	16,446	-	16,446	-
Income before income taxes and minority interest	(7,917,505)	1,730,460	(9,647,965)	-557.54%
Income taxes	3,109,704	(1,535,087)	4,644,791	-302.58%
Income after income taxes	(4,807,801)	195,373	(5,003,174)

Revenue - Total revenue is $17.90 million for the year ended March 31, 2010, as compared to $35.34 million for the year ended March 31, 2009.  In the current year, we have de-consolidated one of our subsidiaries, Sricon effective October 1, 2009 due to our decreased ownership in Sricon as described above. As a result, the revenue for the current year does not include revenue from Sricon for a period of six months. The revenue from Sricon for the previous year was $32.26 million as compared to $3.1 million for the six months ended September 30, 2009. The lower revenue from Sricon for the six months ended September 30, 2009 is because of decreasing customer contracts as a result of the financial turmoil. However, this decrease in revenue was partially offset by an increase in revenue from our materials and construction business amounting to $9.91 million.

Cost of Revenue - Cost of revenue consists primarily of compensation and related fringe benefits for project-related personnel, department management, and all other dedicated project related costs and indirect costs. Cost of revenue for the year ended March 31, 2010 decreased by $11.51 million, compared to the year ended March 31, 2009.  This decrease is substantially in line with the decrease in revenue as explained above.

Gross profit – Our gross profit decreased by $5.93 million or 72.72%, to $2.23 million for the year ended March 31, 2010 as compared to $8.16 million for the year ended March 31, 2009. The principal reason for the decrease in gross profit during the year ended March 31, 2010 as compared to the previous year was the reduction in revenue during the year as explained above. As a percentage of revenue, gross profit margin was 12.44% and 23.08% for the years ended March 31, 2010 and 2009, respectively. The principal reason for our decrease in gross profit margin during the year ended March 31, 2010, as compared to the previous year, was the reduction in revenue during the year. Even though a significant part of the costs associated with revenue also decreased in line with revenue, we had some fixed costs which did not reduce proportionately leading to a decline in our gross profit margin.

Selling, General and Administrative expenses – These consist primarily of employee-related expenses, professional fees, other corporate expenses, and allocated overhead. Selling, general and administrative expenses were $5.61 million for the year ended March 31, 2010 compared to $4.98 million for the year ended March 31, 2009. The primary reason for an increase in selling, general and administrative expenses was the write-off of certain acquisition related consulting expenses amounting to $1.85 million that was deferred in the previous year. The early extinguishment of debt also resulted in a one-time charge of about $0.59 million which is included in the selling, general and administrative expense. This increase was partially offset by a decrease resulting from the de-consolidation of Sricon with effect from October 1, 2009 in the current year.

Depreciation – The decrease in depreciation during the year relates primarily to the de-consolidation of Sricon. Depreciation expense relating to Sricon for the period after September 30, 2009 is not part of the depreciation expense in the consolidated statement of operations.

Income from operations - Income from operations decreased from $2.31 million for the year ended March 31, 2009 to a loss of $3.99 million for the year ended March 31, 2010, a decrease of $6.38 million. This decrease in income from operations resulted primarily from lower gross profit and increased one-time expenses such as the acquisition consulting expense and the loss on extinguishment of debt.

Interest expense and amortization of debt discount – The interest expense and amortization of debt discount for the year ended March 31, 2010 was $1.58 million as compared to $1.75 million for the year ended March 31, 2009.  Further interest expense for the current year also includes $0.88 million relating to the interest accrued on new debt taken during the year and the interest on the debt extinguished and renewed on substantially new terms during the year. The interest expense for the current year primarily includes $0.36 million relating to the amortization of discount given for the issuance of debt. Other interest expense is primarily from interest on short term borrowings made by the Indian subsidiaries to finance working capital requirements. The annual effective rate of interest is 34%, much of which is non-cash.  If the Company raises equity and pays of some of the short term loans, it can potentially save around $400,000 per quarter, or $1.6 million a year, which would increase our net income substantially.

Interest income – The interest income for the year ended March 31, 2010 was $0.21 million as compared to $1.18 million for the year ended March 31, 2009.

Loss on dilution of stake – The charge for the year ended March 31, 2010 included a significant one-time charge of $2.86 million relating to the deconsolidation of Sricon.  This charge relating to deconsolidation consists of a one-time charge of about $2.10 million, which represents a portion of the other comprehensive income of Sricon that accumulated from the time that IGC acquired 63% of Sricon. This also consists of a one-time loss of $0.76 million as a result of decreasing our ownership from 63% to 22.3% in Sricon and extinguishing the loan of $17.9 million due to Sricon.

Income tax expense – We had income tax benefit of $3.11 million for the year ended March 31, 2010 as compared to an income tax expense of $1.54 million for the year ended March 31, 2009.  The income tax benefit for the current year is net of provision for tax amounting to $0.21 million. The significant reduction in provision for income tax expense is on account of the losses incurred during the current year as opposed to profit in the previous years. The Company continues to pay minimum alternative tax in for some of its Indian subsidiaries in spite of carry-forward losses and tax exemptions in these subsidiaries because of certain tax regulations in India.

The significant increase in deferred tax benefit for the current year is primarily due to the creation of deferred tax assets on the entire net operating losses (including current year losses) and reduction in the valuation allowance. The valuation allowance at March 31, 2010 and 2009 was zero and $108,041, respectively.  The valuation allowance reflects the estimate that it is more likely than not that the net deferred tax assets may not be realized.  The valuation allowance was not increased despite a significant loss for the year ended March 31, 2010.  This was because of the contracts that were executed by us in April and May of 2010 in the amount of $200 million which would accrue over a period of 5 years.  These contracts represent a significant backlog of sales orders.  As a result, it is more likely than not that the net deferred tax assets may be realized over the life of the newly acquired contracts. These contracts are already entered into by us and provide sufficient evidence of the realizibility of our deferred taxes. These contracts are for the supply of iron ore to customers in China. We have conservatively estimated an operating margin of 7% on the delivery of these contracts which is projected to amounts that will realize our deferred tax assets.

	Year ended March 31,
	2010	2009	2008
Past revenue results	$17,897,826	$35,338,725	$2,188,018
Annual Increase in revenue	40,000,000	40,000,000	40,000,000
Percentage increase in revenue	223%	113%	1,828%
Expected operations margin	7%	7%	7%

	Year ended March 31,
	2011	2012	2013
Annual Increase in revenue	$40,000,000	$40,000,000	$40,000,000
Expected operations margin	7%	7%	7%
Expected taxable income	2,352,797	2,819,463	2,819,463
Projected increase in tax expense	799,951	958,618	958,618
Projected foreign tax credits utilized	(544,207)	N/A	N/A
Projected NOL’s utilized	(156,582)	(859,456)	(859,456)
Other deferred assets utilized	(99,162)	(99,162)	(99,162)

	Year ended March 31,
	2014	2015	2016
Annual Increase in revenue	$40,000,000	$40,000,000	$40,000,000
Expected operations margin	7%	7%	7%
Expected taxable income	2,819,463	2,819,463	2,819,463
Projected increase in tax expense	958,618	958,618	958,618
Projected foreign tax credits utilized	N/A	N/A	N/A
Projected NOL’s utilized	(124,018)	N/A	N/A
Other deferred assets utilized	(99,162)	(99,162)	(99,162)

Net loss – The position of the Company changed from a profit of $0.19 million (inclusive of minority interest) for the year ended March 31, 2009 to a loss of $4.81 million for the year ended March 31, 2010. This loss was driven primarily by lower operating profits during the year ended March 31, 2010 and a significant one-time charge on account of dilution of our stake in Sricon.

Impairment of Goodwill – As a result of our annual impairment tests which occurred during the fourth quarter, we have not recorded an impairment adjustment to goodwill.  Factors that influence the analysis include contracts, potential contracts, collection of claims, ability to grow the quarry and ore business, and other factors. While there is an overall liquidity constraint and we require more cash to grow, the market potential for the infrastructure business in India remains strong and unabated.

 Liquidity and Capital Resources

This liquidity and capital resources discussion compares the consolidated company results for the years ended March 31, 2010 and 2009.

Cash used for operating activities from continuing operations is net loss adjusted for certain non-cash items and changes in operating assets and liabilities.  During the year ending March 31, 2010, cash used for operating activities was $2.96 million compared to cash used for operating activities of $8.11 million during the year ended March 31, 2009.  The uses of cash during the year ended March 31, 2010 were primarily for the payment of expenses of our subsidiary companies including expenses incurred for curtailing certain contracts. The uses of cash during the year ended March 31, 2009 were primarily for the payment of general operating expenses of our subsidiary companies, down payments on equipment and one-time expenses related to legal costs associated with the warrant tender offer, increased fund-raising activities, and increased expenses in curtailing contracts.

Cash used for investing activities during the year ended March 31, 2010 amounting to $2.00 million is primarily for the purchase of some of the newly formed subsidiaries of the Company and investments in joint ventures.  During the year ended March 31, 2009, investing activities from continuing operations provided $2.9 million of cash.

During the year ended March 31, 2010, we were able to raise $3.9 million through various sources to fulfill our financing needs. Cash generated through financing activities was primarily from new debt incurred amounting to $2 million, issuance of common stock amounting to $1.83 million, and other short term borrowings in the Indian subsidiaries amounting to $0.35 million. During the year ended March 31, 2009, there was cash financing provided amounting to approximately $0.15 million. We paid off $5.5 million in bank lines and notes outstanding during the year ended March 31, 2009.

Our future liquidity needs will depend on, among other factors, stability of construction costs, interest rates, and a continued increase in infrastructure contracts in India.  We believe that our current cash balances, anticipated operating cash flow, and potential cash from claims are adequate to sustain the Company, but not to fuel rapid growth commensurate with the opportunities before us.   We have and continue to take measures to constrain growth until we have visibility into increased liquidity.  As of now our bank lines in India have been reduced to amounts borrowed and outstanding.  We continue to explore funding sources including negotiated settlement of accounts receivable, settlement of claims, bank lines, equity, convertible debentures, and debt. However, there can be no assurance that we will be able to access additional credit facilities.  Our strategy is to develop businesses that have a very short receivable cycle like the export of ore to China and the sale of rock aggregate and to aggressively collect our outstanding receivables and claims.

Off-balance sheet arrangements

We do not have any investments in special purpose entities or undisclosed borrowings or debt.

Quantitative and Qualitative Disclosure about Market Risks
 The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risks.  Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices, and other market-driven rates or prices.  The disclosures are not meant to be precise indicators of expected future losses, but rather, indicators of reasonably possible losses.  This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures.

Customer Risk

The Company’s customers are the Indian government, state government, private companies, Indian government owned companies and Chinese steel mills and iron ore traders.   Therefore, our business requires that we continue to maintain a pre-qualified status with our clients so we are not disqualified from bidding on future work.  The loss of a significant client may have an adverse effect on the Company.  Disqualification can occur if, for example, we run out of capital to finish contracts that we have undertaken.

Commodity Prices and Vendor Risk

The Company is affected by the availability, cost and quality of raw materials including cement, asphalt, steel, rock aggregate, iron ore and fuel.    The prices and supply of raw materials and fuel depend on factors beyond the control of the Company, including general economic conditions, competition, production levels, transportation costs and import duties.  The Company typically builds contingencies into the contracts, including indexing key commodity prices into escalation clauses.  However, drastic changes in the global markets for raw material and fuel could affect our vendors, which may create disruptions in delivery schedules that could affect our ability to execute contracts in a timely manner.  We are taking steps to mitigate some of this risk by attempting to control the supply and quality of raw materials.    We do not currently hedge commodity prices on capital markets.

Labor Risk

The building boom in India and the Middle East (India, Pakistan, and Bangladesh export labor to the Middle East) had created pressure on the availability of skilled labor like welders, equipment operators, etc.   This has recently changed with the shortage of financial liquidity and falling oil prices.  However, with the expected increase in infrastructure spending, we expect a shortage of skilled labor.

Compliance, Legal and Operational Risks

We operate under regulatory and legal obligations imposed by the Indian governments and U.S. securities regulators.  Those obligations relate, among other things, to the company’s financial reporting, trading activities, capital requirements and the supervision of its employees.   For example, we file our financial statements in three countries under three different Generally Accepted Accounting Standards, (GAAP).  Failure to fulfill legal or regulatory obligations can lead to fines, censure or disqualification of management and/or staff and other measures that could have negative consequences for our activities and financial performance. We are mitigating this risk by hiring local consultants and staff who can manage the compliance in the various jurisdictions in which we operate.  However, the cost of compliance in various jurisdictions could have an impact on our future earnings.

Interest Rate Risk

The infrastructure development industry is one in which leverage plays a large role. A typical contract requires that we furnish an earnest money deposit, a performance guaranty and the ability to discount letters of credit.  Furthermore, most construction contracts demand that we reserve between 7 and 11 percent of contract value in the form of bank guaranties and/or deposits.  Finally, as interest rates rise, our cost of capital increases thus impacting our margins.

Exchange Rate Sensitivity

Our Indian subsidiaries conduct all business in Indian rupees with the exception of foreign equipment that is purchased from the U.S. or Europe.  Exchange rates have an insignificant impact on our financial results.  However, as we convert from Indian rupees to USD and subsequently report in U.S. dollars, we may see an impact on translated revenue and earnings.  Essentially, a stronger USD decreases our reported earnings and a weakening USD increases our reported earnings.

Recently Adopted Accounting Pronouncements

In December 2007, the FASB issued ASC 810-10-65 “Consolidation — Transition and Open Effective Date Information” (previously referred to as SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”). ASC 810-10 establishes accounting and reporting standards for a non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. ASC 810-10-65 establishes accounting and reporting standards that require (i) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the consolidated balance sheet within equity, but separate from the parent’s equity, (ii) the amount of consolidated net income attributable to the parent and the non-controlling interest to be clearly identified and presented on the face of the consolidated statements of income, and (iii) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently. Effective April 1, 2009, the Company adopted ASC 810-10-65. See “Consolidated Balance Sheets”, “Consolidated Statements of Income”, “Consolidated Statements of Shareholders’ Equity and Comprehensive Income (Loss)”, and note 2 for information and related disclosures regarding non-controlling interest.

In December 2007, the FASB issued ASC 805 “Business Combinations” (previously referred to as SFAS No. 141 (revised 2007), “Business Combinations”, which was a revision of SFAS No. 141, “Business Combinations”). This Statement establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any non-controlling interest in an acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Effective April 1, 2009, the Company adopted ASC 805 and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

In February 2008, the FASB approved ASC 820-10 “Fair Value Measurements and Disclosures” (previously referred to as FASB Staff Position FAS No.157-2, “Effective Date of FASB statement No. 157” (FSP FAS 157-2), which grants a one-year deferral of SFAS No. 157’s fair-value measurement requirements for non-financial assets and liabilities, except for items that are measured or disclosed at fair value in the financial statements on a recurring basis). Effective April 1, 2009, the Company has adopted ASC 820-10 for non-financial assets and liabilities. The adoption of ASC 820-10 for non-financial assets and liabilities did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

In November 2008, the FASB’s Emerging Issues Task Force reached a consensus on ASC 323-10 “Investments-Equity Method and Joint Ventures” (previously referred to as EITF Issue No. 08-6, “Equity Method Investment Accounting Considerations”). ASC 323-10 continues to account for the initial carrying value of equity method investments on a cost accumulation model, which generally excludes contingent consideration. ASC 323-10 also specifies that other-than-temporary impairment testing by the investor should be performed at the investment level and that a separate impairment assessment of the underlying assets is not required. An impairment charge by the investee should result in an adjustment of the investor’s basis of the impaired asset for the investor’s pro-rata share of such impairment. In addition, ASC 323-10 reached a consensus on how to account for an issuance of shares by an investee that reduces the investor’s ownership share of the investee. An investor should account for such transactions as if it had sold a proportionate share of its investment with any gains or losses recorded through earnings. ASC 323-10 also addresses the accounting for a change in an investment from the equity method to the cost method after adoption of ASC 810-10 (previously referred to as SFAS No. 160). ASC 323-10 affirms existing guidance which requires cessation of the equity method of accounting and application of ASC 320-10 (previously referred to as FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities”), or the cost method under ASC 323-10-35, as appropriate. Effective April 1, 2009, the Company adopted ASC 323-10 and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

In April 2009, the FASB issued ASC 805-20 “Business Combinations — Identifiable Assets and Liabilities, and Any Non-controlling Interest” (previously referred to as FASB Staff Position FAS No. 141R-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (FSP FAS No. 141R-1). ASC 805-20 eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria, in ASC 805 and instead carries forward most of the provisions in FASB Statement No. 141, Business Combinations, for acquired contingencies. ASC 805-20 is effective for contingent assets or contingent liabilities acquired in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Effective April 1, 2009, the Company adopted ASC 805-20 and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

In April 2009, the FASB issued the following three ASCs intended to provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities:

ASC 820-10-65 “Fair Value Measurements and Disclosures — Transition and Open Effective Date Information” (previously referred to as FASB Staff Positions FAS 157-4,  “ Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”) provides additional guidance for estimating fair value in accordance with ASC 820-10 “Fair Value Measurements and Disclosures” (previously referred to as  SFAS No. 157) when the volume and level of activity for the asset or liability have decreased significantly. ASC 820-10-65 also provides guidance on identifying circumstances that indicate a transaction is not orderly. The provisions of ASC 820-10-65 are effective for the Company’s interim period ending on June 30, 2009. Effective April 1, 2009, the Company adopted ASC 820-10-65 and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

ASC 825-10-65 “Financial Instruments - Transition and Open Effective Date Information” (previously referred to as FASB Staff Positions FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”), requires disclosures about the fair value of financial instruments in interim reporting periods of publicly traded companies that were previously only required to be disclosed in annual financial statements. The provisions of ASC 825-10-65 are effective for the Company’s interim period ending on June 30, 2009. Effective April 1, 2009, the Company adopted ASC 825-10-65 and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

ASC 320-10-65 “Investments-Debt and Equity Securities - Transition and Open Effective Date Information” (previously referred to as FASB Staff Positions FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”) amends current other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This ASC does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The provisions of ASC 320-10-65 are effective for the Company’s interim period ending on June 30, 2009. Effective April 1, 2009, the Company adopted ASC 320-10-65 and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

In May 2009, the FASB issued ASC 855-10 “Subsequent events” (previously referred to as SFAS No. 165, “Subsequent Events” (“SFAS 165”)), which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855-10 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. ASC 855-10 is effective for interim and annual periods ending after June 15, 2009. Effective April 1, 2009, the Company adopted ASC 855-10 which only requires additional disclosures and the adoption did not have any impact on its consolidated financial position, results of operations or cash flows. The Company evaluated all events or transactions that occurred after March 31, 2010 up through June 29, 2010. Based on this evaluation, the Company is not aware of any events or transactions that would require recognition or disclosure in the consolidated financial statements.

In June 2009, the FASB issued ASC 105-10 “Generally Accepted Accounting Principles” (previously referred to as SFAS No. 168 “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162”). The FASB Accounting Standards Codification (“Codification”) will be the single source of authoritative nongovernmental U.S. generally accepted accounting principles. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. ASC 105-10 is effective for interim and annual periods ending after September 15, 2009. All existing accounting standards are superseded as described in ASC 105-10. Effective October 1, 2009, the Company adopted ASC 105-10 and the adoption did not have any material impact on its consolidated financial position, results of operations or cash flows. We have included references to the Codification, as appropriate, in these consolidated financial statements.

Recently issued accounting pronouncements

In August 2009, the FASB issued ASU 2009-05 which amends Subtopic 820-10 “Fair Value Measurements and Disclosures” for the fair value measurement of liabilities. ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, an entity is required to measure fair value utilizing one or more of the following techniques (1) a valuation technique that uses the quoted market price of an identical liability or similar liabilities when traded as assets; or (2) another valuation technique that is consistent with the principles of Topic 820, such as a present value technique or a market approach. The provisions of ASU No. 2009-05 are effective for the first reporting period (including the interim periods) beginning after issuance. The provisions of ASU No. 2009-05 will be effective for interim and annual periods beginning after August 27, 2009. The Company is currently evaluating the effect of the provisions of the ASU 2009-05 on the Company’s consolidated financial statements. The Company does not expect the adoption of this guidance to have an impact on its results of operations, financial condition or cash flows.

In October 2009, the FASB issued ASU 2009-13 (EITF No. 08-1) which amends ASC 605-25 “Revenue Recognition—Multiple-Element Arrangements”. ASU 2009-13 amends ASC 605-25 to eliminate the requirement that all undelivered elements have Vendor Specific Objective Evidence (VSOE) or Third Party Evidence (TPE) before an entity can recognize the portion of an overall arrangement fee that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, the overall arrangement fee will be allocated to each element (both delivered and undelivered items) based on their relative estimated selling prices. Application of the “residual method” of allocating an overall arrangement fee between delivered and undelivered elements will no longer be permitted upon adoption of ASU 2009-13. The provisions of ASU 2009-13 will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption will be permitted. The Company is currently evaluating the effect of adoption of the provisions of the ASU 2009-13 on the Company’s consolidated financial Statements. The Company does not expect the adoption of this guidance to have an impact on its results of operations, financial condition or cash flows.

In January 2010, the FASB issued revised guidance on disclosures related to fair value measurements. This guidance requires new disclosures about significant transfers in and out of Level 1 and Level 2 and separate disclosures about purchases, sales, issuances, and settlements with respect to Level 3 measurements. The guidance also clarifies existing fair value disclosures about valuation techniques and inputs used to measure fair value. The new disclosures and clarifications of existing disclosures were effective for us in fiscal 2010, except for the disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements, which will be effective for us in the first quarter of fiscal 2012. The Company is currently evaluating the effect of adoption of the provisions of the ASU 2009-13 on the Company’s consolidated financial Statements. The Company does not expect the adoption of this guidance to have an impact on its results of operations, financial condition or cash flows.

In February 2010, the FASB issued an update to the accounting standard regarding subsequent events. The update requires evaluation of subsequent events through the date financial statements are issued for SEC filers, amends the definition of SEC filer, and changes required disclosures. The new accounting guidance was effective on February 24, 2010 and did not have a material financial impact on our financial statements upon adoption.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

BUSINESS

Background of India Globalization Capital, Inc. (IGC)

IGC, a Maryland corporation, was organized on April 29, 2005 as a blank check company formed for the purpose of acquiring one or more businesses with operations primarily in India through a merger, capital stock exchange, asset acquisition or other similar business combination or acquisition. On March 8, 2006, we completed an initial public offering.  On February 19, 2007, we incorporated India Globalization Capital, Mauritius, Limited (IGC-M), a wholly owned subsidiary, under the laws of Mauritius.  On March 7, 2008, we consummated the acquisition of 63% of the equity of Sricon Infrastructure Private Limited (Sricon) and 77% of the equity of Techni Bharathi Limited (TBL). The shares of the two Indian companies, Sricon and TBL, are held by IGC-M. Most of the shares of Sricon and TBL acquired by IGC were purchased directly from the companies. IGC purchased a portion of the shares from the existing owners of the companies.  The founders and management of Sricon own 78% of Sricon (after giving effect to the deconsolidation described below) and the founders and management of TBL own 23% of TBL.

The acquisitions were accounted for under the purchase method of accounting.  Under this method of accounting, for accounting and financial purposes, IGC-M, Limited was treated as the acquiring entity and Sricon and TBL as the acquired entities.

On February 19, 2009 IGC-M beneficially purchased 100% of IGC Mining and Trading, Limited (IGC-IMT based in Chennai, India).  IGC-IMT was formed on December 16, 2008 as a privately held start-up company engaged in the business of mining and trading.  Its current activity is to operate a shipping hub and export iron ore to China.  On July 4, 2009, IGC-M beneficially purchased 100% of IGC Materials, Private Limited (IGC-MPL based in Nagpur, India), which will conduct IGC’s quarrying business, and 100% of IGC Logistics, Private Limited (IGC-LPL based in Nagpur, India), which will be involved in the transport and delivery of ore, cement, aggregate and other material.   Each of IGC-IMT, IGC-MPL and IGC-LPL were formed by third parties at the behest of IGC-M to facilitate the creation of the subsidiaries, and the purchase price paid for each of IGC-IMT. IGC-MPL and IGC-LPL was equal to the expenses incurred in incorporating the respective entities with no premium paid.  No officer or director of IGC had a financial interest in the subsidiaries at the time of their acquisition by IGC-M.   India Globalization Capital, Inc. (the Registrant, the Company, or we) and its subsidiaries are significantly engaged in one segment, infrastructure construction.

Effective October 1, 2009, we decreased our ownership in Sricon Infrastructure from 63% to 22.3%.   On March 7, 2008 we consummated the Sricon Acquisition by purchasing a 63% interest for about $29 million (based on an exchange rate of 40 INR for $1 USD).  We subsequently borrowed around $17.9 million (based on 40 INR for 1 USD) from Sricon.  Through 2008 and 2009 we expanded our business offerings beyond construction to include a rapidly growing materials business. We have successfully repositioned the company as a materials and construction company; with construction activity in our TBL subsidiary and materials activity in our other subsidiaries.  Rather than continue to owe Sricon $17.9 million, and more importantly, continue to fund two construction companies, we decreased our ownership in Sricon by an amount proportionate to the loan.  The impact of this is that we no longer owe Sricon $17.9 million and our corresponding ownership is a non-controlling interest.  The deconsolidation of Sricon from the balance sheet of IGC, results in shrinking the IGC balance sheet and a one-time charge on the P&L.  Post deconsolidation, earnings and losses from Sricon are accounted for using the equity method of accounting.

IGC’s organizational structure is as follows:

Unless the context requires otherwise, all references in this prospectus to the “Company”, “IGC”, “we”, “our”, and “us” refer to India Globalization Capital, Inc., together with its wholly owned subsidiary IGC-M, its direct and indirect subsidiaries (TBL, IGC-IMT, IGC-MPL and IGC-LPL) and Sricon, in which we hold a non-controlling interest.

Overview

Techni Bharathi Limited (“TBL”) was incorporated as a public (but not listed on the stock exchange) limited company on June 19, 1982 in Cochin, India.  TBL is an engineering and construction company engaged in the execution of civil construction, structural engineering projects and trading.  TBL has a focus in the Indian states of Kerala, Karnataka, Assam and Tamil Nadu. Its present and past clients include various Indian government organizations.

IGC Materials, Private Limited (“IGC-MPL”) and IGC Logistics, Private Limited (“IGC-LPL”) are based in Nagpur India and were incorporated in June 2009.  The two companies focus on infrastructure materials like rock aggregate, bricks, concrete and other building materials, as well as,  logistical support for the transportation of infrastructure materials.  IGC India Mining and Trading (“IGC-IMT”) was incorporated in December 2008 in Chennai, India.   IGC-IMT is focused on the export of iron ore to China. IGC-MPL, IGC-LPL and IGC-IMT are all wholly-owned subsidiaries of IGC-M.

Our approach is to offer services to customers involving construction, as well as, the sale and transportation of materials.

Industry Overview

The CIA 2010 World Fact Book estimated the Indian GDP to be approximately $1.1 trillion in 2009.  According to the World Bank, only fourteen economies including India, Mexico and Australia generated more than $1 Trillion in GDP in 2008. According to the CIA 2010 World Fact Book, India’s growth rates ranged from 6.2% to 9.6% between 2003 and the present.   The current global financial crisis created a liquidity crunch starting in October 2008, which has partially abated. The Financial Times noted that a recent Economic Survey of India projected growth at 8.5% in 2010 and 9% in 2011, second only to that of China.

India’s GDP growth for the fiscal year ending March 31, 2010 was estimated to be about the same as 2009’s growth rate.  The stagnant GDP growth rate was caused by the global financial crisis. However, it does indicate that India has withstood the global downturn better than many nations. The factors contributing to maintaining the relatively high growth included growth in the agriculture and service industries, favorable demographic dynamics (India has a large youth population that exceeds 550 million), the savings rate, and the spending habits of the Indian middle class. Other factors that led to growth include: changing investment patterns, increasing consumerism, healthy business confidence, inflows of foreign investment (India ranks #3 in the A.T. Kearney “FDI Confidence Index” for 2010), and improvements in the Indian banking system.

To sustain India’s fast growing economy, infrastructure investment in India is expected to increase to 9 percent of GDP by 2014, up from 5 percent in 2006-07.  This forecast is based on The Indian Planning Commission’s statement in its annual publication that for the Eleventh Plan period (2007-12), a large investment of approximately $494 billion is required for Infrastructure build-out and modernization.  This industry is one of the largest employers in the country. The construction industry alone employs more than 30 million people.  According to the Business Monitor International (BMI), by 2012, the construction industry’s contribution to India’s GDP is forecasted to be 16.98%.

This ambitious infrastructure development mandate by the Indian Government will require funding.  The Government of India has already raised funds from multi-lateral agencies such as the World Bank and the Asian Development Bank. The India Infrastructure Company was set up to support projects by guaranteeing up to $2.0 billion annually.  In addition, the Indian government has identified public-private partnerships (PPP) as the cornerstone of its infrastructure development policy.  The Indian government is also proactively seeking additional FDI and approval is not required for up to 100% of FDI in most infrastructure areas.  According to Indian Prime Minister, Dr. Manmohan Singh, who spoke recently at a conference on Infrastructure, India needs $1 trillion in Infrastructure spending between fiscal years 2011/2012 and 2016/2017.

The Indian government is also permitting External Commercial Borrowings (ECB’s) as a source of financing Indian companies looking to expand existing capacity and incubation for new startups.   ECB’s  include commercial bank loans, buyers' credit, suppliers' credit, securitized instruments such as floating rate notes and fixed rate bonds, credit from official export credit agencies, and commercial borrowings from private sector multilateral financial institutions such as the International Finance Corporation (Washington, DC), ADB, AFIC, CDC, etc.  National credit policies seek to keep an annual cap or ceiling on access to ECB, consistent with prudent debt management.   These policies encourage a greater emphasis on infrastructure projects in core sectors such as power, oil exploration, telecom, railways, roads and bridges, ports, industrial parks, urban infrastructure, and exporting.

Applicants will be free to raise ECB from any internationally recognized source such as banks, export credit agencies, suppliers of equipment, foreign collaborators, foreign equity-holders, and international capital markets.

ECB can be accessed in two methods, namely, the automatic route and the approval route. The automatic route is primarily for investment in Indian infrastructure, and will not require Reserve Bank of India (RBI) or government approval. The maximum amount of ECB’s under the automatic route raised by an eligible borrower is limited to $500 million during any financial year. The following are additional requirements under the automatic route:

a) ECB up to $20 million or equivalent with minimum average maturity of 3 years.

b) ECB above $20 million and up to $500 million or equivalent with minimum average maturity of 5 years.

Some of the areas where ECB’s are utilized are the National Highway Development Project and the National Maritime Development Program.  In addition, the following represent some of the major infrastructure projects planned for the next five years:

1.	Constructing dedicated freight corridors between Mumbai-Delhi and Ludhiana-Kolkata.
2.	Capacity addition of 485 million metric tons in major ports and 345 million metric tons in minor ports.
3.	Modernization and redevelopment of 21 railway stations.
4.	Developing 16 million hectares through small, medium and large irrigation works.
5.	Modernization and redevelopment of 4 metro and 35 non-metro airports.
6.	Expansion to six-lanes of 6,500 km (4,038 miles) of Golden Quadrilateral and other selected national highways.
7.	Constructing 228,000 miles of new rural roads, while renewing and upgrading the existing 230,000 miles covering 78,304 rural towns

Our operations are subject to certain risks and uncertainties, including among others, dependency on the Indian and Asian economy and government policies, competitively priced raw materials, dependence upon key members of the management team, and increased competition from existing and new entrants.

Our Securities

We have three securities listed on the NYSE Amex: (1) common stock, $.0001 par value (ticker symbol: IGC), (2) redeemable warrants to purchase common stock (ticker symbol: IGC.WS) and (3) units consisting of one share of common stock and two redeemable warrants to purchase common stock (ticker symbol: IGC.U).  The units may be separated into common stock and warrants.  Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.00.  The warrants expire on March 3, 2011, or earlier upon redemption.  The registration statement for the initial public offering was declared effective on March 2, 2006.  The warrants are exercisable and may be exercised by contacting the Company or the transfer agent Continental Stock Transfer & Trust Company.  We have a right to call the warrants, provided the common stock has traded at a closing price of at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given.  If we call the warrants, the holder will either have to redeem the warrants by purchasing the common stock from us for $5.00 or the warrants will expire.

In connection with a registered direct offering of our common stock and warrants to purchase common stock conducted in September 2009 we issued to the investors in the offering warrants (the “New Warrants”) representing the right to purchase, at an exercise price of $1.60 per share, a number of shares of common stock equal to 20% of the number of shares of common stock purchased by the investor in the offering. The sales were made pursuant to a shelf registration statement. The warrants issued to the investors in the offering are exercisable any time on or after the date of issuance for a period of three years from that date. The exercise price and the number of shares subject to the New Warrants are subject to adjustment in the event of stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.  We do not have a right to call the New Warrants.

We have, as of June 30, 2010, 13,394,207 shares of common stock outstanding, warrants to purchase 12,113,922 shares of common stock outstanding and New Warrants to purchase 258,800 shares of common stock outstanding. The Company has also issued 1,413,000 stock options to some of its directors and employees pursuant to a stock option plan all of which are outstanding as at June 30, 2010.

Core Business Competencies

We offer an integrated set of services to our customers based upon several core competencies. This integrated approach provides us with an advantage over our competitors.

Our core business areas include the following:

Highway and heavy construction.

The Indian government has developed a plan to build and modernize Indian infrastructure.  The Wall Street Journal reported on March 23, 2010 that the government plans to double infrastructure spending from $500 billion to $1 trillion.  It will pay for the expansion and construction of rural roads, major highways, airports, seaports, freight corridors, railroads and townships.  A significant number of our customers are engaged in highway and heavy construction.

Mining and quarrying.

As Indian infrastructure modernizes, the demand for raw materials like stone aggregate, coal, ore and similar resources is projected to greatly increase. In 2009, according to the Freedonia Group, India was the third largest stone aggregate market in the world. The report projected that Indian demand for crushed stone would increase to 770 million metric tons in 2013 and 1.08 billion metric tons in 2018. We are in the process of teaming with landowners to build out rock quarries.  In addition we have licenses for the development of rock aggregate quarries.

Our mining and trading activity centers on the export of iron ore to China. India is the fourth largest producer of iron ore.   The Freedonia Group projected in May 2010 that China’s $1.15 trillion construction industry will grow 9.1% every year until 2014. This growth will increase China’s already large demand for steel. China is expected to produce 600 million metric tons of steel in 2010, which, as the Wall Street Journal reported, is expected to be almost half of total global output. We believe that IGC is well positioned to provide Chinese steel mills with the iron ore needed to meet demand.

Construction and maintenance of high temperature plants.

We have an expertise in the civil engineering, construction and maintenance of high temperature plants. We have the specialized skills required to build and maintain high temperature chimneys and kilns.

Customers.

Our customers include the National Highway Authority of India, several state high way authorities, the Indian railways and several steel mills in China.  In April 2010 we received a $160,000,000 contract for supplying iron ore over five years to Jiya International, a large Chinese steel mill.  This was followed by a $35,000,000 contract to supply ore to Tangshan Danyang Enterprises, another large customer in China.  We currently have a backlog of approximately $200,000,000 for the supply of iron ore to China.

Construction contract bidding process.

In order to create transparency, the Indian government has centralized the contract awarding process for building inter-state roads.  The new process is as follows: At the “federal” level, NHAI publishes a Statement of Work for an interstate highway construction project.  The Statement of Work has a detailed description of the work to be performed, as well as, the completion time frame. The bidder prepares two proposals in response to the Statement of Work. The first proposal demonstrates technical capabilities, prior work experience, specialized machinery, manpower required, and other qualifications required to complete the project. The second proposal includes a financial bid.  NHAI evaluates the technical bids and short-lists technically qualified companies. Next, the short list of technically qualified companies are invited to place a detailed financial bid and show adequate financial strength in terms of  revenue, net worth, credit lines,  and balance sheets.  Generally, the lowest bid wins the contract. Additionally, contract bidders must meet several requirements to demonstrate an adequate level of capital reserves:  1) An earnest money deposit between 2% to 10% of project costs, 2) a performance guarantee of between 5% and 10%, 3) an adequate overall working capital, and 4) additional capital available for plant and machinery.   Bidding qualifications for larger NHAI projects are set by NHAI and are imposed on each contractor.  As the contractor actually executes larger highway projects, then the contractor may qualify for even larger projects.

Growth strategy and business model.

Our growth strategy and business model are to:

1) Deepen our relationships with our existing construction customers by providing them infrastructure materials like iron ore, rock aggregate, concrete, coal and associated logistical support.
2) Expand our materials offering by expanding the number of rock aggregate quarries and other materials.
3) Leverage our expertise in the logistics and supply of iron ore by increasing the number of shipping hubs we operate from and continue to expand our offering into China and other Asian countries in order to take advantage of their expected strong infrastructure growth.
4) Expand the number of recurring contracts for infrastructure build-out to customers that can benefit from our portfolio of offerings.
5) As part of our financing plan, aggressively pursue the collection of outstanding claims for amounts due for past projects.

Competition.

We operate in an industry that is competitive.  However, there is a large gap in the supply of well qualified and financed contractors and the demand for contractors.  Large domestic and international firms compete for jumbo contracts over $250 million in size, while locally based contractors vie for contracts worth less than $5 million. The recent capital markets crisis has made it more difficult for smaller companies to grow to mid-sized companies because their access to capital has been restrained. Our construction business is positioned in the $5 million to $50 million contract range, above locally based contractors and below the large firms, creating a distinct technical and financial advantage in this market niche.  Rock aggregate is supplied to the industry through small crushing units, which supply low quality material.  Frequently, high quality aggregate is unavailable, or is transported over large distances. We fill this gap by providing high quality material in large quantities.  We compete on price, quantity and quality.  Iron ore is produced in India, where our core assets are located, and exported to China.  While this is a fairly established business, we compete by aggregating ore from smaller suppliers who do not have access to customers in China.  Further, we expect to install a large iron ore crusher that can grind ore pebbles into fine ore particles, providing a value added service to the smaller mine owners.

Seasonality.

The road building and construction industries typically experience naturally recurring seasonal patterns throughout India.  The Northeast monsoons historically arrive on June 1, followed by the Southwest monsoons which usually continue intermittently until September.  Historically, the business in the monsoon months is slower than in other months because of the heavy rains.  Activities such as engineering and maintenance of high temperature plants are less susceptible to weather delays, while the iron ore export business slows down somewhat due to the rough seas.  Flooding in the quarries can slow production in the stone aggregate industry during the monsoon season. However, our quarries build stone reserves prior to the monsoon season.  The monsoon season has historically been used to bid and win contracts for construction and for the supply of ore and aggregate in preparation for work activity when the rains abate.

Employees and consultants.

As of June 30, 2010, we employed a work force of approximately 200 employees and contract workers worldwide.  Employees are typically skilled workers including executives, welders, drivers, and other specialized experts. Contract workers require less specialized skills. We make diligent efforts to comply with all employment and labor regulations, including immigration laws in the many jurisdictions in which we operate.  In order to attract and retain skilled employees, we have implemented a performance based incentive program, offered career development programs, improved working conditions, and provided United States work assignments, technology training, and other fringe benefits. We hope that our efforts will make our companies more attractive.  We are planning to provide vastly improved labor camps for our labor force.  We hope that our efforts will make our companies the “employers of choice”.  As of June 30, 2010 our Executive Chairman and Chief Executive Officer is Ram Mukunda and our Non-Executive Chairman is Ranga Krishna. Our Managing Director for Materials, Mining and Trading is P. M. Shivaraman.   The General Manager of our rock aggregate and logistics business in India is Brigadier Kuljit Singh. Our Treasurer and Principal Accounting Officer is John Selvaraj.  Our General Manager of Accounting based in India is Santhosh Kumar.  We also utilize the services of several consultants who provide USGAAP systems and other expertise.

Environmental regulations.

India has strict environmental, occupational, health and safety regulations.  In most instances, the contracting agency regulates and enforces all regulatory requirements.   We internally monitor and manage regulatory issues on a continuous basis. We believe that we are in compliance with all the regulatory requirements of the jurisdictions in which we operate. Furthermore, we do not believe that compliance will have a material adverse effect on our business activities.

Current Chinese currency revaluation.

The People’s Bank of China announced on June 19, 2010 that it would increase the “flexibility” or the renminbi and re-institute a “managed floating exchange rate.” The Wall Street Journal noted that the last time China used such a system the yuan appreciated 21% against the dollar in three years. If a similar appreciation occurs, it will increase the purchasing power of Chinese steel mills buying iron ore, which is traded in USD. Chinese firms could buy more ore, even at a higher price, and IGC would benefit from an appreciation of the yuan.

Information and timely financial reporting.

Our operations are located in India where the accepted accounting standard is the Indian GAAP, which, in many cases, is not congruent with the USGAAP.  Indian accounting standards are evolving toward IFRS (International Financial Reporting Standards). We annually conduct audits for the Company by independent public accounting firm registered with the U.S. PCAOB.  We acknowledge that this process is at times cumbersome and places significant demands upon our existing staff.  We believe we are still six to twelve months away from having processes and adequately trained personnel in place to meet the reporting timetables set out by U.S. reporting requirements.  Until then we may, on occasion, have to file for extensions to meet U.S. reporting timetables.  We will make our annual reports, quarterly reports, proxy statements, and up-to-date investor presentations available on our Web site, www.indiaglobalcap.com as soon as they are available. Our SEC filings are also available, free of charge, at www.sec.gov.

MANAGEMENT

Our Directors, Executive Officers and Advisory Board Members

The board of directors, executive officers, advisors and key employees of IGC, Sricon and TBL are as follows:

Directors, Executive Officers and Special Advisors of IGC

Name	Age	Position
Dr. Ranga Krishna	46	Non-Executive Chairman
Ram Mukunda	51	Chief Executive Officer, Executive Chairman, President and Director
John Selvaraj	65	Principal Accounting Officer
Sudhakar Shenoy	62	Director
Richard Prins	53	Director
Suhail Nathani	44	Director
Larry Pressler	67	Special Advisor

P.G. Kakodkar	73	Special Advisor
Shakti Sinha	53	Special Advisor
Dr. Prabuddha Ganguli	60	Special Advisor
Dr. Anil K. Gupta	60	Special Advisor

Directors and Executive Officers of TBL

Name	Age	Position
Jortin Antony	43	Director
M. Santhosh Kumar	44	General Manager of Accounting
Ram Mukunda	51	Director

Dr. Ranga Krishna has served as our Chairman of the Board since December 15, 2005. Dr. Krishna previously served as a Director from May 25, 2005 to December 15, 2005 and as our Special Advisor from April 29, 2005 through June 29, 2005.  In 1998, he founded Rising Sun Holding, LLC, a $120 million construction and land banking company.  In September 1999, he co-founded Fastscribe, Inc., an Internet-based medical and legal transcription company with its operations in India with over 200 employees. He has served as a director of Fastscribe since September 1999. He is currently the Managing Partner.  In February 2003, Dr. Krishna founded International Pharma Trials, Inc., a company with operations in India and over 150 employees, which assists U.S. pharmaceutical companies performing Phase II clinical trials in India. He is currently the Chairman and CEO of that company.  In April 2004, Dr. Krishna founded Global Medical Staffing Solutions, Inc., a company that recruits nurses and other medical professionals from India and places them in U.S. hospitals. Dr. Krishna is currently serving as the Chairman and CEO of that company. On November 7, 2008 he joined the board of TransTech Service Partners, a SPAC which initiated liquidation on May 23rd, 2009.  Dr. Krishna is a member of several organizations, including the American Academy of Neurology and the Medical Society of the State of New York. He is also a member of the Medical Arbitration panel for the New York State Worker’s Compensation Board. Dr. Krishna was trained at New York’s Mount Sinai Medical Center (1991-1994) and New York University (1994-1996).

Mr. Ram Mukunda has served as our Chief Executive Officer, President and a Director since our inception on April 29, 2005 and was Chairman of the Board from April 29, 2005 through December 15, 2005. Since September 2004 Mr. Mukunda has served as Chief Executive Officer of Integrated Global Networks, LLC, a communications contractor in the U.S. Government. From January 1990 to May 2004, Mr. Mukunda served as Founder, Chairman and Chief Executive Officer of Startec Global Communications, an international telecommunications carrier focused on providing voice over Internet protocol (VOIP) services to the emerging economies. Startec was among the first carriers to have a direct operating agreement with India for the provision of telecom services. Mr. Mukunda was responsible for the organizing, structuring, and integrating a number of companies owned by Startec. Many of these companies provided strategic investments in India-based operations or provided services to India-based companies. Under Mr. Mukunda’s tenure at Startec, the company made an initial public offering of its equity securities in 1997 and conducted a public high-yield debt offering in 1998.

From June 1987 to January 1990, Mr. Mukunda served as Strategic Planning Advisor at INTELSAT, a provider of satellite capacity. Mr. Mukunda serves on the Board of Visitors at the University of Maryland School of Engineering. From 2001-2003, he was a Council Member at Harvard’s Kennedy School of Government, Belfer Center of Science and International Affairs. Mr. Mukunda is the recipient of several awards, including the University of Maryland’s 2001 Distinguished Engineering Alumnus Award and the 1998 Ernst & Young, LLP’s Entrepreneur of the Year Award. He holds B.S. degrees in electrical engineering and mathematics and a MS in Engineering from the University of Maryland.

John B. Selvaraj has served as our Treasurer and Principal Accounting Officer since November 27, 2006.  From November 15, 1997 to August 10, 2007, Mr. Selvaraj served in various capacities with Startec, Inc., including from January 2001 to April 2006 as Vice President of Finance and Accounting where he was responsible for SEC reporting and international subsidiary consolidation.  Prior to joining Startec, from July 1984 to December 1994, Mr. Selvaraj served as the Chief Financial and Administration Officer for the US office of the European Union.  In 1969, Mr. Selvaraj received a BBA in Accounting from Spicer Memorial College India, and an Executive MBA, in 1993, from Averette University, Virginia.  Mr. Selvaraj is a Charted Accountant (CA, 1971).

Sudhakar Shenoy has served as our Director since May 25, 2005. Since January 1981, Mr. Shenoy has been the Founder, Chairman and CEO of Information Management Consulting, Inc., a business solutions and technology provider to the government, business, health and life science sectors. Mr. Shenoy is a member of the Non Resident Indian Advisory Group that advises the Prime Minister of India on strategies for attracting foreign direct investment. Mr. Shenoy was selected for the United States Presidential Trade and Development Mission to India in 1995. From 2002 to June 2005 he served as the chairman of the Northern Virginia Technology Council.  In 1970, Mr. Shenoy received a B. Tech (Hons.) in electrical engineering from the Indian Institute of Technology. In 1971 and 1973, he received an M.S. in electrical engineering and an M.B.A. from the University of Connecticut Schools of Engineering and Business Administration, respectively.

Richard Prins has served as our Director since May 2007 and as Lead Director since March 2010.  Mr. Prins has 25 years of experience in all aspects of corporate finance and has participated directly in more than 150 transactions with both private and public companies across a number of industries in North America, Europe, and Asia.  Mr. Prins was the Director of Investment Banking for Ferris, Baker Watts, Inc., or FBW, from 1996 until June of 2008 when FBW was acquired by Royal Bank of Canada.  At FBW, he managed all of the firm's industry groups and product offerings including public offerings, mergers and acquisitions, private placements, restructurings, as well as other corporate advisory services activities.  He was also responsible for executing a variety of financial and strategic transactions.  Mr. Prins served as a consultant to Royal Bank of Canada Capital Markets through December 2008 to facilitate the post-acquisition transition.  Currently Mr. Prins is a private investor and involved in various charitable organizations.   Prior to FBW, Mr. Prins was a Managing Director for eight years at Crestar Bank (now SunTrust Bank) in charge of Mergers and Acquisitions. Mr. Prins began his career in 1983 as the Assistant to the Chairman of the leverage buyout company, Tuscarora Corp.  He currently serves on the boards of directors of Amphastar Pharmaceutical, Advancing Native Missions and The Hope Foundation.  Mr. Prins received a B.A. in liberal arts from Colgate University and an M.B.A. from Oral Roberts University.

Suhail Nathani has served as our Director since May 25, 2005. Since September 2001, he has served as a partner at the Economics Laws Practice in India, which he co-founded. The 25-person firm focuses on consulting, general corporate law, tax regulations, foreign investments and issues relating to the World Trade Organization (WTO). From December 1998 to September 2001, Mr. Nathani was the Proprietor of the Strategic Law Group, also in India, where he practiced telecommunications law, general litigation and licensing.  Mr. Nathani currently serves on the boards of the following companies based in India: BLA Industries Pvt. Ltd, BLA Power Pvt. Ltd., Development Credit Bank Ltd., Phoenix Mills Limited, Salaam Bombay Foundation, and Siddhesh Capital Market Services Pvt. Ltd.

Mr. Nathani earned a LLM in 1991 from Duke University School of Law. In 1990 Mr. Nathani graduated from Cambridge University, in England, with a MA (Hons) in Law. In 1987, he graduated from Sydenham College of Commerce and Economics, Bombay, India.

Sricon & TBL Management

Rabindralal B. Srivastava is Founder and Chairman of Sricon. In 1974, he started his career at Larsen and Toubro (L&T), one of India’s premier engineering and construction companies.   In 1994, his company, Vijay Engineering, became a civil engineering sub-contractor to L&T.  He worked as a sub-contractor for L&T in Haldia, West Bengal and Tuticorin in South India among others.  Under his leadership, Vijay Engineering expanded to include civil engineering and construction of power plants, water treatment plants, steel mills, sugar plants and mining.  In 1996, Mr. Srivastava founded Srivastava Construction Limited, which in 2004 changed its name to Sricon Infrastructure to address the larger infrastructure needs in India like highway construction. He merged Vijay Engineering and Sricon in 2004.  Mr. Srivastava graduated with a BS from Banaras University in 1974.  Mr. Srivastava founded Hi-tech Pro-Oil Complex in 1996.  The company is involved in the extraction of soy bean oil.  He founded Aurobindo Laminations Limited in 2003.  The company manufactures laminated particleboards.

Jortin Antony has been a Director of TBL since 2000.  Prior to that, he held various positions at Bhagheeratha starting as a management trainee in 1991.  From 1997 to 2000, he was the Director of Projects at Bhagheeratha. In 2003, Mr. Jortin Antony was awarded the Young Entrepreneur Award from the Rashtra Deepika.  He graduated with a B.Eng, in 1991, from Bangalore Institute of Technology, University of Bangalore.

M Santhosh Kumar has been with TBL since 1991. Since 2008 he has been the General Manager of Accounting and Finance.  From 2002 to January 2008 he has been the Deputy Manager (Finance and Accounting).  From 2000 to 2002, he was the Marketing Executive for Techni Soft (India) Limited, a subsidiary of Techni Bharathi Limited.  From 1991 to 2000, he held various positions at TBL in the Finance and Accounting department.  From 1986 to 1991, he worked as an accountant in the Chartered Account firm of Balan and Company.  In 1986 Mr. Santhosh Kumar graduated with a BA in Commerce from, Gandhi University, Kerala, India.

Special Advisors

Senator Larry Pressler has served as our Special Advisor since February 3, 2006. Since leaving the U.S. Senate in 1997, Mr. Pressler has been a combination of businessman, lawyer, corporate board director and lecturer at universities. From March 2002 to present, he has been a partner in the New York firm, Brock law Partners. He was a law partner with O’Connor & Hannan from  March 1997 to March 2002.

In November 2009 President Obama appointed Mr. Pressler as a Member for the Commission for the Preservation of America’s Heritage Abroad.  From 1979 to 1997, Mr. Pressler served as a member of the United States Senate. He served as the Chairman of the Senate Commerce Committee on Science and Transportation, and the Chairman of the Subcommittee on Telecommunications (1994 to 1997). From 1995 to 1997, he served as a Member of the Committee on Finance and from 1981 to 1995 on the Committee on Foreign Relations. From 1975 to 1979, Mr. Pressler served as a member of the United States House of Representatives. Among other bills, Senator Pressler authored the Telecommunications Act of 1996. As a member of the Senate Foreign Relations Committee, he authored the “Pressler Amendment,” which became the parity for nuclear weapons in Asia from 1980 to 1996.

In 2000, Senator Pressler accompanied President Clinton on a visit to India. He is a frequent traveler to India where he lectures at universities and business forums. He serves on the board of directors for The Philadelphia Stock Exchange and Flight Safety Technologies, Inc. (FLST). From 2002 to 2005 he served on the board of advisors at Chrys Capital, a fund focused on investments in India. He was on the board of directors of Spectramind from its inception in 1999 until its sale to WIPRO, Ltd (WIT) in 2003.
In 1971, Mr. Pressler earned a Juris Doctor from Harvard Law School and a Masters in Public Administration from the Kennedy School of Government at Harvard. From 1964 to 1965 he was a Rhodes Scholar at Oxford University, England where he earned a diploma in public administration. Mr. Pressler is a Vietnam War veteran having served in the U.S. Army in Vietnam in 1967-68. He is an active member of the Veterans of Foreign Wars Association.

P. G. Kakodkar has served as our Special Advisor since February 3, 2006. Mr. Kakodkar serves on the boards of several Indian companies, many of which are public in India. Since January of 2005 he has been a member of the board of directors of State Bank of India (SBI) Fund Management, Private Ltd., which runs one of the largest mutual funds in India. Mr. Kakodkar’s career spans 40 years at the State Bank of India. He served as its Chairman from October 1995 to March 1997. Prior to his Chairmanship, he was the Managing Director of State Bank of India (SBI) Fund Management Private Ltd., which operates the SBI Mutual Fund.

Since July 2005, he has served on the board of directors of the Multi Commodity Exchange of India. Since April 2000, he has been on the board of Mastek, Ltd, an Indian software house specializing in client server applications. In June 2001, he joined the board of Centrum Capital Ltd, a financial services company. Since March 2000, he has been on the board of Sesa Goa Ltd., the second largest mining company in India. In April 2000, he joined the board at Uttam Galva Steel and in April 1999 he joined the board of Goa Carbon Ltd, a manufacturer-exporter of petcoke. Mr. Kakodkar received a BA from Karnataka University and an MA from Bombay University in economics, in 1954 and 1956, respectively. Mr. Kakodkar currently is an advisor to Societe Generale, India, which is an affiliate of SG Americas Securities, LLC and one of the underwriters of the our IPO.

Shakti Sinha has served as our Special Advisor since May 25, 2005. Since July 2004, Mr. Sinha has been working as a Visiting Senior Fellow, on economic development, with the Government of Bihar, India. From January 2000 to June 2004, he was a Senior Advisor to the Executive Director on the Board of the World Bank. From March 1998 to November 1999, he was the Private Secretary to the Prime Minister of India. He was also the Chief of the Office of the Prime Minister. Prior to that he has held high level positions in the Government of India, including from January 1998 to March 1998 as a Board Member responsible for Administration in the Electricity Utility Board of Delhi. From January 1996 to January 1998, he was the Secretary to the Leader of the Opposition in the lower house of the Indian Parliament. From December 1995 to May 1996, he was a Director in the Ministry of Commerce. In 2002, Mr. Sinha earned a M.S. in International Commerce and Policy from the George Mason University, USA. In 1978 he earned a M.A. in History from the University of Delhi and in 1976 he earned a BA (Honors) in Economics from the University of Delhi.

Prabuddha Ganguli has served as our Special Advisor since May 25, 2005. Since September 1996, Dr. Ganguli has been the CEO of Vision-IPR. The company offers management consulting on the protection of intellectual property rights. His clients include companies in the pharmaceutical, chemical and engineering industries. He is an adjunct professor of intellectual property rights at the Indian Institute of Technology, Bombay. Prior to 1996, from August 1991 to August 1996, he was the Head of Information Services and Patents at the Hindustan Lever Research Center. In 1986, he was elected as a fellow to the Maharashtra Academy of Sciences. In 1966, he received the National Science Talent Scholarship (NSTS). In 1977, he was awarded the Alexander von Humboldt Foundation Fellow (Germany). He is Honorary Scientific Consultant to the Principal Scientific Adviser to the Government of India. He is a Member of the National Expert Group on Issues linked to Access to Biological materials vis-à-vis TRIPS and CBD Agreements constituted by the Indian Ministry of Commerce and Industry. He is also a Member of the Editorial Board of the intellectual property rights journal “World Patent Information” published by Elsevier Science Limited, UK. He is a Consultant to the World Intellectual Property Organization (WIPO), Geneva in intellectual property rights capability building training programs in various parts of the world. In 1976, Dr. Ganguli received a PhD from the Tata Institute of Fundamental Research, Bombay in chemical physics. In 1971, he received a M.Sc. in Chemistry from the Indian Institute of Technology (Kanpur) and in 1969 he earned a BS from the Institute of Science (Bombay University).

Anil K. Gupta has served as our Special Advisor since May 25, 2005.  Dr. Gupta has been Professor of Strategy and Organization at the University of Maryland since 1986.  He has been Chair of the Management & Organization Department, Ralph J. Tyser Professor of Strategy and Organization, and Research Director of the Dingman Center for Entrepreneurship at the Robert H. Smith School of Business, The University of Maryland at College Park, since July 2003.  Dr. Gupta earned a Bachelor of Technology from the Indian Institute of Technology in 1970, an MBA from the Indian Institute of Management in 1972, and a Doctor of Business Administration from the Harvard Business School in 1980.  Dr. Gupta has served on the board of directors of NeoMagic Corporation (NMGC) since October 2000 and has previously served as a director of Omega Worldwide (OWWP) from October 1899 through August 2003 and Vitalink Pharmacy Services (VTK) from July 1992 through July 1999.

Board of Directors; Independence

Our board of directors is divided into three classes (Class A, Class B and Class C) with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the Class A directors, consisting of Mr. Nathani and Mr. Shenoy, will expire at our 2011 annual meeting of stockholders. The term of office of the Class B directors, currently consisting of Mr. Prins and Dr. Krishna, will expire at the 2012 annual meeting of stockholders. The term of office of the Class C director, currently consisting of Mr. Mukunda, will expire at the 2013 annual meeting of stockholders.  These individuals have played a key role in identifying and evaluating prospective acquisition candidates, selecting the target businesses, and structuring, negotiating and consummating the acquisition. The NYSE Amex, where we are listed, has rules mandating that the majority of the board be independent.  Our board of directors will consult with counsel to ensure that the boards of directors’ determinations are consistent with those rules and all relevant securities laws and regulations regarding the independence of directors. The NYSE Amex listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. Consistent with these standards, the board of directors has determined that Messrs. Krishna, Shenoy, Prins and Nathani are independent directors.

Committee of the Board of Directors

Our Board of Directors has established an Audit Committee currently composed of three independent directors who report to the Board of Directors.  Messrs. Krishna, Prins and Shenoy, each of whom is an independent director under the NYSE Amex’s listing standards, serve as members of our Audit Committee.  In addition, we have determined that Messrs. Krishna, Prins and Shenoy are “audit committee financial experts” as that term is defined under Item 407 of Regulation S-K of the Securities Exchange Act of 1934, as amended.  The Audit Committee is responsible for meeting with our independent accountants regarding, among other issues, audits and adequacy of our accounting and control systems.

The Audit Committee will monitor our compliance on a quarterly basis with the terms of our initial public offering.  If any noncompliance issues are identified, then the Audit Committee is charged with the responsibility to take immediately all action necessary to rectify such noncompliance or otherwise cause compliance with our initial public offering.  The Board currently does not have a nominating and corporate governance committee. However, the majority of the independent directors of the Board make all nominations.

Audit Committee Financial Expert

The Audit Committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under the NYSE Amex listing standards.  The NYSE Amex listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to the NYSE Amex that the Audit Committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.   The Board of Directors has determined that Messrs. Krishna, Prins and Shenoy satisfy the NYSE Amex’s definition of financial sophistication and qualify as “audit committee financial experts,” as defined under rules and regulations of the Securities and Exchange Commission.

Compensation Committee

Our Board of Directors has established a Compensation Committee composed of three independent directors, Messrs. Krishna, Shenoy and Prins.   The compensation committee’s purpose is to review and approve compensation paid to our officers and directors and to administer the Company’s Stock Plan.

Nominating and Corporate Governance Committee

We intend to establish a nominating and corporate governance committee. The primary purpose of the nominating and corporate governance committee will be to identify individuals qualified to become directors, recommend to the board of directors the candidates for election by stockholders or appointment by the board of directors to fill a vacancy, recommend to the board of directors the composition and chairs of board of directors committees, develop and recommend to the board of directors guidelines for effective corporate governance, and lead an annual review of the performance of the board of directors and each of its committees.

We do not have any formal process for stockholders to nominate a director for election to our board of directors. Currently, nominations are selected or recommended by a majority of the independent directors as stated in Section 804 (a) of the NYSE Amex Company Guide.   Any stockholder wishing to recommend an individual to be considered by our board of directors as a nominee for election as a director should send a signed letter of recommendation to the following address: India Globalization Capital, Inc. c/o Corporate Secretary, 4336 Montgomery Avenue, Bethesda, MD 20814. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as a brief biographical history setting forth past and present directorships, employments, occupations and civic activities. A written statement should accompany any such recommendation from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. We may also require a candidate to furnish additional information regarding his or her eligibility and qualifications. The board of directors does not intend to evaluate candidates proposed by stockholders differently than it evaluates candidates that are suggested by our board members, execution officers or other sources.

Code of Conduct and Ethics

A code of business conduct and ethics is a written standard designed to deter wrongdoing and to promote (a) honest and ethical conduct, (b) full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements, (c) compliance with applicable laws, rules and regulations, (d) the prompt reporting violation of the code and (e) accountability for adherence to the code. The Company has adopted a written code of ethics (the “Senior Financial Officer Code of Ethics”) that applies to the Company’s Chief Executive Officer and senior financial officers, including the Company’s Chief Financial Officer, Controller and persons performing similar functions (collectively, the “Senior Financial Officers”).in accordance with applicable federal securities laws and the rules of the NYSE Amex.  The Company has also adopted a written Code of Ethics applicable to all its employees, effective September 15, 2010. Investors may view both Codes of Ethics on the corporate governance subsection of the investor relations portion of our website at www.indiaglobalcap.com.

Board and Committee Meetings

During the fiscal year ended March 31, 2010, our board of directors held 5 meetings. Although we do not have any formal policy regarding director attendance at our annual meetings, we attempt to schedule our annual meetings so that all of our directors can attend. During the fiscal year ended March 31, 2010, all of our directors attended 100% of the meetings of the board of directors. During the fiscal year ended March 31, 2010, there were 5 meetings of the audit committee, all of which were attended by all of the members of the committee and 2 meetings of the compensation committee, all of which were attended by all of the members of the committee.

Compensation of Directors

Our directors do not currently receive any cash compensation for their service as members of the board of directors.   In May 2009 all board members were awarded stock options pursuant to our 2008 Omnibus Incentive Plan.   Messers. Prins and Shenoy each received options to purchase 125,000 shares of common stock at an exercise price of $1.00 per share that were exercisable at the time of grant and which expire on May 13, 2014, five years from the date of grant.  Mr. Nathani received options to purchase 100,000 shares of common stock at an exercise price of $1.00 per share that were exercisable at the time of grant and which expire on May 13, 2014, five years from the date of grant.

We pay IGN, LLC, an affiliate of Mr. Mukunda, $4,000 per month for office space and certain general and administrative services.  Mr. Mukunda is the Chief Executive Officer of IGN, LLC.  We believe, based on rents and fees for similar services in the Washington, DC metropolitan area that the fee charged by IGN LLC is at least as favorable as we could have obtained from an unaffiliated third party.  The agreement is on a month-to-month basis and may be terminated by the board without notice.

Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports of their ownership of shares with the Securities and Exchange Commission.  Such executive officers, directors and stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.  Based solely upon review of the copies of such reports received by us, our senior management believes that all reports required to be filed under Section 16(a) for the fiscal year ended March 31, 2010 were filed in a timely manner except for the following transactions. One of our directors, Ranga Krishna, failed to report the grant of 39,410 shares of our common stock made to him in May 2009 and the grant of options to purchase 350,000 shares of our common stock made to him in May 2009 on a Form 4.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Policy

The Company’s Compensation Committee is empowered to review and approve, or in some cases recommend for the approval of the full Board of Directors the annual compensation for the executive officers of the Company. This Committee has the responsibility for establishing, implementing, and monitoring the Company’s compensation strategy and policy. Among its principal duties, the Committee ensures that the total compensation of the executive officers is fair, reasonable and competitive.

Objectives and Philosophies of Compensation

The primary objective of the Company’s compensation policy, including the executive compensation policy, is to help attract and retain qualified, energetic managers who are enthusiastic about the Company’s mission and products. The policy is designed to reward the achievement of specific annual and long-term strategic goals aligning executive performance with company growth and shareholder value. In addition, the Board of Directors strives to promote an ownership mentality among key leaders and the Board of Directors.

Setting Executive Compensation

The compensation policy is designed to reward performance. In measuring executive officers’ contribution to the Company, the Compensation Committee considers numerous factors including the Company’s growth and financial performance as measured by revenue, gross margin and net income before taxes among other key performance indicators.

Regarding most compensation matters, including executive and director compensation, management provides recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its functions to others in setting compensation. The Compensation Committee does not currently engage any consultant related to executive and/or director compensation matters.

Stock price performance has not been a factor in determining annual compensation because the price of the Company’s common stock is subject to a variety of factors outside of management’s control. The Company does not subscribe to an exact formula for allocating cash and non-cash compensation. However, a significant percentage of total executive compensation is performance-based. Historically, the majority of the incentives to executives have been in the form of non-cash incentives in order to better align the goals of executives with the goals of stockholders.

Elements of Company's Compensation Plan

The principal components of compensation for the Company's executive officers are:

•	base salary

•	performance-based incentive cash compensation

•	right to purchase the company’s stock at a preset price (stock options)

•	retirement and other benefits

 Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined for each executive based on his or her position and responsibility.

During its review of base salaries for executives, the Committee primarily considers:

•	market data;

•	internal review of the executives’ compensation, both individually and relative to other officers; and

•	individual performance of the executive.

Salary levels are typically evaluated annually as part of the Company's performance review process as well as upon a promotion or other change in job responsibility.

Performance-Based Incentive Compensation

The management incentive plan gives the Committee the latitude to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals, encourage the growth of stockholder value and allow key employees to participate in the long-term growth and profitability of the Company. So that stock-based compensation may continue to be a viable part of the Company’s compensation strategy, management is currently seeking shareholder approval of a proposal to increase the number of shares of Company common stock reserved for issuance pursuant to the Company’s Stock Plan.

Ownership Guidelines

To directly align the interests of the Board of Directors with the interests of the stockholders, the Committee recommends that each Board member maintain a minimum ownership interest in the Company. Currently, the Compensation Committee recommends that each Board member own a minimum of 5,000 shares of the Company’s common stock with such stock to be acquired within a reasonable time following election to the Board.

Stock Option Program

The Stock Option Program assists the Company to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain competitive levels of total compensation.

Stock option award levels will be determined based on market data and will vary among participants based on their positions within the Company and are granted at the Committee’s regularly scheduled meeting. As of June 30, 2010, we had granted 78,820 shares of common stock and 1,413,000 stock options under our Stock Plan.

Perquisites and Other Personal Benefits

The Company provides some executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Some executive officers are provided use of company automobile and assistants.  All employees can participate in the plans and programs described above.

Each employee of the Company is entitled to term life insurance, premiums for which are paid by the Company. In addition, each employee is entitled to receive certain medical and dental benefits and part of the cost is funded by the employee.

 Accounting and Tax Considerations

The Company’s stock option grant policy will be impacted by the implementation of FASB ASC 718 (Previously referred to as SFAS No. 123R), which was adopted in the first quarter of fiscal year 2006. Under this accounting pronouncement, the Company is required to value unvested stock options granted prior to the adoption of FASB ASC 718 under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period.

Section 162(m) of the Internal Revenue Code restricts deductibility of executive compensation paid to the Company’s chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under Section 162(m) or related regulations. The Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for full deductibility.

Compensation for Executive Officers of the Company

As described above in “Compensation of Directors”, we pay IGN, LLC, an affiliate of Mr. Mukunda, $4,000 per month for office space and certain general and administrative services, an amount which is not intended as compensation for Mr. Mukunda.    Around November 27, 2006, we engaged SJS Associates, an affiliate of Mr. Selvaraj, which provides the services of Mr. John Selvaraj as our Treasurer.  We have agreed to pay SJS Associates $5,000 per month for these services.  Mr. Selvaraj is the Chief Executive Officer of SJS Associates.  Effective November 1, 2007 the Company and SJS Associates terminated the agreement.  We subsequently entered into a new agreement with SJS Associates on identical terms subsequent to the acquisition of Sricon and TBL.   On May 22, 2008, the Company and its subsidiary India Globalization Capital Mauritius (“IGC-M”) entered into an employment agreement (the “Employment Agreement”) with Ram Mukunda, pursuant to which he will receive a salary of $300,000 per year for services to IGC and IGC-M as Chief Executive Officer.   The Employment Agreement was approved in May 2008 and made effective as of March 8, 2008.  For fiscal year 2009, Mr. Mukunda was paid $300,000 plus a $150,000 bonus.  For fiscal year 2010, Mr. Mukunda was paid $300,000, and he received $40,894 in stock options for total compensation of $340,894.

The annual executive compensation for the Chief Executive Officer and Chief Financial Officer of the Company is set out below.

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to (i) all individuals serving as the Company’s principal executive officer or acting in a similar capacity during the last two completed fiscal years, regardless of compensation level, and (ii) the Company’s two most highly compensated executive officers other than the principal executive officer serving at the end of the last two completed fiscal years (collectively, the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Total
Compensation
Ram Mukunda, Chief Executive Officer and President	2010	$300,000	$-	$40,894	$340,894
	2009	$300,000	$150,000	$-	$450,000
John Selvaraj, Chief Financial Officer	2010	$69,000	$-	$-	$69,000
	2009	$63,300	$-	$-	$63,300

(1)	The amounts reported in this column represent the fair value of option awards to the named executive officer as computed on the date of the option grant using the Black-Scholes option-pricing model.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to outstanding stock options held by the Company’s Named Executive Officers at March 31, 2010.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option Exercise
	Options (#)	Options (#)	Price	Option Expiration
Name	Exercisable	Unexercisable)	($)	Date
Ram Mukunda	635,000	-	$1.00	5/13/14

Compensation of Directors

The following table sets forth all compensation awarded to, earned by or paid to the directors in the fiscal year ended March 31, 2010 for service as directors:

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total($)

Ram Mukunda	0	0	0	0	0	0	$0
Dr. Ranga Krishna (1)	0	0	$22,540	0	0	0	$22,540
Sudhakar Shenoy (2)	0	0	$8,050	0	0	0	$8,050
Richard Prins (2)	0	0	$8,050	0	0	0	$8,050
Suhail Nathani (2)	0	0	$6,440	0	0	0	$6,440

(1)	Non-qualified option to purchase 350,000 shares of the Company’s common stock at $1.00 granted on May 13, 2009 exercisable in full upon the date of grant for a period of 5 years.
(2)	Non-qualified option to purchase 125,000 shares of the Company’s common stock at $1.00 granted on May 13, 2009 exercisable in full upon the date of grant for a period of 5 years.
(3)	Non-qualified option to purchase 100,000 shares of the Company’s common stock at $1.00 granted on May 13, 2009 exercisable in full upon the date of grant for a period of 5 years.

All compensation paid to our employee director is set forth in the tables summarizing executive officer compensation above.

The Option Awards column reflects the grant date fair value, in accordance with Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation (formerly Statement of Financial Accounting Standards (SFAS) No. 123R) for awards pursuant to the Company’s equity incentive program. Assumptions used in the calculation of these amounts for the fiscal year ended March 31, 2010 are included in Footnote 16 “Stock-Based Compensation” to the Company’s audited financial statements for the fiscal year ended March 31, 2010, included in this prospectus.

The Company cautions that the amounts reported in the Director Compensation Table for these awards may not represent the amounts that the directors will actually realize from the awards.  Whether, and to what extent, a director realizes value will depend on the Company’s actual operating performance and stock price fluctuations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the last two fiscal years, we have not entered into any material transactions or series of transactions that would be considered material in which any officer, director or beneficial owner of 5% or more of any class of our capital stock, or any immediate family member of any of the preceding persons, had a direct or indirect material interest, nor are there any such transactions presently proposed, other than the agreements with IGN, an affiliate of Ram Mukunda, and SJS Associates, an affiliate of John Selvaraj, described above and as set forth below. Mr. Mukunda and Dr. Krishna received 39,410 shares each as a replacement for shares that they tendered to former stockholders of the Company in order to meet a shortfall of shares owed to such former stockholders. The shares given to Mr. Mukunda and Dr. Krishna were not issued as compensation for services and accordingly are not reflected in the compensation tables.

We are party to indemnification agreements with each of the executive officers and directors. Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law.

Employment Contracts

Ram Mukunda has served as President and Chief Executive Officer of the Company since its inception.  The Company, IGC-M and Mr. Mukunda entered into an Employment Agreement on May 22, 2008, which agreement was made effective as of March 8, 2008, the date on which the Company completed its acquisition of Sricon and TBL. Pursuant to the agreement, the Company pays Mr. Mukunda a base salary of $300,000 per year. Mr. Mukunda was also entitled to receive bonuses of at least $225,000 for meeting certain targets for net income (before one-time charges including charges for employee options, warrants and other items) for fiscal year 2009 and is entitled to receive $150,000 for meeting targets with respect to obtaining new contracts.  The Agreement further provides that the Board of Directors of the Company may review and update the targets and amounts for the net revenue and contract bonuses on an annual basis.  The Agreement also provides for benefits, including insurance, 20 days of paid vacation, a car (subject to partial reimbursement by Mr. Mukunda of lease payments for the car) and reimbursement of business expenses. The term of the Employment Agreement is five years, after which employment will become at-will. The Employment Agreement is terminable by the Company and IGC-M for death, disability and cause.  In the event of a termination without cause, the Company would be required to pay Mr. Mukunda his full compensation for 18 months or until the term of the Employment Agreement was set to expire, whichever is earlier.

In partial consideration for the equity shares in Sricon purchased by the Company, pursuant to the terms of a Shareholders Agreement dated as of September 15, 2007 by and among IGC, Sricon and the Promoters of Sricon, the stockholders of Sricon as of the date of the acquisition, including Ravindra Lal Srivastava, who currently serves as the Chairman and Managing Director of Sricon, shall have the right to receive up to an aggregate of 418,431 equity shares of Sricon over a three-year period if Sricon achieves certain profit after tax targets for its 2008-2010 fiscal years.  The maximum number of shares the Promoters may receive in any given fiscal year is 139,477 shares.  If Sricon’s profits after taxes for a given fiscal year are less than 100% of the target for that year but are equal to at least 85% of the target, the Promoters shall receive a pro-rated portion of the maximum share award for that fiscal year.  A copy of this agreement was filed with the SEC in the Company’s definitive proxy statement filed February 8, 2008 and is incorporated here by reference.

In partial consideration for the equity shares in TBL purchased by the Company, pursuant to the terms of a Shareholders Agreement dated as of September 16, 2007 by and among IGC, TBL and the Promoters of TBL, Jortin Anthony, who currently serves as a Director of TBL, shall have the right to receive up to an aggregate of 1,204,000 equity shares of TBL over a five-year period if TBL achieves certain profit after tax targets for its 2008-2012 fiscal years.   The maximum number of shares Mr. Anthony may receive is 140,800 shares for fiscal year 2008 and 265,800 shares for each of the following fiscal years.  If TBL’s profits after taxes for a given fiscal year are less than 100% of the target for that year but are equal to at least 85% of the target Mr. Anthony shall receive a pro-rated portion of the maximum share award for that fiscal year.  No shares of TBL have been granted under this plan.  A copy of this agreement was filed with the SEC in the Company’s definitive proxy statement filed February 8, 2008 and is incorporated here by reference.

Compensation Committee Interlocks and Insider Participation

A Compensation Committee comprised of three independent members of the Board of Directors, Ranga Krishna, Sudhakar Shenoy and Richard Prins, administer executive compensation.  No executive officer of the Company served as a director or member of the compensation committee of any other entity.

Review, Approval or Ratification of Related Party Transactions

We do not maintain a formal written procedure for the review and approval of transactions with related persons.  It is our policy for the disinterested members of our board to review all related party transactions on a case-by-case basis.  To receive approval, a related-party transaction must have a business purpose for IGC and be on terms that are fair and reasonable to IGC and as favorable to IGC as would be available from non-related entities in comparable transactions.

Pursuant to the terms of a registration rights agreement with the Company, the holders of the majority of these shares issued to our officers and directors prior to our initial public offering are be entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which the lock-up period expires. The lock-up period expired on September 8, 2008.  In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to such date. We will bear the expenses incurred in connection with the filing of any such registration statements.  We have registered these shares for resale on a registration statement on Form S-1 that was declared effective on November 12, 2008.

BENEFICIAL OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of June 30, 2010 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our executive officers, directors and our special advisors; and

•	all of our officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, which is based upon 13,761,207 shares of common stock outstanding as of September 30, 2010, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Unless otherwise noted, the nature of the ownership set forth in the table below is common stock of the Company.

The table below sets forth as of September 30, 2010 , except as noted in the footnotes to the table, certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) all persons or groups, according to the most recent Schedule 13D or Schedule 13G filed with the Securities and Exchange Commission or otherwise known to us, to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) the executive officers named in the Summary Compensation Table, and (iv) all such executive officers and directors of the Company as a group.

	Shares Owned
Name and Address of Beneficial Owner(1)	Number of Shares	Percentage of Class
Wells Fargo and Company (2) 420 Montgomery Street San Francisco, CA 94104	1,934,424	14.1%
Sage Master Investments Ltd (3) 500 Fifth Avenue, Suite 930 New York, New York 10110	1,067,300	7.8%
UBS AG (4) Bahnhofstrasse 45 PO Box CH-8021 Zurich, Switzerland	859,742	6.2%
Brightline Capital Management, LLC (5) 1120 Avenue of the Americas, Suite 1505 New York, New York 10036	608,100	4.4%
Ram Mukunda (6)	1,449,914	10.0%
Ranga Krishna (7)	2,215,624	15.8%
Richard Prins (8)	196,250	1.4%
Sudhakar Shenoy(9)	175,000	1.3%
Suhail Nathani(10)	150,000	1.1%
Larry Pressler	25,000	*
Dr. Anil K. Gupta	25,000	*
P.G. Kakodkar	12,500	*
Shakti Sinha	12,500	*
Dr. Prabuddha Ganguli	12,500	*
All Executive Officers and Directors as a group (5 Persons)(11)	4,186,788	27.5%
* Represents less than 1%

(1)	Unless otherwise indicated, the address of each of the individuals listed in the table is: c/o India Globalization Capital, Inc., 4336 Montgomery Avenue, Bethesda, MD 20814.
(2)
Based on an amended Schedule 13G filed with the SEC on January 13, 2010 by Wells Fargo Company on behalf of its subsidiary Wachovia Bank, National Association which is the direct holder of the shares.   Dr. Ranga Krishna is entitled to 100% of the economic benefits of the shares.

(3)
Based on an amended Schedule 13G filed with the SEC on February 16, 2010 by Sage Master Investments Ltd., a Cayman Islands exempted company (“Sage Master”), Sage Opportunity Fund (QP), L.P., a Delaware limited partnership (“QP Fund”), Sage Asset Management, L.P., a Delaware limited partnership (“SAM”), Sage Asset Inc., a Delaware corporation (“Sage Inc.”), Barry G. Haimes and Katherine R. Hensel (collectively, the “Reporting Persons”). As disclosed in the Schedule 13G, each of the Reporting Persons’ beneficial ownership of 1,067,300 shares of Common Stock constitutes 7.8% of all of the outstanding shares of Common Stock. The address for each of the foregoing parties is c/o 500 Fifth Avenue, Suite 930, New York, New York 10110.

(4)
Based on an amended Schedule 13G filed with the SEC on February 11, 2010 by UBS AG for the benefit and on behalf of UBS Investment Bank, Wealth Management USA, and Global Wealth Management and Business Banking business groups of UBS AG.  As disclosed in the amended Schedule 13G, UBS AG is the beneficial owners of 859,742 shares of common stock (6.6%).

(5)
Based on an amended Schedule 13G jointly filed with the SEC on February 17, 2010 by Brightline Capital Management, LLC (“Management”), Brightline Capital Partners, LP (“Partners”), Brightline GP, LLC (“GP”), Nick Khera (“Khera”) and Edward B. Smith, III (“Smith”).   As disclosed in the amended Schedule 13G, Management and Khera are each the beneficial owners of 608,100 shares of common stock (4.4%), Smith is the beneficial owner of 889,600 shares of common stock (6.5%) including 281,500 shares over which he holds sole control of their voting and disposition, and Partners and GP are each the beneficial owners of 595,103 shares of common stock (4.3%), respectively.  The address for each of the foregoing parties is 1120 Avenue of the Americas, Suite 1505, New York, New York 10036.

(6)
Includes(i) 245,175 shares of common stock directly owned by Mr. Mukunda, (ii) 425,000 shares of common stock owned by Mr. Mukunda’s wife Parveen Mukunda, (iii) options to purchase 635,000 shares of common stock which are exercisable within sixty (60) days of September 30, 2010 , all of which are currently exercisable and (iv) warrants to purchase 144,739 shares of common stock, of which warrants to purchase 28,571 shares of common stock are owned by Mr. Mukunda’s wife Parveen Mukunda and all  which are exercisable within sixty (60) days of  September 30, 2010 , all of which are currently exercisable.

(7)
Includes warrants to purchase 290,000 shares of common stock which are exercisable within sixty (60) days of  September 30, 2010 , all of which are currently exercisable.  Includes 1,934,424 shares beneficially owned by Wells Fargo & Company, which has sole voting and dispositive control over the shares.   Dr. Krishna is entitled to 100% of the economic benefits of the shares.

(8)
Based on a Form 4 filed with the SEC on May 18, 2009 by Richard Prins.  Includes options to purchase 125,000 shares of common stock and a unit purchase option to purchase 71,250 units, each consisting of 1 share of common stock and 2 warrants to purchase a share of common stock and does not include the warrants underlying the units that may be acquired upon exercise of the unit purchase option.  Both the options and the unit purchase option are exercisable within sixty (60) days of September 30, 2010 and are currently exercisable.

(9)
Based on a Form 4 filed with the SEC on May 18, 2009 by Sudhakar Shenoy.   Includes options to purchase 125,000 shares of common stock, which are both exercisable within sixty (60) days of September 30, 2010 and currently exercisable.

(10)
Based on a Form 4 filed with the SEC on May 18, 2009 by Suhail Nathani.  Includes options to purchase 100,000 shares of common stock, which are both exercisable within sixty (60) days of September 30, 2010 and currently exercisable.

(11)
Does not include shares owned by our special advisors.  Includes: (i) 2,670,799 shares of common stock, (ii) warrants to purchase 434,739 shares of common stock, (iii) options to purchase 1,010,000 shares of common stock and (iv) a unit purchase option to purchase 71,250 units, each consisting of 1 share of common stock and 2 warrants to purchase a share of common stock and does not include the warrants underlying the units that may be acquired upon exercise of the unit purchase option.   The warrants, options, and the unit purchase option are all exercisable within sixty (60) days of September 30, 2010 and currently exercisable.   Includes 1,934,424 shares beneficially owned by Wells Fargo & Company, which has sole voting and dispositive control over the shares.

Messrs. Mukunda and Krishna may be deemed our “parent,” “founder” and “promoter,” as these terms are defined under the Federal securities laws.

DESCRIPTION OF CAPITAL STOCK
General

We are authorized to issue 75,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of June 30, 2010, 13,394,207 shares of common stock are outstanding, held by 3,271 record holders and no shares of preferred stock are outstanding.

Units

Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock. Each of the common stock and warrants can be traded separately.

Common stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Our board of directors is divided into three classes (Class A, Class B and Class C), each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Preferred stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock.  We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Dividends

We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Maryland Anti-Takeover Provisions and Certain Anti-Takeover Effects of our Charter and Bylaws

Business Combinations

Under the Maryland General Corporation Law, some business combinations, including a merger, consolidation, share exchange or, in some circumstances, an asset transfer or issuance or reclassification of equity securities, are prohibited for a period of time and require an extraordinary vote. These transactions include those between a Maryland corporation and the following persons (a “Specified Person”):

       •an interested stockholder, which is defined as any person (other than a subsidiary) who beneficially owns 10% or more of the corporation’s voting stock, or who is an affiliate or an associate of the corporation who, at any time within a two-year period prior to the transaction, was the beneficial owner of 10% or more of the voting power of the corporation’s voting stock; or

       •an affiliate of an interested stockholder

A person is not an interested stockholder if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors of a Maryland corporation also may exempt a person from these business combination restrictions prior to the time the person becomes a Specified Person and may provide that its exemption is subject to compliance with any terms and conditions determined by the board of directors. Transactions between a corporation and a Specified Person are prohibited for five years after the most recent date on which such stockholder becomes a Specified Person. After five years, any business combination must be recommended by the board of directors of the corporation and approved by at least 80% of the votes entitled to be cast by holders of voting stock of the corporation and two-thirds of the votes entitled to be cast by holders of shares other than voting stock held by the Specified Person with whom the business combination is to be effected, unless the corporation’s stockholders receive a minimum price as defined by Maryland law and other conditions under Maryland law are satisfied.

A Maryland corporation may elect not to be governed by these provisions by having its board of directors exempt various Specified Persons, by including a provision in its charter expressly electing not to be governed by the applicable provision of Maryland law or by amending its existing charter with the approval of at least 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and two-thirds of the votes entitled to be cast by holders of shares other than those held by any Specified Person. Our Charter does not include any provision opting out of these business combination provisions.

Control Share Acquisitions

The Maryland General Corporation Law also prevents, subject to exceptions, an acquirer who acquires sufficient shares to exercise specified percentages of voting power of a corporation from having any voting rights except to the extent approved by two-thirds of the votes entitled to be cast on the matter not including shares of stock owned by the acquiring person, any directors who are employees of the corporation and any officers of the corporation. These provisions are referred to as the control share acquisition statute.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted prior to the acquisition by a provision contained in the corporation’s charter or bylaws. Our Bylaws include a provision exempting IGC from the restrictions of the control share acquisition statute, but this provision could be amended or rescinded either before or after a person acquired control shares. As a result, the control share acquisition statute could discourage offers to acquire IGC stock and could increase the difficulty of completing an offer.

Board of Directors

The Maryland General Corporation Law provides that a Maryland corporation which is subject to the Exchange Act and has at least three outside directors (who are not affiliated with an acquirer of the company) under certain circumstances may elect by resolution of the board of directors or by amendment of its charter or bylaws to be subject to statutory corporate governance provisions that may be inconsistent with the corporation’s charter and bylaws. Under these provisions, a board of directors may divide itself into three separate classes without the vote of stockholders such that only one-third of the directors are elected each year. A board of directors classified in this manner cannot be altered by amendment to the charter of the corporation. Further, the board of directors may, by electing to be covered by the applicable statutory provisions and notwithstanding the corporation’s charter or bylaws:

       • provide that a special meeting of stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting,

       •  reserve for itself the right to fix the number of directors,

       •  provide that a director may be removed only by the vote of at least two-thirds of the votes entitled to be cast generally in the election of directors and

       •  retain for itself sole authority to fill vacancies created by an increase in the size of the board or the death, removal or resignation of a director.

In addition, a director elected to fill a vacancy under these provisions serves for the balance of the unexpired term instead of until the next annual meeting of stockholders. A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. Although a corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute, we have not adopted such a prohibition. We have adopted a staggered board of directors with 3 separate classes in our charter and given the board the right to fix the number of directors, but we have not prohibited the amendment of these provisions.  The adoption of the staggered board may discourage offers to acquire IGC stock and may increase the difficulty of completing an offer to acquire our stock. If our board chose to implement the statutory provisions, it could further discourage offers to acquire IGC stock and could further increase the difficulty of completing an offer to acquire our stock.

Effect of Certain Provisions of our Charter and Bylaws

In addition to the Charter and Bylaws provisions discussed above, certain other provisions of our Bylaws may have the effect of impeding the acquisition of control of IGC by means of a tender offer, proxy fight, open market purchases or otherwise in a transaction not approved by our board of directors. These provisions of Bylaws are intended to reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt which our board believes is otherwise unfair to our stockholders. These provisions, however, also could have the effect of delaying, deterring or preventing a change in control of IGC.

Stockholder Meetings; Advance Notice of Director Nominations and New Business. Our Bylaws provide that with respect to annual meetings of stockholders, (i) nominations of individuals for election to our board of directors and (ii) the proposal of business to be considered by stockholders may be made only:

       •  pursuant to IGC’s notice of the meeting,

       •  by or at the direction of our board of directors or

       •  by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our Bylaws.

Special meetings of stockholders may be called only by the chief executive officer, the board of directors or the secretary of IGC (upon the written request of the holders of a majority of the shares entitled to vote). At a special meeting of stockholders, the only business that may be conducted is the business specified in IGC’s notice of meeting. With respect to nominations of persons for election to our board of directors, nominations may be made at a special meeting of stockholders only:

       •  pursuant to IGC’s notice of meeting,

       •  by or at the direction of our board of directors or

       •    if our board of directors has determined that directors will be elected at the special meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our Bylaws.

These procedures may limit the ability of stockholders to bring business before a stockholders meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

The following is a brief summary of the material terms and provisions of the warrants issuable in this offering. The summary of the warrants is subject to and qualified in its entirety by thewarrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You urge you to review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.  This prospectus also relates to the offering of the shares of our common stock upon the exercise, if any, of the warrants issued to the investors in this offering.

The warrants will have an exercise price of $            per share of our common stock and will be exercisable at the option of the holder at any time after                , which will be the closing date of this offering, through and including the date that is the seventh anniversary of the initial exercise date.  The prospectus will contain, where applicable, additional terms of and other information relating to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

 No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

We have applied to have the warrants offered hereunder listed on the NYSE Amex. Assuming that the warrants are listed on the NYSE Amex, the warrants will be listed under the symbol IGC__ on or promptly after the date of this prospectus. We cannot assure you that the warrants will be listed or will continue to be listed on the NYSE Amex.

SHARES ELIGIBLE FOR FUTURE SALE

We have an aggregate of 13,761,207 shares of common stock outstanding .    Of these shares, 10,201,207 shares are either freely tradable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act of 1933, or registered for resale. Shares purchased by our affiliates include the 170,000 shares included in the units purchased in a private placement by our officers and directors or their nominees, which were the subject of a lock-up agreement with us and the representative of the underwriters until we completed a business combination. Since we have completed a business combination, the lock-up has terminated with respect to those shares.  All of the remaining 3,560,000 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those will be eligible for sale under Rule 144 until the one year holding period has elapsed with respect to each purchase and the additional conditions described in “Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies” below are satisfied.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours at the time of sale, or at any time during the preceding three months, and who has beneficially owned restricted shares of our common stock for at least six months, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which currently equals 137,612 shares; and
•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his shares for at least six months, would be entitled under Rule 144 to sell such shares without regard to any manner of sale, notice provisions or volume limitations described above. Any such sales must comply with the public information provision of Rule 144 until our common stock has been held for one year.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Historically, the SEC staff had taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in recent amendments by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company.  The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We have satisfied the preceding requirements and as a result, pursuant to Rule 144, our initial shareholders are able to sell their initial shares freely without registration.

SEC Position on Rule 144 Sales

The SEC has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an “underwriter” under the Securities Act of 1933 when reselling the securities of a blank check company. Accordingly, the SEC believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Registration Rights

The officer, director and our special advisor holders of our 2,500,000 shares of common stock that are issued and outstanding on the date of this prospectus are entitled to registration rights pursuant to an agreement dated as of March 8, 2005. The 170,000 shares purchased by such persons in the private placement are also being entitled to registration rights pursuant to the agreement. Our Chairman, Dr. Ranga Krishna, also owns 446,226 shares of our common stock that he acquired in a separate private placement in connection with his lending money to us that are also entitled to registration rights pursuant to the agreement.  The holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which the lock-up period expires. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to such date. We will bear the expenses incurred in connection with the filing of any such registration statements.

Oliveira Capital, LLC which acquired warrants to purchase 425,000 shares of our common stock (at an initial exercise price of $5.00 per share) and 103,774 shares of our common stock (at an initial exercise price of $5.00 per share) in two private placements in connection with it lending money to us is entitled to  “piggy-back” registration rights for the shares, the warrants and the warrants underlying the shares, pursuant to an agreement dated as of February 5, 2007, on registration statements filed subsequent to such date.

The holders of an aggregate of 204,953 shares of our common stock acquired in a private placement in connection with the purchase of promissory notes from the Company entered into a registration rights agreement providing registration rights similar to those provided to the Company’s founders except that they are only entitled to one demand registration.

Steven M. Oliveira 1998 Charitable Remainder Unitrust, the holder of an aggregate of 200,000 shares of our common stock acquired in a private placement in connection with the purchase of a promissory note from the Company entered into a registration rights agreement requiring the Company to file a registration statement registering the shares for resale on or before November 14, 2008 and to have that registration statement effective by December 14, 2008 (subject to extension if certain conditions are met)  If the Company fails to meet those deadlines, the trust will be entitled to an additional 50,000 shares of common stock and, if the deadline is unmet for 30 days, an additional 10,000 shares and a further 10,000 shares for each subsequent 30 day period such deadline is unmet.

We satisfied the registration rights described in the preceding paragraphs by registering all of the shares and warrants described in the preceding paragraphs for resale on a registration statement on Form S-1 that was declared effective on November 12, 2008.

Bricoleur Partners, L.P., the holder of an aggregate of 530,000 shares of our common stock acquired in a private placement in connection with the purchase of a promissory note from the Company entered into a registration rights agreement requiring the Company to file a registration statement registering the shares for resale on or before November 30, 2009 and to have that registration statement effective by December 30, 2009 (subject to extension if certain conditions are met)  If the Company fails to meet those deadlines, Bricoleur will be entitled to an additional 50,000 shares of common stock and, if the deadline is unmet for 60 days, an additional 10,000 shares and a further 10,000 shares for each subsequent 60 day period such deadline is unmet.  We satisfied the registration rights described in this paragraph by registering all of the shares for resale on a registration statement on Form S-3 that was declared effective on February 4, 2010.

Shares Issuable Upon Default of Notes

Pursuant to the terms of Note and Shares Purchase Agreements entered into by the Company with each of Steven M. Oliveira 1998 Charitable Remainder Unitrust and Bricoleur Partners, L.P., if an event of default occurs with respect to the promissory notes issued by the Company to the Unitrust and Bricoleur and such default is uncured for a period of 30 days, the Company is required to issue to the Unitrust and/or Bricoleur, as applicable, 200,000 shares of the Company’s common stock.  We did not repay the notes when they became due on October 4, 2010 and October 16, 2010 respectively.  Accordingly, we will be required to issue an additional 200,000 shares of common stock to the Unitrust if the note issued to the Unitrust is not repaid in full by November 3, 2010, and we will be required to issue an additional 200,000 shares of common stock to Bricoleur if the note issued to Bricoleur is not repaid in full by November 16, 2010.

Employee Stock Options

We intend to file a registration statement on Form S-8 under the Securities Act to register up to 1,869,083 shares of common stock that are issuable under our 2008 Omnibus Incentive Plan. Shares issued upon the exercise of options after the effective date of such registration statement, when filed, other than shares issued to affiliates, generally will be freely tradable without further registration under the Securities Act.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Seyfarth Shaw LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of IGC for the years ending March 31, 2010 and March 31, 2009 included herein have been audited by Yoganandh & Ram, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which is part of a registration statement filed with the SEC, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information with respect to us and the common stock and warrants offered by this prospectus, please see the registration statement and exhibits filed with the registration statement.

You may also read and copy any materials we have filed with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings, including reports, proxy statements and other information regarding issuers that file electronically with the SEC, are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of India Globalization Capital, Inc.:

We have audited the accompanying consolidated balance sheets of India Globalization Capital, Inc. and its subsidiaries (the “Company”) as of March 31, 2010 and 2009, and the related consolidated statements of income, cash flows, and stockholders’ equity for each of the two years in the period ended March 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

Except as discussed in the following paragraphs, we conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

We were unable to obtain the various agreements and other supporting documentation with respect to the deconsolidation (referred to in Note 18 to the accounts) of one of the Company’s Indian subsidiaries during the year, except for the legal opinion from a specialist, on which we could not conduct appropriate test for want of supporting evidences as described above. Hence, we are not in a position to express our opinion on the deconsolidation of the Indian subsidiary of the company, the impact of which on the statement of operations is US $ 4,710,838/- on account of loss on dilution and the write off of deferred acquisition cost.

The impact on account of not consolidating the Indian subsidiary’s account in the company’s consolidated financials, due to our inability to express our opinion on deconsolidation for reasons cited above, could not be ascertained as we are unable to get the financials of the deconsolidated subsidiary as on March 31, 2010.

In our opinion, except for the effect of such adjustments, if any, as might have been determined to be necessary had we been able to examine evidence regarding the deconsolidation, the financial statements referred to in the first paragraph above present fairly, in all material respects, the financial position of India Globalization Capital, Inc. and its subsidiaries as of March 31, 2010 and 2009, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Yoganandh & Ram,

Chennai, India,

Independent Auditors registered with

Public Company Accounting Oversight Board

Date: 13th July 2010.

 INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of March 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$842,923	$2,129,365
Accounts receivable, net of allowances	4,783,327	9,307,088
Costs and earnings in excess of billings on contracts in progress	-	2,759,632
Inventories	162,418	2,121,837
Advance taxes	119,834	88,683
Deferred income taxes	25,345	-
Dues from related parties	3,114,572	290,831
Prepaid expenses and other current assets	2,054,462	2,801,148
Total current assets	$11,102,881	$19,498,584
Property, plant and equipment, net	1,748,436	6,601,394
Investments in affiliates	8,443,181	-
Investments-others	810,890	-
Accounts receivable	-	2,769,196
Deferred income taxes	4,075,461	898,792
Deposits towards acquisitions	-	332,222
Goodwill	6,146,720	17,483,501
Restricted cash	2,169,939	1,430,137
Other non-current assets	872,184	2,818,687
Total assets	$35,369,692	$51,832,513

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short term borrowings and current portion of long term debt	$1,389,041	$3,422,239
Trade payables	1,839,405	462,354
Advance from customers	-	206,058
Accrued expenses	461,259	555,741
Taxes payable	-	76,569
Notes payable	4,120,000	1,517,328
Dues to related parties	149,087	1,214,685
Other current liabilities	149,942	1,991,371
Total current liabilities	$8,108,734	$9,446,345
Long-term debt, excluding current portion	-	1,497,458
Deferred income taxes	-	590,159
Other non-current liabilities	1,107,498	2,440,676
Total liabilities	$9,216,232	$13,974,638

Stockholders' equity:
Common stock — $0001 par value; 75,000,000 shares authorized; 12,989,207 issued and outstanding at March 31, 2010 and 10,091,171 issued and outstanding at March 31, 2009	$1,300	$1,009
Additional paid-in capital	36,805,724	33,186,530
Accumulated other comprehensive income	(2,578,405)	(4,929,581)
Retained earnings (Deficit)	(9,452,000)	(4,662,689)
Total stockholders' equity	$24,776,619	$23,595,269
Non-controlling interest	$1,376,841	$14,262,606
Total liabilities and stockholders' equity	$35,369,692	$51,832,513

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended March 31,
	2010	2009

Revenues	$17,897,826	$35,338,725
Cost of revenues	(15,671,840)	(27,179,494)
Gross profit	2,225,986	8,159,231
Selling, General and Administrative expenses	(5,614,673)	(4,977,815)
Depreciation	(603,153)	(873,022)
Operating income (loss)	(3,991,840)	2,308,394
Legal and formation, travel and other startup costs	-	-
Interest expense	(1,221,466)	(1,753,951)
Amortization of debt discount	(356,436)	-
Interest Income	210,097	1,176,017
Other Income	281,782	-
Loss on dilution of stake in Sricon	(2,856,088)	-
Equity in earnings of affiliates	16,446	-
Income before income taxes and minority interest attributable to non-controlling interest	(7,917,505)	1,730,460
Income taxes benefit/ (expense)	3,109,704	(1,535,087)
Net income	(4,807,801)	195,373
Non-controlling interests in earnings of subsidiaries	18,490	(716,949)
Net income / (loss) attributable to common stockholders	$(4,789,311)	$(521,576)
Earnings per share attributable to common stockholders:
Basic	$(0.42)	$(0.05)
Diluted	$(0.40)	$(0.05)
Weighted-average number of shares used in computing earnings per share amounts:
Basic	11,537,857	10,091,171
Diluted	11,958,348	10,091,171

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year ended March 31,
	2010	2009

Net income / (loss)	$(4,789,311)	$(521,576)
Foreign currency translation adjustments	3,499,767	(4,925,759)
Deconsolidation of Sricon	(1,148,591)
Comprehensive income (loss)	$(2,438,135)	$(5,447,335)

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

			Additional	Accumulated	Accumulated Other		Total
	Common Stock		Paid in	Earnings	Comprehensive	Non-Controlling	Stockholders’
	No of Shares	Amount	Capital	(Deficit)	Income/(loss)	Interest	Equity
Balance at March 31, 2008	8,570,107	$857	$31,470,134	$(4,141,113)	$(3,822)	$13,545,656	$40,871,712
Fair value of 425,000 warrants issued to Oliveira Capital, LLC	-	-	403,750	-	-	-	403,750
Issuance of common stock to RedChip Companies at $471 per share	10,000	1	47,098	-	-	-	47,099
Fair value of 200,000 common stock issued to Oliveira Trust	200,000	20	967,980	-	-	-	968,000
Conversion of Warrants to Equity shares – 1,311,064 shares	1,311,064	131	297,568	-	-	-	297,699
Net income / (loss)	-	-	-	(521,576)	-	716,950	195,374
Foreign currency translation adjustments	-	-	-	-	(4,925,759)	-	(4,925,759)
Balance at March 31, 2009	10,091,171	$1,009	$33,186,530	$(4,662,689)	$(4,929,581)	$14,262,606	$37,857,875
Stock Option for 1,413,000 grants	-	-	90,996	-	-	-	90,996
Issue of 78,820 common stock to officers and directors	78,820	8	39,402	-	-	-	39,410
Issuance of Common Stock to Red Chip Companies	15,000	2	13,198	-	-	-	13,200
Issuance of 1,599,000 common stock to institutional investors	1,599,000	160	1,638,690	-	-	-	1,638,850
Issue of 530,000 common stock to Bricoleur Capital	530,000	53	712,822	-	-	-	712,875
Issue of 530,000 common stock to Oliveira	530,000	53	586,732	-	-	-	586,785
Interest exp towards of 530000 shares towards Bricoleur Capital loan	-	-	197,412	-	-	-	197,412
Interest exp towards of 530000 shares towards Oliveira loan	-	-	162,408	-	-	-	162,408
Issue of 145,216 common stock under ATM agency agreement	145,216	15	179,874	-	-	(10,484)	169,405
Dividend Option	-	-	(2,340)	-	-	-	(2,340)
Loss on Translation	-	-	-	-	3,499,767	(2,219,698)	1,280,069
Impact of de-consolidation of Sricon	-	-	-	-	(1,148,591)	-	(1,148,591)
Elimination of non-controlling interest pertaining to Sricon	-	-	-	-	-	(10,637,093)	(10,637,093)
Net income for non-controlling interest	-	-	-	-	-	(18,490)	(18,490)
Net income / (loss)	-	-	-	(4,789,311)	-	-	(4,789,311)
Balance at March 31, 2010	12,989,207	$1,300	$36,805,724	$(9,452,000)	$(2,578,405)	$1,376,841	$26,153,460

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year ended March 31,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$(4,807,801)	$195,373
Adjustment to reconcile net income (loss) to net cash:
Non-cash compensation expense	130,399	450,850
Deferred taxes	(3,283,423)	221,037
Depreciation	385,803	873,022
Non-controlling interest related to de-consolidated subsidiary	(34,744)	-
Loss / (gain) on sale of property, plant and equipment	(3,715)	211,509
Amortization of debt discount	356,437	2,652
Non-cash interest expense	842,494	-
Loss on extinguishment of debt	586,785	-
Loss on dilution of stake in Sricon	2,856,088	-
Deferred acquisition cost written off	1,854,750	-
Equity in earnings of affiliates	(16,446)	-
Changes in:
Accounts receivable	(4,522,214)	(2,725,195)
Unbilled revenue	-	1,484,960
Inventories	1,757,399	(1,001,389)
Prepaid expenses and other current assets	(556,303)	1,099,188
Trade payables	1,508,359	(1,033,319)
Other current liabilities	89,396	(832,556)
Advance from customers	-	(1,311,200)
Other non-current liabilities	(350,540)	(3,155,767)
Non-current assets	251,815	(1,926,571)
Accrued Expenses	-	(922,300)
Interest Receivable – Convertible Debenture	-	277,479
Prepaid/Taxes Payable	-	(21,415)
Net cash used in operating activities	$(2,955,461)	$(8,113,641)

Cash flow from investing activities:
Purchase of property and equipment	(1,198,880)	(2,493,417)
Proceeds from sale of property and equipment	463,825	488,886
Purchase of short term investments	-	698
Investment in non-current investments (joint ventures etc.)	(698,174)	1,395,444
Restricted cash	(567,012)	272,754
Redemption of convertible debenture	-	3,000,000
Deposits towards acquisitions, net of cash acquired	-	220,890
Net cash provided/(used) in investing activities	$(2,000,241)	$2,885,255

Cash flows from financing activities:
Net movement in other short-term borrowings	347,185	(1,215,253)
Proceeds / (repayment) from long-term borrowings	-	696,013
Due to related parties, net	-	583,235
Issuance of equity shares	1,833,780	297,699
Proceeds from notes payable to Bricoleur	2,000,000	-
Net movement in notes payable to Oliveira Capital, LLC	-	(517,324)
Net cash provided/(used) by financing activities	$4,180,965	$(155,630)
Effects of exchange rate changes on cash and cash equivalents	(234,965)	(884,059)
Net increase/(decrease) in cash and cash equivalents	(1,009,702)	(6,268,075)
Cash and cash equivalent at the beginning of the period	1,852,626	8,397,440
Cash and cash equivalent at the end of the period	$842,924	$2,129,365

Supplementary information:
Cash paid for interest	378,972	1,753,952
Cash paid for taxes	12,936	-

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The operations of IGC are based in India. IGC owns 100% of a subsidiary in Mauritius called IGC-Mauritius (IGC-M).  This company in turn operates through four subsidiaries, and one investment in India.   We have an investment ownership of twenty two and three tenths (22.3%) percent of Sricon Infrastructure Private Limited (“Sricon”).  We own seventy seven percent (77%) of Techni Bharathi, Limited (“TBL”).  We also own one hundred percent of IGC India Mining and Trading Private Limited (IGC-IMT), IGC Logistic Private Limited (IGC-L), and IGC Materials Private Limited (IGC-MPL). Through our subsidiaries we operate in the India and China infrastructure industries.  Operating as a fully integrated infrastructure company, IGC, through its subsidiaries, has expertise in road building, mining and quarrying and engineering of high temperature plants. The Company’s medium term plans are to expand each of these core competencies while offering an integrated suite of service offerings to our customers.

The Company’s operations are subject to certain risks and uncertainties, including among others, dependency on India’s economy and government policies, seasonal business factors, competitively priced raw materials, dependence upon key members of the management team and increased competition from existing and new entrants.

The accompanying consolidated financial statements have been prepared in conformity with United States Generally Accepted Accounting Principles (US GAAP). The financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of such financial statements.

a) India Globalization Capital, Inc.

IGC, a Maryland corporation, was organized on April 29, 2005 as a blank check company formed for the purpose of acquiring one or more businesses with operations primarily in India through a merger, capital stock exchange, asset acquisition or other similar business combination or acquisition. On March 8, 2006, we completed an initial public offering.  On February 19, 2007, we incorporated India Globalization Capital, Mauritius, Limited (IGC-M), a wholly owned subsidiary, under the laws of Mauritius.  On March 7, 2008, we consummated the acquisition of 63% of the equity of Sricon Infrastructure Private Limited (Sricon) and 77% of the equity of Techni Bharathi Limited (TBL).   On February 19, 2009 IGC-M beneficially purchased 100% of IGC Mining and Trading, Limited based in Chennai India.

On July 4, 2009 IGC-M beneficially purchased 100% of IGC Materials, Private Limited, and 100% of IGC Logistics, Private Limited.  Both these companies are based in Nagpur, India.

Effective October 1, 2009, we decreased our ownership in Sricon Infrastructure from 63% to 22.3%.  By way of background: As explained in Note 18 (Deconsolidation) on or about March 7, 2008 we consummated the Sricon Acquisition by purchasing 63% for about $29 million (based on an exchange rate of 40 INR for $1 USD).   Subsequently, we borrowed, through an intermediary company, around $17.9 million (based on 40 INR for 1 USD) from Sricon.  Through 2008 and 2009 we expanded our business offerings beyond construction to include a rapidly growing materials business. We have successfully repositioned the company as a materials and construction company, with construction activity in our TBL subsidiary and materials activity in our other subsidiaries.  Rather than continue to owe $17.9 million, and more importantly continue to fund two construction companies, we decreased our ownership in Sricon by an amount proportionate to the loan.   As a consequence, our corresponding ownership in Sricon is decreased from 63% to 22.3%, a minority interest.  The accounting of the decrease in ownership, or deconsolidation of Sricon from the balance sheet of IGC, results in shrinking the IGC balance sheet and a one-time charge on the P&L.

b)  Merger and Accounting Treatment

Most of the shares of Sricon and TBL acquired by IGC were purchased directly from the companies.

Our investment in Sricon and the ownership interest of the founders and management of TBL are reflected in our financial statements as “Non-Controlling Interest”.

Unless the context requires otherwise, all references in this prospectus to the “Company”, “IGC”, “we”, “our”, and “us” refer to India Globalization Capital, Inc., together with its wholly owned subsidiary IGC-M, and its direct and indirect subsidiaries (TBL IGC-IMT, IGC-LPL, and IGC-MPL).

IGC’s organizational structure is as follows:

c) Our Securities

We have three securities listed on the NYSE Amex: (1) common stock, $.0001 par value (ticker symbol: IGC), (2) redeemable warrants to purchase common stock (ticker symbol: IGC.WS) and (3) units consisting of one share of common stock and two redeemable warrants to purchase common stock (ticker symbol: IGC.U).  The units may be separated into common stock and warrants.  Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.00.  The warrants expire on March 3, 2011, or earlier upon redemption.  The registration statement for initial public offering was declared effective on March 2, 2006.  The warrants are exercisable and may be exercised by contacting the Company or the transfer agent Continental Stock Transfer & Trust Company.  We have a right to call the warrants, provided the common stock has traded at a closing price of at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given.  If we call the warrants, the holder will either have to redeem the warrants by purchasing the common stock from us for $5.00 or the warrants will expire.

On January 9, 2009 we completed an exchange of 11,943,878 public and private warrants for 1,311,064 new shares of common stock. Following the issuance of the shares relating to the warrant exercise, we have 10,091,971 shares of common stock outstanding and 11,855,122 outstanding warrants to purchase shares of common stock.  For details relating to the warrant exercise, see our December 31, 2009 10Q and the Warrant Tender Offer section of our annual report.

On July 13, 2009, we issued 15,000 shares of common stock to RedChip Companies Inc. for services rendered.

On September 15, 2009, we entered into a securities purchase agreement (“Registered Direct”) with institutional investors for the sale and issuance of an aggregate of 1,599,000 shares of our common stock and warrants to purchase up to 319,800 shares of our common stock, for a total purchase price of $1,998,750. The common stock and warrants were sold on a per unit basis at a purchase price of $1.25 per unit. The shares of common stock and warrants were issued separately. Each investor received one warrant representing the right to purchase, at an exercise price of $1.60 per share, a number of shares of common stock equal to 20% of the number of shares of common stock purchased by the investor in the offering. The sales were made pursuant to a shelf registration statement.   The warrants issued to the investors in the offering will be exercisable any time on or after the date of issuance for a period of three years from that date. The Black Scholes value of the warrants associated with the Registered Direct is $71,411.

On October 5, 2009, the Company issued 530,000 new shares of common stock as partial consideration for the exchange of an outstanding promissory note for a new interest free note of $2.1 million with an extended due date of October 10, 2010.

On October 13, 2009, the Company entered into an At The Market (“ATM”) Agency Agreement with Enclave Capital LLC.  Under the ATM Agency Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $4 million from time to time.  Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the NYSE Amex at market prices, or as otherwise agreed with Enclave.  We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $3.73 million.  We intend to use the net proceeds from the sale of securities offered for working capital, repayment of indebtedness and other general corporate purposes. For the year ended March 31, 2010 we sold 145,216 shares of our common stock under the ATM Agency Agreement.

On October 16, 2009, the Company issued 530,000 new shares of common stock in a private placement in connection with the sale of a promissory note to an investor.

In November 2009 we sold 3,300 shares of our common stock in a registered at the market offering.  Between January 1, 2010 and May 27, 2010 we sold 445,916 of our common stock in a registered at the market offering.

Following the issuance of the shares in the preceding transactions, we have, as of May 27, 2010, 13,344,207 shares of common stock outstanding, warrants to purchase 11,855,122 shares of common stock outstanding and New Warrants to purchase 258,800 shares of common stock outstanding.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)           Principles of Consolidation:

The accompanying financial statements have been prepared on a consolidated basis and reflect the financial statements of IGC and all of its subsidiaries that are more than 50% owned and controlled. When the Company does not have a controlling interest in an entity, but exerts a significant influence on the entity, the Company applies the equity method of accounting. All inter-company transactions and balances are eliminated in the consolidated financial statements.

The non-controlling interest disclosed in the accompanying financial statements represents the non-controlling interest in Techno Bharathi Limited (TBL) and Sricon and the profits or losses associated with the non-controlling interest in those operations.

The adoption of Accounting Standards Codification (ASC) 810-10-65 “Consolidation — Transition and Open Effective Date Information” (previously referred to as SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”), has resulted in the reclassification of amounts previously attributable to minority interest (now referred to as non-controlling interest) to a separate component of Shareholders’ Equity on the accompanying consolidated balance sheets and consolidated statements of shareholders’ equity and comprehensive income (loss). Additionally, net income attributable to non-controlling interest is shown separately from net income in the consolidated statements of income. This reclassification had no effect on our previously reported financial position or results of operations.

b)           Reclassifications

Certain prior year balances have been reclassified to the presentation of the current year.

c)           Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (US GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

d)           Revenue Recognition

The majority of the revenue recognized for the year ended March 31, 2010 was derived from the Company’s subsidiaries and as follows:

Revenue is recognized when persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collectability is reasonably assured. In Government contracting, we recognize revenue when a Government consultant verifies and certifies an invoice for payment.

Revenue from sale of goods is recognized when substantial risks and rewards of ownership are transferred to the buyer under the terms of the contract.

Revenue from construction/project related activity and contracts for supply/commissioning of complex plant and equipment is recognized as follows:

•	Cost plus contracts: Contract revenue is determined by adding the aggregate cost plus proportionate margin as agreed with the customer and expected to be realized.
•
Fixed price contracts: Contract revenue is recognized using the percentage completion method. Percentage of completion is determined as a proportion of cost incurred-to-date to the total estimated contract cost. Changes in estimates for revenues, costs to complete and profit margins are recognized in the period in which they are reasonably determinable.

Full provision is made for any loss in the period in which it is foreseen.

Revenue from property development activity is recognized when all significant risks and rewards of ownership in the land and/or building are transferred to the customer and a reasonable expectation of collection of the sale consideration from the customer exists.

Revenue from service related activities and miscellaneous other contracts are recognized when the service is rendered using the proportionate completion method or completed service contract method.

e)            Earning per common share:

Basic earnings per share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the additional dilution from all potentially dilutive securities such as stock warrants and options.

f)           Income taxes:

Deferred income tax is provided for the difference between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.  The IGC parent expects to realize sufficient earnings and profits to utilize deferred tax assets as it begins 1) invoicing its subsidiaries for services and 2) establishes iron ore sales contracts with customers in China and other countries.   Recently, the IGC parent reported contracts for the supply of around $200 million of iron ore to customers in China.

g)             Cash and Cash Equivalents:

For financial statement purposes, the Company considers all highly liquid debt instruments with maturity of three months or less, to be cash equivalents. The company maintains its cash in bank accounts in the United States of America, Mauritius, and India which at times may exceed applicable insurance limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalent.  The company does not invest its cash in securities that have an exposure to U.S. mortgages.

h)           Restricted cash:

Restricted cash consists of deposits pledged to various government authorities and deposits used as collateral with banks for guarantees and letters of credit, given by the Company to its customers or vendors.

i) Foreign currency transactions:

The functional currency of the Company's Indian subsidiaries is the Indian Rupee. Our financial statements reporting currency is the United States Dollar. Operating and capital expenditures of the Company's subsidiaries located in India are denominated in their local currency which is the currency most compatible with their expected economic results.

All transactions and account balances are recorded in the local currency. The Company translates the value of these local currency denominated assets and liabilities into U.S. dollars at the rates in effect at the balance sheet date. Resulting translation adjustments are recorded in stockholders' equity as a component of accumulated other comprehensive income (loss). The local currency denominated statement of income amounts are translated into U.S. dollars using the average exchange rates in effect during the period. Realized foreign currency transaction gains and losses are included in the consolidated statements of income. The Company's Indian subsidiaries do not operate in "highly inflationary" countries.

j)           Accounts receivable:

Accounts receivables are recorded at the invoiced amount, taking into consideration any adjustments made by Government consultants who verify and certify construction and material invoices.  The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of clients to make required payments. The allowance for doubtful accounts is determined by evaluating the relative credit worthiness of each client, historical collections experience and other information, including the aging of the receivables. The company did not recognize any bad debt during the year ended March 31, 2010 and 2009 respectively.  Unbilled accounts receivable represent revenue on contracts to be billed, in subsequent periods, as per the terms of the related contracts.

Accounts receivable as at March 31, 2010 consists of receivables amounting to $1,635,231 representing 35% of the total invoice due on account of export of low grade iron ore to China. With respect to the shipment which happened in February 2010, due to some sudden regulatory changes in China, the company could not realize the said receivable within stipulated contract time and is presently pursuing the matter.

k)           Accounts Receivable – Long Term:

This is typically for Build-Operate-Transfer (BOT) contracts.  It is money due to the company by the private or public sector to finance, design, construct, and operate a facility stated in a concession contract over an extended period of time.

l)            Inventories:

Inventories primarily comprise of finished goods, raw materials, work in progress, stock at customer site, stock in transit, components and accessories, stores and spares, scrap and residue.  Inventories are stated at the lower of cost or estimated net realizable value.

The cost of various categories of inventories is determined on the following basis:

•	Raw material is valued at weighed average of landed cost (purchase price, freight inward and transit insurance charges).
•	Work in progress is valued as confirmed, valued and certified by the technicians and site engineers and finished goods at material cost plus appropriate share of labor cost and production overheads.
•	Components and accessories, stores erection, materials, spares and loose tools are valued on a first-in-first out basis.

m)           Investments:

Investments are initially measured at cost, which is the fair value of the consideration given for them, including transaction costs.  The Company's equity in the earnings/(losses) of affiliates is included in the statement of income and the Company's share of net assets of affiliates is included in the balance sheet.

n)           Property, Plant and Equipment (PP&E):

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. The estimated useful lives of assets are as follows:

Buildings	25 years
Plant and machinery	20 years
Computer equipment	3 years
Office equipment	5 years
Furniture and fixtures	5 years
Vehicles	5 years

Upon disposition, cost and related accumulated depreciation of the Property and equipment are removed from the accounts and the gain or loss is reflected in the results of operation. Cost of additions and substantial improvements to property and equipment are capitalized in the books of accounts. The cost of maintenance and repairs of the property and equipment are charged to operating expenses.

o)           Fair Value of Financial Instruments

At March 31, 2010 and 2009, the carrying amounts of the Company's financial instruments, which included cash and cash equivalents, accounts receivable, unbilled accounts receivable, restricted cash, accounts payable, accrued employee compensation and benefits and other accrued expenses, approximate their fair values due to the nature of the items.

p)           Concentration of Credit Risk and Significant Customers

Financial instruments which potentially expose the Company to concentrations of credit risk are primarily comprised of cash and cash equivalents, investments, derivatives, accounts receivable and unbilled accounts receivable. The Company places its cash, investments and derivatives in highly-rated financial institutions. The Company adheres to a formal investment policy with the primary objective of preservation of principal, which contains credit rating minimums and diversification requirements. Management believes its credit policies reflect normal industry terms and business risk. The Company does not anticipate non-performance by the counterparties and, accordingly, does not require collateral.

At March 31, 2010, four clients accounted for approximately 68% of gross accounts receivable. At March 31, 2009, four clients accounted for 79% of gross accounts receivable. During the fiscal year ended March 31, 2010, sales to six clients accounted for 76% of the Company's revenue.

q)           Policy for Goodwill / Impairment

Goodwill represents the excess cost of an acquisition over the fair value of the Group's share of net identifiable assets of the acquired subsidiary at the date of acquisition.  Goodwill on acquisition of subsidiaries is disclosed separately.  Goodwill is stated at cost less accumulated amortization and impairment losses, if any.

The company adopted provisions of Accounting Standards Codification (“ASC”) 350, “Intangibles – Goodwill and Others”, (previously referred to as SFAS No. 142, "Goodwill and Other Intangible Assets", which sets forth the accounting for goodwill and intangible assets subsequent to their acquisition. ASC 350 requires that goodwill and indefinite-lived intangible assets be allocated to the reporting unit level, which the Group defines as each circle.

ASC 350 also prohibits the amortization of goodwill and indefinite-lived intangible assets upon adoption, but requires that they be tested for impairment at least annually, or more frequently as warranted, at the reporting unit level.

The goodwill impairment test under ASC 350 is performed in two phases. The first step of the impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, goodwill of the reporting unit is considered impaired, and step two of the impairment test must be performed. The second step of the impairment test quantifies the amount of the impairment loss by comparing the carrying amount of goodwill to the implied fair value. An impairment loss is recorded to the extent the carrying amount of goodwill exceeds its implied fair value.

r)           Impairment of long – lived assets

The company reviews its long-lived assets, with finite lives, for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable. Such circumstances include, though are not limited to, significant or sustained declines in revenues or earnings and material adverse changes in the economic climate.  For assets that the company intends to hold for use, if the total of the expected future undiscounted cash flows produced by the assets or subsidiary company is less than the carrying amount of the assets, a loss is recognized for the difference between the fair value and carrying value of the assets.  For assets the company intends to dispose of by sale, a loss is recognized for the amount by which the estimated fair value less cost to sell is less than the carrying value of the assets.  Fair value is determined based on quoted market prices, if available, or other valuation techniques including discounted future net cash flows.

s)           Recently adopted accounting pronouncements

In December 2007, the FASB issued ASC 810-10-65 “Consolidation — Transition and Open Effective Date Information” (previously referred to as SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”). ASC 810-10 establishes accounting and reporting standards for a non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. ASC 810-10-65 establishes accounting and reporting standards that require (i) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the consolidated balance sheet within equity, but separate from the parent’s equity, (ii) the amount of consolidated net income attributable to the parent and the non-controlling interest to be clearly identified and presented on the face of the consolidated statements of income, and (iii) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently. Effective April 1, 2009, the Company adopted ASC 810-10-65. See “Consolidated Balance Sheets”, “Consolidated Statements of Income”, “Consolidated Statements of Shareholders’ Equity and Comprehensive Income (Loss)”, and note 2 for information and related disclosures regarding non-controlling interest.

In December 2007, the FASB issued ASC 805 “Business Combinations” (previously referred to as SFAS No. 141 (revised 2007), “Business Combinations”, which was a revision of SFAS No. 141, “Business Combinations”). This Statement establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any non-controlling interest in an acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Effective April 1, 2009, the Company adopted ASC 805 and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

In February 2008, the FASB approved ASC 820-10 “Fair Value Measurements and Disclosures” (previously referred to as FASB Staff Position FAS No.157-2, “Effective Date of FASB statement No. 157” (FSP FAS 157-2), which grants a one-year deferral of SFAS No. 157’s fair-value measurement requirements for non-financial assets and liabilities, except for items that are measured or disclosed at fair value in the financial statements on a recurring basis). Effective April 1, 2009, the Company has adopted ASC 820-10 for non-financial assets and liabilities. The adoption of ASC 820-10 for non-financial assets and liabilities did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

In November 2008, the FASB’s Emerging Issues Task Force reached a consensus on ASC 323-10 “Investments-Equity Method and Joint Ventures” (previously referred to as EITF Issue No. 08-6, “Equity Method Investment Accounting Considerations”). ASC 323-10 continues to account for the initial carrying value of equity method investments on a cost accumulation model, which generally excludes contingent consideration. ASC 323-10 also specifies that other-than-temporary impairment testing by the investor should be performed at the investment level and that a separate impairment assessment of the underlying assets is not required. An impairment charge by the investee should result in an adjustment of the investor’s basis of the impaired asset for the investor’s pro-rata share of such impairment. In addition, ASC 323-10 reached a consensus on how to account for an issuance of shares by an investee that reduces the investor’s ownership share of the investee. An investor should account for such transactions as if it had sold a proportionate share of its investment with any gains or losses recorded through earnings. ASC 323-10 also addresses the accounting for a change in an investment from the equity method to the cost method after adoption of ASC 810-10 (previously referred to as SFAS No. 160). ASC 323-10 affirms existing guidance which requires cessation of the equity method of accounting and application of ASC 320-10 (previously referred to as FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities”), or the cost method under ASC 323-10-35, as appropriate. Effective April 1, 2009, the Company adopted ASC 323-10 and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

In April 2009, the FASB issued ASC 805-20 “Business Combinations — Identifiable Assets and Liabilities, and Any Non-controlling Interest” (previously referred to as FASB Staff Position FAS No. 141R-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (FSP FAS No. 141R-1). ASC 805-20 eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria, in ASC 805 and instead carries forward most of the provisions in FASB Statement No. 141, Business Combinations, for acquired contingencies. ASC 805-20 is effective for contingent assets or contingent liabilities acquired in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Effective April 1, 2009, the Company adopted ASC 805-20 and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

In April 2009, the FASB issued the following three ASCs intended to provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities:

ASC 820-10-65 “Fair Value Measurements and Disclosures — Transition and Open Effective Date Information” (previously referred to as FASB Staff Positions FAS 157-4,  “ Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”) provides additional guidance for estimating fair value in accordance with ASC 820-10 “Fair Value Measurements and Disclosures” (previously referred to as  SFAS No. 157) when the volume and level of activity for the asset or liability have decreased significantly. ASC 820-10-65 also provides guidance on identifying circumstances that indicate a transaction is not orderly. The provisions of ASC 820-10-65 are effective for the Company’s interim period ending on June 30, 2009. Effective April 1, 2009, the Company adopted ASC 820-10-65 and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

ASC 825-10-65 “Financial Instruments - Transition and Open Effective Date Information” (previously referred to as FASB Staff Positions FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”), requires disclosures about the fair value of financial instruments in interim reporting periods of publicly traded companies that were previously only required to be disclosed in annual financial statements. The provisions of ASC 825-10-65 are effective for the Company’s interim period ending on June 30, 2009. Effective April 1, 2009, the Company adopted ASC 825-10-65 and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

ASC 320-10-65 “Investments-Debt and Equity Securities - Transition and Open Effective Date Information” (previously referred to as FASB Staff Positions FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”) amends current other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This ASC does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The provisions of ASC 320-10-65 are effective for the Company’s interim period ending on June 30, 2009. Effective April 1, 2009, the Company adopted ASC 320-10-65 and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

In May 2009, the FASB issued ASC 855-10 “Subsequent events” (previously referred to as SFAS No. 165, “Subsequent Events” (“SFAS 165”)), which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855-10 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. ASC 855-10 is effective for interim and annual periods ending after June 15, 2009. Effective April 1, 2009, the Company adopted ASC 855-10 which only requires additional disclosures and the adoption did not have any impact on its consolidated financial position, results of operations or cash flows. The Company evaluated all events or transactions that occurred after December 31, 2009 up through February 6, 2010. Based on this evaluation, the Company is not aware of any events or transactions that would require recognition or disclosure in the consolidated financial statements.

In June 2009, the FASB issued ASC 105-10 “Generally Accepted Accounting Principles” (previously referred to as SFAS No. 168 “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162”). The FASB Accounting Standards Codification (“Codification”) will be the single source of authoritative nongovernmental U.S. generally accepted accounting principles. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. ASC 105-10 is effective for interim and annual periods ending after September 15, 2009. All existing accounting standards are superseded as described in ASC 105-10. Effective October 1, 2009, the Company adopted ASC 105-10 and the adoption did not have any material impact on its consolidated financial position, results of operations or cash flows. We have included references to the Codification, as appropriate, in these consolidated financial statements.

t)           Recently issued accounting pronouncements

In August 2009, the FASB issued ASU 2009-05 which amends Subtopic 820-10 “Fair Value Measurements and Disclosures” for the fair value measurement of liabilities. ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, an entity is required to measure fair value utilizing one or more of the following techniques (1) a valuation technique that uses the quoted market price of an identical liability or similar liabilities when traded as assets; or (2) another valuation technique that is consistent with the principles of Topic 820, such as a present value technique or a market approach. The provisions of ASU No. 2009-05 are effective for the first reporting period (including the interim periods) beginning after issuance. The provisions of ASU No. 2009-05 will be effective for interim and annual periods beginning after August 27, 2009. The Company is currently evaluating the effect of the provisions of the ASU 2009-05 on the Company’s consolidated financial statements. The Company does not expect the adoption of this guidance to have an impact on its results of operations, financial condition or cash flows.

In October 2009, the FASB issued ASU 2009-13 (EITF No. 08-1) which amends ASC 605-25 “Revenue Recognition—Multiple-Element Arrangements”. ASU 2009-13 amends ASC 605-25 to eliminate the requirement that all undelivered elements have Vendor Specific Objective Evidence (VSOE) or Third Party Evidence (TPE) before an entity can recognize the portion of an overall arrangement fee that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, the overall arrangement fee will be allocated to each element (both delivered and undelivered items) based on their relative estimated selling prices. Application of the “residual method” of allocating an overall arrangement fee between delivered and undelivered elements will no longer be permitted upon adoption of ASU 2009-13. The provisions of ASU 2009-13 will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption will be permitted. The Company is currently evaluating the effect of adoption of the provisions of the ASU 2009-13 on the Company’s consolidated financial Statements. The Company does not expect the adoption of this guidance to have an impact on its results of operations, financial condition or cash flows.

In January 2010, the FASB issued revised guidance on disclosures related to fair value measurements. This guidance requires new disclosures about significant transfers in and out of Level 1 and Level 2 and separate disclosures about purchases, sales, issuances, and settlements with respect to Level 3 measurements. The guidance also clarifies existing fair value disclosures about valuation techniques and inputs used to measure fair value. The new disclosures and clarifications of existing disclosures were effective for us in fiscal 2010, except for the disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements, which will be effective for us in the first quarter of fiscal 2012. The Company is currently evaluating the effect of adoption of the provisions of the ASU 2009-13 on the Company’s consolidated financial Statements. The Company does not expect the adoption of this guidance to have an impact on its results of operations, financial condition or cash flows.

NOTE 3 — INITIAL PUBLIC OFFERING

On March 8, 2006, the Company sold 11,304,500 Units in the Public Offering, including the exercise by the Underwriter of the over-allotment in full. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two redeemable common stock purchase warrants (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00. The Company has a right to redeem the Warrants in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading-days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given.  If the Company redeems the Warrants, either the holder will have to exercise the Warrants by purchasing the common stock from the Company for $5.00 or the Warrants will expire. The Warrants expire on March 3, 2011, or earlier upon redemption.

In connection with the Public Offering, the Company issued an option, for $100, to the Underwriter to purchase 500,000 Units at an exercise price of $7.50 per Unit. The Company has accounted for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the Public Offering resulting in a charge directly to stockholders’ equity. The Company estimated, using the Black-Scholes method, the fair value of the option granted to the Underwriter as of the date of grant was approximately $756,200 using the following assumptions: (1) expected volatility of 30.1%, (2) risk-free interest rate of 3.9% and (3) expected life of five years. The estimated volatility was based on a basket of Indian companies that trade in the United States or the United Kingdom.  The option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the option (the difference between the exercise prices of the option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the option without the payment of any cash. The Warrants underlying such Units are exercisable at $6.25 per share.

NOTE 4 – OTHER CURRENT AND NON-CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	As of March 31,
	2010	2009

Prepaid expenses	$52,087	$372,357
Advances to suppliers	1,231,771	1,831,998
Security and other Deposits	414,166	596,793
Discount on issuances of debt	356,438	-
	$2,054,462	$2,801,148
Other Non-current assets consist of the following	As of March 31,
	2010	2009

Sundry debtors	$268,145	$771,076
Other advances	604,039	2,047,611
	$872,184	$2,818,687

NOTE 5 – SHORT-TERM BORROWINGS

Short term borrowings and current portion of long-term debt consist of the following:
	As of March 31,
	2010	2009

Secured liabilities	$1,087,775	$2,502,105
Unsecured liabilities	301,266	249,022
	$1,389,041	$2,751,127
Add:
Current portion of long term debt	-	671,112
	$1,389,041	$3,422,239

The above debt is secured by hypothecation of materials, stock of spares, Work in Progress, receivables and property & equipment in addition to personal guarantee of three India based directors & collaterally secured by mortgage of company’s land & other immovable properties of directors and their relatives. The average interest rate was 12% to 14% for the year ended March 31, 2010.

Unsecured liabilities stated above include $261,222 due to the promoters of TBL. The Company disputes this liability and is currently negotiating with the promoters for a settlement.

NOTE 6 – NOTES PAYABLE

As previously disclosed in Form 8-K dated October 5, 2009, the Company on October 5, 2009, consummated the exchange of an outstanding promissory note in the total principal amount of $2,000,000 (the “Original Note”) initially issued to the Steven M. Oliveira 1998 Charitable Remainder Unitrust (“Oliveira”) for a new promissory note (the “New Note”) on substantially the same terms as the original note except that the principal amount of the New Note is $2,120,000 reflected the accrued but unpaid interest on the Original Note. There is no interest payable on the New Note and the New Note is due and payable on October 4, 2010 (the “Maturity Date”).  As is the case with the Original Note, IGC can pre-pay the New Note at any time without penalty or premium, and the New Note is unsecured. The New Note is not convertible into IGC Common Stock (the “Common Stock”) or other securities of the Company. However, under the Note and Share Purchase Agreement (the “Note and Share Purchase Agreement”), effective as of October 4, 2009, by and among IGC and Oliveira, as additional consideration for the exchange of the Original Note, IGC agreed to issue 530,000 shares of Common Stock to Oliveira.

The exchange or modification of the old loan was a substantial modification determined in accordance with ASC 470-50, “Modifications and Extinguishments”, (previously referred to as EITF 96-19, Debtors Accounting for Modification or Exchange of Debt Instruments). Thus the Company recorded $586,785 as loss on exchange or extinguishment of the old debt in the income statement during the year ended March 31, 2010.

As previously disclosed in Form 8-K dated October 16, 2009, the Company on October 16, 2009 consummated the sale of a promissory note in the principal amount of $2,000,000 (the “Note”) to Bricoleur Partners, L.P. (“Bricoleur”) for $2,000,000. There is no interest payable on the Note and the Note is due and payable on October 16, 2010 (the “Maturity Date”). The Company can pre-pay the Note at any time without penalty or premium and the Note is unsecured. The Note is not convertible into the Company’s Common Stock or other securities of the Company. However, under the Note and Share Purchase Agreement (the “Note and Share Purchase Agreement”), effective as of October 16, 2009, by and among IGC and Bricoleur, as additional consideration for the investment in the Note, IGC issued 530,000 shares of Common Stock to Bricoleur.

The Company in accordance with ASC 835-30, “Imputation of Interest”, (previously referred to as APB 21, Interest on Receivables and Payables), and drawing inference from ASC 815-40, “Contracts in Entity’s Own Equity”, (previously referred to as EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock), allocated the proceeds based on the relative fair value of the various components of the transaction and allocated such proceeds on a pro-rata basis, based on those separately determined fair values. Accordingly, the Company recorded $712,874 as discount on issue of debt, which will equitably be amortized over the period of the loan. In the current year, the Company amortized discount amounting to $356,436.

The Company’s total interest expense was $1,221,466 for the year ended March 31, 2010.  No interest was capitalized by the Company for the year ended March 31, 2010.

NOTE 7 – OTHER CURRENT AND NON-CURRENT LIABILITIES

Other current liabilities consist of the following:
	As of March 31,
	2010	2009

Statutory dues payable	$35,734	$-
Employee related liabilities	90,207	1,130,552
Other liabilities	24,001	860,819
	$149,942	$1,991,371

Other non-current liabilities consist of the following:
	As of March 31,
	2010	2009

Sundry creditors	$1,107,498	$1,188,480
Provision for expenses	-	1,252,196
	$1,107,498	$2,440,676

NOTE 8 – LONG-TERM DEBT

Long term debt consists of the following:

	As of March 31,
	2010	2009

Secured	$-	$-
Term loans	-	2,168,570
	-	2,168,570
Less:
Current portion of long term debt	-	671,112
	$-	$1,497,458

The secured loans are collateralized by:

o	Unencumbered Net Asset Block of the Company
o	Equitable mortgage of properties owned by promoter directors/ guarantors
o	Term Deposits
o	Hypothecation of receivables, assignment of toll rights, machineries and vehicles and collaterally secured by deposit of title deeds of land
o	First charge on Debt-Service Reserve Account

NOTE 9 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of the Company’s current assets and current liabilities approximate their carrying value because of their short term maturity. Such financial instruments are classified as current and are expected to be liquidated within the next twelve months.

NOTE 10 – GOODWILL

The movement in goodwill balance is given below:

	As of March 31,
	2010	2009

Balance at the beginning of the period	$17,483,501	$17,483,501
Elimination on deconsolidation of Sricon	(10,576,123)	-
Effect of foreign exchange translation	(760,658)	-
	$6,146,720	$17,483,501

NOTE 11 — RELATED PARTY TRANSACTIONS

From inception to March 31, 2009, $50,000 was paid to SJS Associates for Mr. Selvaraj’s services.  We entered into an agreement with SJS Associates on substantially the same terms subsequent to the stockholder’s approval of the acquisitions of Sricon and TBL.  As a result of the new agreement, an additional $3,871 was accrued as due to SJS Associates for the period between March 8, 2008 and March 31, 2008.  This was paid to SJS Associates in the Company’s 2009 fiscal year. For the year ended March 31, 2010, $60,342 was paid to SJS Associates for Mr. Selvaraj’s services, which included compensation expenses and travel per-diem. There was no balance receivable or payable to/from this party as at March 31, 2010.

The Company had agreed to pay Integrated Global Network, LLC (“IGN, LLC”), an affiliate of our Chief Executive Officer, Mr. Mukunda, an administrative fee of $4,000 per month for office space and general and administrative services from the closing of the Public Offering through the date of a Business Combination. From inception to March 31, 2009, $144,000 was accrued and paid and for the year ended March 31, 2010, $50,000 (paid $50,000) was incurred in respect of IGN, LLC.  During March of 2008, the Company and IGN, LLC agreed to continue the agreement on a month-to-month basis. There was no balance receivable or payable to/from this party as at March 31, 2010.

The Company uses the services of Economic Law Practice (ELP), a law firm in India. A member of our Board Directors is a Partner with ELP.  Since inception to March 31, 2009, the Company has incurred $186,303 (Zero for the year ended March 31, 2010) for legal services provided by ELP. There was no balance receivable or payable to/from this party as at March 31, 2010.

The Company, specifically one of the subsidiaries of the Company – TBL, has a receivable from Sricon, an affiliate of the Company amounting to $3,114,572. This amount was advanced to Sricon in order to fund a contract in the years ended March 31, 2008 and March 31, 2009 and the same has not been confirmed.

Dues to related parties is primarily on account of dues to Master Aerospace Consultants – a company in which one of the directors is interested – amounting to $149,087.

NOTE 12 -COMMITMENTS AND CONTINGENCY

No significant commitments and contingencies were made during year ended March 31, 2010.

NOTE 13 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	As of March 31,
	2010	2009

Land	$10,870	$34,234
Buildings	172,935	230,428
Plant and machinery	3,253,444	9,374,001
Furniture and fixtures	88,860	127,680
Computer equipment	209,012	261,099
Vehicles	478,749	740,886
Leasehold improvements	-	139,185
Office equipment	161,680	160,728
Capital work-in-progress	136,440	13,063
	4,511,990	$11,081,304.00
Less: Accumulated depreciation	(2,763,554)	(4,479,910)
	$1,748,436	$6,601,394

Depreciation and amortization expense for the fiscal years ended March 31, 2010 and March 31, 2009 was $603,153 and $873,202, respectively. Capital work-in-progress represents advances paid towards the acquisition of property and equipment and the cost of property and equipment not put to use before the balance sheet date.

NOTE 14 - INVESTMENT ACTIVITIES

No significant investment activities occurred during the year ended March 31, 2010.

NOTE 15 — COMMON STOCK

See Securities Section.

NOTE 16 – STOCK-BASED COMPENSATION

On April 1, 2009 the Company adopted ASC 718, “Compensation-Stock Compensation”, (previously referred to as SFAS No. 123 (revised 2004), Share Based Payment).  ASC 718 requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.  As of March 31, 2010, the Company granted 78,820 shares of common stock and 1,413,000 stock options, to its directors and employees.   The options vested immediately.  The exercise price of the options was $1.00 per share, and the options will expire on May 13, 2014.  The fair value of the stock was $39,410 on the date of grant and the fair value of the stock options was $90,997.  Total share-based compensation expense, related to all of the Company’s share-based awards, recognized for the year ended March 31, 2010 is $130,407. As of March 31, 2010 under the 2008 Omnibus Plan, 471,045 options remain issuable under the plan.

The fair value of stock option awards is estimated on the date of grant using a Black-Scholes Pricing Model with the following assumptions for options awarded during the year ended March 31, 2010 and 2009:

	Year ended March 31,
	2010	2009
Expected life of options	5 years	Nil
Vested options	100%	Nil
Risk free interest rate	1.98%	Nil
Expected volatility	35.35%	Nil
Expected dividend yield	Nil	Nil

The volatility estimate was derived using historical data for the IGC stock and for public companies in the infrastructure industry.

NOTE 17 – EMPLOYEE BENEFITS

Gratuity In accordance with applicable Indian laws, the Company provides for gratuity, a defined benefit retirement plan (Gratuity Plan) covering certain categories of employees. The Gratuity Plan provides a lump sum payment to vested employees, at retirement or termination of employment, an amount based on the respective employee’s last drawn salary and the years of employment with the Company. The Company provides the gratuity benefit through annual contributions to a fund managed by the Life Insurance Corporation of India (LIC). Under this plan, the settlement obligation remains with the Company, although the Life Insurance Corporation of India administers the plan and determines the contribution premium required to be paid by the Company.

As of March 31,
2010
Change in the benefit obligation
Projected Benefit Obligation (PBO) at the beginning of the year	-
Service cost	22,833
Interest cost	-
Benefits paid	-
Actuarial loss/(gain)	-
PBO at the end of the year	22,833

Funded status	(22,833)

Net gratuity cost for the years ended March 31, 2010 and 2009 included:

Year ended March 31,
2010
Service cost	22,833
Interest cost	-
Expected return on assets	-
Net gratuity cost	22,833

The weighted average actuarial assumptions used to determine benefit obligations and net periodic gratuity cost are:

Year ended March 31,
2010
Discount rate	8.65%
Rate of increase in compensation levels	8.00%

The Company assesses these assumptions with its projected long-term plans of growth and prevalent industry standards.

Accumulated benefit obligation was $13,085 as of March 31, 2010.

As of March 31,
2010
Expected contribution during the year ending March 31, 2011	$3,582
Expected benefit payments for the years ending March 31:
2012	1,023
2013	1,046
2014	1,468
2015	8,164
Thereafter	13,135

Provident fund. In addition to the above benefits, all employees receive benefits from a provident fund, a defined contribution plan. The employee and employer each make monthly contributions to the plan equal to 12% of the covered employee’s salary. The contribution is made to the Government’s provident fund.

The Company recognized an expense of $16,446 and $54,407 towards contribution to various defined contribution and benefit plans during the years ended March 31, 2010 and March 31, 2009 respectively.

NOTE 18 - DECONSOLIDATION

Effective October 1, 2009, we decreased our ownership in Sricon Infrastructure from 63% to 22.3%.  On or about March 7, 2008 we consummated the Sricon Acquisition by purchasing 63% for $28,690,266 (based on an exchange rate of 40 INR for 1 USD).   Subsequently, we effectively borrowed, through an intermediary company, $17,900,000 (based on 40 INR for 1 USD) from Sricon.  Through 2008 and 2009 we expanded our business offerings beyond construction to include a rapidly growing materials business. We have successfully repositioned the company as a materials and construction company; with construction activity in our TBL subsidiary and materials activity in our other subsidiaries. As a consequence, we no longer owe $17,900,000 and our corresponding ownership in Sricon is decreased from 63% to 22.3%, a minority interest.  The accounting of the decrease in ownership, or deconsolidation of Sricon from the balance sheet of IGC, results in shrinking the IGC balance sheet and a one-time charge on the P&L.

The equity dilution of 40.715% resulted in a consideration of $17,900,000. Following the guidance under ASC 810-10, the parent derecognized the assets, liabilities and equity components (including the amounts previously recognized in other comprehensive income) related to Sricon.  IGC recorded a loss of $785,073 and further reclassified an accumulated AOCI loss of $2,098,492 in the income statement as a result of the dilution.  Deferred acquisition costs related to Sricon amounted to $1,854,750, which were subsequently recorded in the income statement for the Fiscal Year that ended March 31, 2010.

The Company has accounted for its remaining 22.3% interest in Sricon by the equity method. The carrying value of the investment in Sricon as of March 31, 2010, was $8,443,181.  The Company’s equity in the income of Sricon for the period ended March 31, 2010 was $16,446.

NOTE 19 – INCOME TAXES

Income tax expense (benefit) for each of the years ended March 31, consists of the following:

	Year ended March 31,
	2010	2009
Current taxes
Federal	$-	$61,355
Foreign	92,310	1,396,248
State	-	-
	$92,310	$1,457,603.00

	Year ended March 31,
	2010	2009
Deferred taxes
Federal	$(2,947,845)	$10,322
Foreign	113,464	95,824
State	(367,633)	-
	$(3,202,014)	$106,146
Net tax provision	$(3,109,704)	$1,563,750

The significant components of deferred income tax expense (benefit) from operations before non-controlling interest for each of the years ended March 31 consist of the following:

	Year ended March 31,
	2010	2009
Deferred tax expense (benefit)	$(550,254)	$(183,129)
Net operating loss carry forward	(1,999,512)	-
Foreign Tax Credits	(544,207)	-
Interest income deferred for reporting purposes	-	-
Difference between accrual accounting for reporting purposes and cash accounting for tax purposes	-	599,802
Less: Valuation Allowance	108,041	(108,041)
Net deferred tax asset	$(3,202,014)	$308,633

The total tax provision for income taxes for year ended March 31, 2010 differs from that amount which would be computed by applying the U.S. Federal income tax rate to income before provision for income taxes as follows:

	Year ended March 31,
	2010	2009
Statutory Federal income tax rate	(34.0)%	34.0%
State tax benefit net of federal tax	(5.4)%	-
Loss on dilution of stake in Sricon	(43.6)%	-
Effective income tax rate	(83.0)%	34.0%

The deferred tax assets and liabilities as of March 31 consist of the following tax effects relating to temporary differences and carry forwards:

	Year ended March 31,
	2010	2009
Current deferred tax liabilities (assets):
Vacation Pay	$(25,345)	$-
Valuation allowance	-	-
Net current deferred tax liabilities (assets)	$(25,345)	$-

Noncurrent deferred tax assets (liabilities):
Startup Costs	$(921,378)	$(989,266)
Deferred Acquisition Costs	(731,606)	-
Property, plant and equipment	121,242	572,592
Foreign Tax Credits	(544,207)	-
Net Operating Losses	(1,999,512)	-
Valuation allowance	-	108,041
Non-Current net deferred tax assets	$(4,075,461)	$(308,633)

The valuation allowance at March 31, 2010 and 2009 was Nil and $108,041, respectively.  The valuation allowance reflects the estimate that it is more likely than not that the net deferred tax assets may not be realized.  The valuation allowance was not increased despite a large loss in year ended December 31, 2010.  Contracts were executed in June of 2010 in the amount of $200 million over 5 years, which represents the largest contract acquisitions in the company’s history.  As a result, it is more likely than not that the net deferred tax assets may be realized over the life of the newly acquired contracts.  The following illustrates the impact of these contracts over time and planned utilization of existing deferred tax credits:

	Year ended March 31,
	2010	2009	2008
Past revenue results	$17,897,826	$35,338,725	$2,188,018
Annual Increase in revenue	40,000,000	40,000,000	40,000,000
Percentage increase in revenue	223%	113%	1,828%
Expected operations margin	7%	7%	7%

	Year ended March 31,
	2011	2012	2013
Annual Increase in revenue	$40,000,000	$40,000,000	$40,000,000
Expected operations margin	7%	7%	7%
Expected taxable income	2,352,797	2,819,463	2,819,463
Projected increase in tax expense	799,951	958,618	958,618
Projected foreign tax credits utilized	(544,207)	N/A	N/A
Projected NOL’s utilized	(156,582)	(859,456)	(859,456)
Other deferred assets utilized	(99,162)	(99,162)	(99,162)

	Year ended March 31,
	2014	2015	2016
Annual Increase in revenue	$40,000,000	$40,000,000	$40,000,000
Expected operations margin	7%	7%	7%
Expected taxable income	2,819,463	2,819,463	2,819,463
Projected increase in tax expense	958,618	958,618	958,618
Projected foreign tax credits utilized	N/A	N/A	N/A
Projected NOL’s utilized	(124,018)	N/A	N/A
Other deferred assets utilized	(99,162)	(99,162)	(99,162)

The Company's and/or its subsidiaries’ ability to utilize their net operating loss carry-forwards may be significantly limited by Section 382 of the Internal Revenue Code of 1986, as amended, if the Company or any of its subsidiaries undergoes an “ownership change” as a result of changes in the ownership of the Company's or its subsidiaries’ outstanding stock pursuant to the exercise of the warrants or otherwise. A corporation generally undergoes an “ownership change” when the ownership of its stock, by value, changes by more than 50 percentage points over any three-year testing period. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of post-ownership change taxable income a corporation may offset with pre-ownership change net operating loss carry forwards and certain recognized built-in losses. As of March 31, 2010, the Company does not appear to have had an ownership change for Section 382 purposes.

NOTE 20: SEGMENT INFORMATION

Accounting pronouncements establish standards for the manner in which public companies report information about operating segments in annual and interim financial statements. Operating segments are component of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker ("CODM") on deciding on how to allocate resources and in assessing performance. The Company's CODM is considered to be the Company's chief executive officer ("CEO"). The CEO reviews financial information presented on an entity level basis for purposes of making operating decisions and assessing financial performance. Therefore, the Company has determined that it operates in a single operating and reportable segment.

NOTE 21: RECONCILIATION OF EPS

For the Fiscal Year Ended March 31, 2010, the basic shares include founders shares, shares sold in the market, shares sold in a private placement, shares sold in the IPO, shares sold in the registered direct, shares arising from the exercise of warrants issued in the placement of debt, shares issued in connection with debt and shares issued to employees, directors and vendors.   The fully diluted shares include the basic shares plus warrants issued as part of the units sold in the private placement and IPO, warrants sold as part of the units sold in the registered direct and employee options.   The UPO issued to the underwriters (1,500,000 shares) is not considered as the strike price for the UPO is “out of the money” at $6.50 per share.  The historical weighted average per share, for our shares, through March 31, 2010, was applied using the treasury method of calculating the fully diluted shares.  The weighted average number of shares outstanding as at March 31, 2010 used for the computation of basic EPS is 11,537,857. The calculations for fully diluted shares include 476,644 shares and exclude 13,060,278 shares from the fully diluted EPS computations.

NOTE 22 - SUBSEQUENT EVENTS

On April 5, 2010 IGC announced that it received a notice of non-compliance under section 704 of the NYSE-AMEX exchange company guide, for failure to conduct an annual meeting of the shareholders for 2009.  The Exchange determined that we made a reasonable demonstration of an ability to regain compliance with the continued listing standards and they therefore granted us an extension to regain compliance with Section 704 by September 30, 2010.   On April 16, 2010 IGC announced the addition of a General Manager to manage the rock aggregate and logistics business.  On April 27, 2010, IGC announced a $160 million contract, over five years, for the supply of iron ore to a customer in China.   On May 27, 2010 IGC announced a $35 million contract for the supply of iron ore to a customer in China.  On June 17, 2010 IGC announced a $945 thousand contract for the supply of rock aggregate to an Indian road developer.

 INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of
	June 30, 2010 (unaudited)	March 31, 2010 (audited)

ASSETS
Current assets:
Cash and cash equivalents	$602,257	$842,923
Accounts receivable, net of allowances	5,643,771	4,783,327
Inventories	185,006	162,418
Advance taxes	41,452	119,834
Deferred income taxes	561,951	25,345
Dues from related parties	3,016,476	3,114,572
Prepaid expenses and other current assets	840,664	2,054,462
Total current assets	$10,891,577	$11,102,881
Goodwill	5,953,353	6,146,720
Property, plant and equipment, net	1,598,106	1,748,436
Investments in affiliates	8,443,181	8,443,181
Investments-others	947,420	810,890
Deferred income taxes	4,015,925	4,075,461
Restricted cash	1,875,096	2,169,939
Other non-current assets	1,049,439	872,184
Total assets	$34,774,097	$35,369,692

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$973,441	$1,389,041
Trade payables	1,439,284	1,839,405
Accrued expenses	409,225	461,259
Notes payable	4,120,000	4,120,000
Dues to related parties	144,366	149,087
Other current liabilities	363,124	149,942
Total current liabilities	$7,449,440	$8,108,734
Other non-current liabilities	1,146,352	1,107,498
Total liabilities	$8,595,792	$9,216,232

Stockholders' equity:
Common stock — $.0001 par value; 75,000,000 shares authorized; 13,394,207 issued and outstanding as of June 30, 2010 and 12,989,207 issued and outstanding as of March 31, 2010	$1,340	$1,300
Additional paid-in capital	37,816,125	36,805,724
Accumulated other comprehensive income	(2,929,003)	(2,578,405)
Retained earnings (Deficit)	(10,043,174)	(9,452,000)
Total stockholders' equity	$24,845,288	$24,776,619
Non-controlling interest	$1,333,017	$1,376,841
Total liabilities and stockholders' equity	$34,774,097	$35,369,692

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30,
	2010	2009

Revenues	$1,128,411	$2,723,342
Cost of revenues	(983,380)	(1,792,329)
Gross profit	145,031	931,013
Selling, general and administrative expenses	(580,896)	(730,814)
Depreciation	(96,444)	(208,343)
Operating income (loss)	(532,309)	(8,144)
Interest expense	(213,098)	(411,482)
Amortization of debt discount	(179,910)	-
Interest income	62,887	66,599
Other income, net	(150,467)	-
Income before income taxes and minority interest attributable to non-controlling interest	(1,012,897)	(353,027)
Income taxes benefit/ (expense)	421,683	(106,416)
Net income/(loss)	(591,214)	(459,443)
Non-controlling interests in earnings of subsidiaries	40	(76,554)
Net income / (loss) attributable to common stockholders	$(591,174)	$(535,997)
Earnings per share attributable to common stockholders:
Basic	$(0.05)	$(0.05)
Diluted	$(0.04)	$(0.05)
Weighted-average number of shares used in computing earnings per share amounts:
Basic	13,256,427	10,169,991
Diluted	13,803,476	10,366,855

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three months ended June 30,
	2010	2009

Net income / (loss)	$(591,174)	$(535,997)
Foreign currency translation adjustments	(350,598)	1.246,423
Comprehensive income (loss)	$(941,772)	$728,426

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Unaudited)

			Additional	Accumulated	Accumulated Other		Total
	Common Stock		Paid in	Earnings	Comprehensive	Non-Controlling	Stockholders’
	No of Shares	Amount	Capital	(Deficit)	Income/(loss)	Interest	Equity
Balance at March 31, 2009	10,091,171	$1,009	$33,186,530	$(4,662,689)	$(4,929,581)	$14,262,606	$37,857,875
Stock Option for 1,413,000 grants	-	-	90,996	-	-	-	90,996
Issue of 78,820 common stock to officers and directors	78,820	8	39,402	-	-	-	39,410
Issuance of Common Stock to Red Chip Companies	15,000	2	13,198	-	-	-	13,200
Issuance of 1,599,000 common stock to institutional investors	1,599,000	160	1,638,690	-	-	-	1,638,850
Issue of 530,000 common stock to Bricoleur Capital	530,000	53	712,822	-	-	-	712,875
Issue of 530,000 common stock to Oliveira	530,000	53	586,732	-	-	-	586,785
Interest exp. towards of 530000 shares towards Bricoleur Capital loan	-	-	197,412	-	-	-	197,412
Interest exp. towards of 530000 shares towards Oliveira loan	-	-	162,408	-	-	-	162,408
Issue of 145,216 common stock under ATM agency agreement	145,216	15	179,874	-	-	(10,484)	169,405
Dividend Option	-	-	(2,340)	-	-	-	(2,340)
Loss on Translation	-	-	-	-	3,499,767	(2,219,698)	1,280,069
Impact of de-consolidation of Sricon	-	-	-	-	(1,148,591)	-	(1,148,591)
Elimination of non-controlling interest pertaining to Sricon	-	-	-	-	-	(10,637,093)	(10,637,093)
Net income for non-controlling interest	-	-	-	-	-	(18,490)	(18,490)
Net income / (loss)	-	-	-	(4,789,311)	-	-	(4,846,842)
Balance at March 31, 2010 (audited)	12,989,207	$1,300	$36,805,724	$(9,452,000)	$(2,578,405)	$1,376,841	$26,153,460
Issuance of common stock	405,000	40	828,151	-	-	-	828,191
Amortization of interest in debt	-	-	179,910	-	-	-	179,910
Dividend Option Reversed	-	-	2,340	-	-	-	2,340
Loss on Translation	-	-	-	-	(350,598)	(43,784)	(394,382)
Net income for non-controlling interest	-	-	-	-	-	(40)	(40)
Net income / (loss)	-	-	-	(591,174)	-	-	(591,174)
Balance at June 30, 2010 (unaudited)	13,394,207	$1,340	$37,816,125	$(10,043,174)	$(2,929,003)	$1,333,017	$26,178,305

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended June 30,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$(591,174)	$(535,997)
Adjustment to reconcile net income (loss) to net cash:
Non-cash compensation expense	-	130,407
Deferred taxes	(474,871)	43,652
Depreciation	96,444	208,343
Non-controlling interest	(40)	76,554
Amortization of debt discount	179,990	241,338
Unrealized exchange differences	150,836	-
Changes in:
Accounts receivable	(1,027,077)	(694,938)
Unbilled revenue	-	201,320
Inventories	(28,140)	(313,371)
Prepaid expenses and other current assets	1,260,845	400,838
Trade payables	(347,725)	855,373
Other current liabilities	219,623	(999,117)
Other non-current liabilities	75,054	(204,983)
Non-current assets	(203,761)	94,577
Accrued Expenses	(52,209)	26,109
Net cash used in operating activities	$(743,977)	$(469,895)

Cash flow from investing activities:
Purchase of short term investments	(164,223)	-
Restricted cash	230,200	(241,995)
Net cash provided/(used) in investing activities	$65,977	$(241,995)

Cash flows from financing activities:
Net movement in other short-term borrowings	(374,614)	559,636
Proceeds / (repayment) from long-term borrowings	-	(644,528)
Due to related parties, net	-	(247,459)
Issuance of equity shares	828,991	-
Net cash provided/(used) by financing activities	$454,377	(332,351)
Effects of exchange rate changes on cash and cash equivalents	(18,735)	37,809
Net increase/(decrease) in cash and cash equivalents	(240,666)	(1,006,431)
Cash and cash equivalent at the beginning of the period	842,923	2,129,365
Cash and cash equivalent at the end of the period	$602,257	$1,122,933

Supplementary information:
Cash paid for interest	$16,513	-
Cash paid for taxes	Nil	-

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The operations of India Globalization Capital Inc. (‘IGC’) are based in India. IGC owns 100% of a subsidiary in Mauritius called IGC-Mauritius (‘IGC-M’).  This company in turn operates through four subsidiaries, and one investment in India.   We have an investment ownership of twenty two and three tenths (22.3%) percent of Sricon Infrastructure Private Limited (“Sricon”).  We own seventy seven percent (77%) of Techni Bharathi, Limited (“TBL”).  We also own 100% of IGC India Mining and Trading Private Limited (IGC-IMT), IGC Logistic Private Limited (IGC-L), and IGC Materials Private Limited (IGC-MPL). Through our subsidiaries we operate in the India and China infrastructure industries.  Operating as a fully integrated infrastructure company, IGC, through its subsidiaries, has expertise in road building, mining and quarrying and engineering of high temperature plants. The Company’s medium term plans are to expand each of these core competencies while offering an integrated suite of service offerings to our customers.

The accompanying consolidated financial statements have been prepared in conformity with the Generally Accepted Accounting Principles in United States (US GAAP). The financial statements include all adjustments which are, in the opinion of management, necessary for a fair presentation of such financial statements.

a) India Globalization Capital, Inc.

IGC, a Maryland corporation, was organized on April 29, 2005 as a blank check company formed for the purpose of acquiring one or more businesses with operations primarily in India through a merger, capital stock exchange, asset acquisition or other similar business combination or acquisition. On March 8, 2006, we completed an initial public offering.  On February 19, 2007, we incorporated India Globalization Capital, Mauritius, Limited (IGC-M), a wholly owned subsidiary, under the laws of Mauritius.  On March 7, 2008, we consummated the acquisition of 63% of the equity of Sricon Infrastructure Private Limited (Sricon) and 77% of the equity of Techni Bharathi Limited (TBL).   On February 19, 2009 IGC-M beneficially purchased 100% of IGC Mining and Trading, Limited based in Chennai India.

On July 4, 2009 IGC-M beneficially purchased 100% of IGC Materials, Private Limited, and 100% of IGC Logistics, Private Limited.  Both these companies are based in Nagpur, India.

Effective October 1, 2009, we decreased our ownership in Sricon Infrastructure from 63% to 22.3%.   As explained in Note 13 (Deconsolidation) on March 7, 2008 we consummated the Sricon Acquisition by purchasing 63% for approximately $29 million (based on an exchange rate of 40 INR for $1 USD).   Subsequently, we borrowed, through an intermediary company, around $17.9 million (based on 40 INR for 1 USD) from Sricon.  Through 2008 and 2009 we expanded our business offerings beyond construction to include a rapidly growing materials business. We have successfully repositioned the company as a materials and construction company, with construction activity in our TBL subsidiary and materials activity in our other subsidiaries.  Subsequently, we decreased our ownership in Sricon by an amount proportionate to the loan.   As a consequence, our corresponding ownership in Sricon is decreased from 63% to 22.3%, a minority interest.

b) Merger and Accounting Treatment

Most of the shares of Sricon and TBL acquired by IGC were purchased directly from the companies.

Our investment in Sricon and the ownership interest of the founders and management of TBL are reflected in our financial statements as “Non-Controlling Interest”.

Unless the context requires otherwise, all references in this prospectus to the “Company”, “IGC”, “we”, “our”, and “us” refer to India Globalization Capital, Inc., together with its wholly owned subsidiary IGC-M, and its direct and indirect subsidiaries (TBL IGC-IMT, IGC-LPL, and IGC-MPL).

IGC’s organizational structure is as follows:

c) Our Securities

We have three securities listed on the NYSE Amex: (1) common stock, $.0001 par value (ticker symbol: IGC), (2) redeemable warrants to purchase common stock (ticker symbol: IGC.WS) and (3) units consisting of one share of common stock and two redeemable warrants to purchase common stock (ticker symbol: IGC.U).  The units may be separated into common stock and warrants.  Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.00.  The warrants expire on March 3, 2011, or earlier upon redemption.  The registration statement for initial public offering was declared effective on March 2, 2006.  The warrants are exercisable and may be exercised by contacting the Company or the transfer agent Continental Stock Transfer & Trust Company.  We have a right to call the warrants, provided the common stock has traded at a closing price of at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given.  If we call the warrants, the holder will either have to redeem the warrants by purchasing the common stock from us for $5.00 or the warrants will expire.

On January 9, 2009 we completed an exchange of 11,943,878 public and private warrants for 1,311,064 new shares of common stock. Following the issuance of the shares relating to the warrant exercise, we have 10,091,971 shares of common stock outstanding and 11,855,122 outstanding warrants to purchase shares of common stock.  For details relating to the warrant exercise, see our December 31, 2009 10Q and the Warrant Tender Offer section of our annual report.

On May 13, 2009 we granted 78,820 shares of common stock to our directors and employees.   On July 13, 2009, we issued 15,000 shares of common stock to RedChip Companies Inc. for services rendered.

On September 15, 2009, we entered into a securities purchase agreement (“Registered Direct”) with institutional investors for the sale and issuance of an aggregate of 1,599,000 shares of our common stock and warrants to purchase up to 319,800 shares of our common stock, for a total purchase price of $1,998,750. The common stock and warrants were sold on a per unit basis at a purchase price of $1.25 per unit. The shares of common stock and warrants were issued separately. Each investor received one warrant representing the right to purchase, at an exercise price of $1.60 per share, a number of shares of common stock equal to 20% of the number of shares of common stock purchased by the investor in the offering. The sales were made pursuant to a shelf registration statement.   The warrants issued to the investors in the offering will be exercisable any time on or after the date of issuance for a period of three years from that date. The Black Scholes value of the warrants associated with the Registered Direct is $71,411.

On October 5, 2009, the Company issued 530,000 new shares of common stock as partial consideration for the exchange of an outstanding promissory note for a new interest free note of $2.1 million with an extended due date of October 10, 2010.

On October 13, 2009, the Company entered into an At The Market (“ATM”) Agency Agreement with Enclave Capital LLC.  Under the ATM Agency Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $4 million from time to time.  Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the NYSE Amex at market prices, or as otherwise agreed with Enclave.  We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $3.73 million.  We intend to use the net proceeds from the sale of securities offered for working capital, repayment of indebtedness and other general corporate purposes. For the year ended March 31, 2010 we sold 145,216 shares of our common stock under the ATM Agency Agreement.

During the three months ended June 30, 2010 we have further issued 405,000 new shares of common stock. Out of this, 395,000 shares were issued under the ATM agency agreement referred to above. Further 10,000 shares of common stock were issued on the exercise of warrants by one of the investors.

Following the issuance of the shares in the preceding transactions, we have, as of June 30, 2010, 13,394,207 shares of common stock outstanding, warrants to purchase 11,855,122 shares of common stock outstanding and New Warrants to purchase 248,800 shares of common stock outstanding. Further as explained in Note 12 below, the Company has also issued 1,413,000 stock options to some of its directors and employees pursuant to a stock option plan all of which are outstanding as at June 30, 2010.

d) Unaudited Interim Financial Statements

The unaudited consolidated balance sheet as of June 30, 2010, consolidated statements of operations and cash flows for the three months ended June 30, 2010 and 2009 and consolidated statements of stockholders’ equity (deficit) for the three months ended June 30, 2010 include the accounts of the Company and its subsidiaries. The unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and the rules and regulations of the Securities and Exchange Commission for reporting on Form 10-Q. Accordingly, they do not include certain information and footnote disclosures required by generally accepted accounting principles for annual financial reporting and should be read in conjunction with the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2010. The unaudited financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of such financial statements.  Operating results for the interim periods presented are not necessarily indicative of the results to be expected for a full fiscal year.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) Principles of Consolidation:

The accompanying unaudited interim financial statements have been prepared on a consolidated basis and reflect the unaudited interim financial statements of IGC and all of its subsidiaries that are more than 50% owned and controlled. When the Company does not have a controlling interest in an entity, but exerts a significant influence on the entity, the Company applies the equity method of accounting. All inter-company transactions and balances are eliminated in the consolidated financial statements.

The non-controlling interest disclosed in the accompanying unaudited interim consolidated financial statements represents the non-controlling interest in Techni Bharathi (TBL) and Sricon and the profits or losses associated with the non-controlling interest in those operations.

The adoption of Accounting Standards Codification (ASC) 810-10-65 “Consolidation — Transition and Open Effective Date Information” (previously referred to as SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”), has resulted in the reclassification of amounts previously attributable to minority interest (now referred to as non-controlling interest) to a separate component of Shareholders’ Equity on the accompanying consolidated balance sheets and consolidated statements of shareholders’ equity and comprehensive income (loss). Additionally, net income attributable to non-controlling interest is shown separately from net income in the consolidated statements of income. This reclassification had no effect on our previously reported financial position or results of operations.

Prior period amounts related to non-controlling interest (previously referred to as minority interest) have been reclassified to conform to the current period financial statement presentation.

b) Reclassifications

Certain prior year balances have been reclassified to the presentation of the current year.

c) Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

d) Revenue Recognition

The majority of the revenue recognized for the three month period ended June 30, 2010 was derived from the Company’s subsidiaries and as follows:

Revenue is recognized when persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collectability is reasonably assured. In Government contracting we recognize revenue when a Government consultant verifies and certifies an invoice for payment.

Revenue from sale of goods is recognized when substantial risks and rewards of ownership are transferred to the buyer under the terms of the contract.

Revenue from construction/project related activity and contracts for supply/commissioning of complex plant and equipment is recognized as follows:

a)	Cost plus contracts: Contract revenue is determined by adding the aggregate cost plus proportionate margin as agreed with the customer and expected to be realized.

b)
Fixed price contracts: Contract revenue is recognized using the percentage completion method. Percentage of completion is determined as a proportion of cost incurred-to-date to the total estimated contract cost. Changes in estimates for revenues, costs to complete and profit margins are recognized in the period in which they are reasonably determinable.

Full provision is made for any loss in the period in which it is foreseen.

Revenue from property development activity is recognized when all significant risks and rewards of ownership in the land and/or building are transferred to the customer and a reasonable expectation of collection of the sale consideration from the customer exists.

Revenue from service related activities and miscellaneous other contracts are recognized when the service is rendered using the proportionate completion method or completed service contract method.

e) Earning per common share:

Basic earnings per share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the additional dilution for all potentially dilutive securities such as stock warrants and options.

f) Income taxes:

Deferred income tax is provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.  The IGC parent expects to realize sufficient earnings and profits to utilize deferred tax assets as it begins (1) invoicing its subsidiaries for services and (2) establishes iron ore sales contracts with customers in China and other countries.

g) Cash and Cash Equivalents:

For financial statement purposes, the Company considers all highly liquid debt instruments with maturity of three months or less when purchased to be cash equivalents. The company maintains its cash in bank accounts in the United States of America, Mauritius, and India which at times may exceed applicable insurance limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalent.  The company does not invest its cash in securities that have an exposure to U.S. mortgages.

h) Restricted cash:

Restricted cash consists of deposits pledged to various government authorities and deposits used as collateral with banks for guarantees and letters of credit, given by the Company to its customers or vendors.

i) Foreign currency transactions:

The functional currency of the Company's Indian subsidiaries is the Indian Rupee. Our financial statements reporting currency is the United States Dollar. Operating and capital expenditures of the Company's subsidiaries located in India are denominated in their local currency which is the currency most compatible with their expected economic results.

All transactions and account balances are recorded in the local currency. The Company translates the value of these local currency denominated assets and liabilities into U.S. dollars at the rates in effect at the balance sheet date. Resulting translation adjustments are recorded in stockholders' equity as a component of accumulated other comprehensive income (loss). The local currency denominated statement of income amounts are translated into U.S. dollars using the average exchange rates in effect during the period. Realized foreign currency transaction gains and losses are included in the consolidated statements of income. The Company's Indian subsidiaries do not operate in "highly inflationary" countries.

j) Accounts receivable:

Accounts receivables are recorded at the invoiced amount, taking into consideration any adjustments made by Government consultants who verify and certify construction and material invoices.  The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of clients to make required payments. The allowance for doubtful accounts is determined by evaluating the relative credit worthiness of each client, historical collections experience and other information, including the aging of the receivables. The company did not recognize any bad debt for the three months ended June 30, 2010 and 2009 respectively.  Unbilled accounts receivable represent revenue on contracts to be billed, in subsequent periods, as per the terms of the related contracts.

k) Accounts Receivable – Long Term:

This is typically for Build-Operate-Transfer (BOT) contracts.  It is money due to the company by the private or public sector to finance, design, construct, and operate a facility stated in a concession contract over an extended period of time.

l) Inventories:

Inventories primarily comprise of finished goods, raw materials, work in progress, stock at customer site, stock in transit, components and accessories, stores and spares, scrap and residue.  Inventories are stated at the lower of cost or estimated net realizable value.

The Cost of various categories of inventories is determined on the following basis:

•	Raw Material are valued at weighed average of landed cost (purchase price, freight inward and transit insurance charges).
•	Work in progress is valued as confirmed, valued and certified by the technicians and site engineers and finished goods at material cost plus appropriate share of labor cost and production overheads.
•	Components and accessories, stores erection, materials, spares and loose tools are valued on a first-in-first out basis.

m) Investments:

Investments are initially measured at cost, which is the fair value of the consideration given for them, including transaction costs.  The Company's equity in the earnings/(losses) of affiliates is included in the statement of income and the Company's share of net assets of affiliates is included in the balance sheet.

n) Property, Plant and Equipment (PP&E):

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. The estimated useful lives of assets are as follows:

Buildings	25 years
Plant and machinery	20 years
Computer equipment	3 years
Office equipment	5 years
Furniture and fixtures	5 years
Vehicles	5 years

Upon disposition, cost and related accumulated depreciation of the Property and equipment are removed from the accounts and the gain or loss is reflected in the results of operation. Cost of additions and substantial improvements to property and equipment are capitalized in the books of accounts. The cost of maintenance and repairs of the property and equipment are charged to operating expenses.

o) Fair Value of Financial Instruments

At June 30, 2010 and March 31, 2010, the carrying amounts of the Company's financial instruments, which included cash and cash equivalents, accounts receivable, unbilled accounts receivable, restricted cash, accounts payable, accrued employee compensation and benefits and other accrued expenses, approximate their fair values due to the nature of the items.

p) Concentration of Credit Risk and Significant Customers

Financial instruments which potentially expose the Company to concentrations of credit risk are primarily comprised of cash and cash equivalents, investments, derivatives, accounts receivable and unbilled accounts receivable. The Company places its cash, investments and derivatives in highly-rated financial institutions. The Company adheres to a formal investment policy with the primary objective of preservation of principal, which contains credit rating minimums and diversification requirements. Management believes its credit policies reflect normal industry terms and business risk. The Company does not anticipate non-performance by the counterparties and, accordingly, does not require collateral.

At June 30, 2010, seven clients accounted for approximately 93% of gross accounts receivable. At March 31, 2010, four clients accounted for approximately 68% of gross accounts receivable.

q) Goodwill / Impairment

Goodwill represents the excess cost of an acquisition over the fair value of the Group's share of net identifiable assets of the acquired subsidiary at the date of acquisition.  Goodwill on acquisition of subsidiaries is disclosed separately.  Goodwill is stated at cost less accumulated amortization and impairment losses, if any.

The company adopted provisions of Accounting Standards Codification (“ASC”) 350, “Intangibles – Goodwill and Others”, (previously referred to as SFAS No. 142, "Goodwill and Other Intangible Assets", which sets forth the accounting for goodwill and intangible assets subsequent to their acquisition. ASC 350 requires that goodwill and indefinite-lived intangible assets be allocated to the reporting unit level, which the Group defines as each circle.

ASC 350 also prohibits the amortization of goodwill and indefinite-lived intangible assets upon adoption, but requires that they be tested for impairment at least annually, or more frequently as warranted, at the reporting unit level.

The goodwill impairment test under ASC 350 is performed in two phases. The first step of the impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, goodwill of the reporting unit is considered impaired, and step two of the impairment test must be performed. The second step of the impairment test quantifies the amount of the impairment loss by comparing the carrying amount of goodwill to the implied fair value. An impairment loss is recorded to the extent the carrying amount of goodwill exceeds its implied fair value.

r) Impairment of long – lived assets

The company reviews its long-lived assets, with finite lives, for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable. Such circumstances include, though are not limited to, significant or sustained declines in revenues or earnings and material adverse changes in the economic climate.  For assets that the company intends to hold for use, if the total of the expected future undiscounted cash flows produced by the assets or subsidiary company is less than the carrying amount of the assets, a loss is recognized for the difference between the fair value and carrying value of the assets.  For assets the company intends to dispose of by sale, a loss is recognized for the amount by which the estimated fair value less cost to sell is less than the carrying value of the assets.  Fair value is determined based on quoted market prices, if available, or other valuation techniques including discounted future net cash flows.

s) Recently adopted accounting pronouncements

In November 2008, the FASB’s Emerging Issues Task Force reached a consensus on ASC 323-10 “Investments-Equity Method and Joint Ventures” (previously referred to as EITF Issue No. 08-6, “Equity Method Investment Accounting Considerations”). ASC 323-10 continues to account for the initial carrying value of equity method investments on a cost accumulation model, which generally excludes contingent consideration. ASC 323-10 also specifies that other-than-temporary impairment testing by the investor should be performed at the investment level and that a separate impairment assessment of the underlying assets is not required. An impairment charge by the investee should result in an adjustment of the investor’s basis of the impaired asset for the investor’s pro-rata share of such impairment. In addition, ASC 323-10 reached a consensus on how to account for an issuance of shares by an investee that reduces the investor’s ownership share of the investee. An investor should account for such transactions as if it had sold a proportionate share of its investment with any gains or losses recorded through earnings. ASC 323-10 also addresses the accounting for a change in an investment from the equity method to the cost method after adoption of ASC 810-10 (previously referred to as SFAS No. 160). ASC 323-10 affirms existing guidance which requires cessation of the equity method of accounting and application of ASC 320-10 (previously referred to as FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities”), or the cost method under ASC 323-10-35, as appropriate. Effective April 1, 2009, the Company adopted ASC 323-10 and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

In August 2009, the FASB issued ASU 2009-05 which amends Subtopic 820-10 “Fair Value Measurements and Disclosures” for the fair value measurement of liabilities. ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, an entity is required to measure fair value utilizing one or more of the following techniques (1) a valuation technique that uses the quoted market price of an identical liability or similar liabilities when traded as assets; or (2) another valuation technique that is consistent with the principles of Topic 820, such as a present value technique or a market approach. The provisions of ASU No. 2009-05 are effective for the first reporting period (including the interim periods) beginning after issuance. The provisions of ASU No. 2009-05 will be effective for interim and annual periods beginning after August 27, 2009. Effective April 1, 2010, the Company adopted this pronouncement and the adoption did not have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

t) Recently issued accounting pronouncements

In October 2009, the FASB issued ASU 2009-13 (EITF No. 08-1) which amends ASC 605-25 “Revenue Recognition—Multiple-Element Arrangements”. ASU 2009-13 amends ASC 605-25 to eliminate the requirement that all undelivered elements have Vendor Specific Objective Evidence (VSOE) or Third Party Evidence (TPE) before an entity can recognize the portion of an overall arrangement fee that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, the overall arrangement fee will be allocated to each element (both delivered and undelivered items) based on their relative estimated selling prices. Application of the “residual method” of allocating an overall arrangement fee between delivered and undelivered elements will no longer be permitted upon adoption of ASU 2009-13. The provisions of ASU 2009-13 will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption will be permitted. The Company is currently evaluating the effect of adoption of the provisions of the ASU 2009-13 on the Company’s consolidated financial Statements. The Company does not expect the adoption of this guidance to have an impact on its results of operations, financial condition or cash flows.

In December 2009, the FASB issued ASU No. 2009-16, “Accounting for Transfers of Financial Assets. This Accounting Standards Update” which amends the FASB Accounting Standards Codification for the issuance of FASB Statement No. 166, “Accounting for Transfers of Financial Assets-an amendment of FASB Statement No. 140”.The amendments in this Accounting Standards Update improve financial reporting by eliminating the exceptions for qualifying special-purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. Comparability and consistency in accounting for transferred financial assets will also be improved through clarifications of the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. The Company does not expect the adoption of this ASU to have a material impact on its results of operations, financial condition or cash flows.

In January 2010, the FASB issued revised guidance on disclosures related to fair value measurements. This guidance requires new disclosures about significant transfers in and out of Level 1 and Level 2 and separate disclosures about purchases, sales, issuances, and settlements with respect to Level 3 measurements. The guidance also clarifies existing fair value disclosures about valuation techniques and inputs used to measure fair value. The new disclosures and clarifications of existing disclosures were effective for us in fiscal 2010, except for the disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements, which will be effective for us in the first quarter of fiscal 2012. The Company is currently evaluating the effect of adoption of these provisions on the Company’s consolidated financial Statements. The Company does not expect the adoption of this guidance to have an impact on its results of operations, financial condition or cash flows.

NOTE 3 – OTHER CURRENT AND NON-CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:
	As of
	June 30, 2010	March 31, 2010

Prepaid expenses	$405,930	$52,087
Advances to suppliers	161,236	1,231,771
Discount on issuances of debt	178,220	414,166
Deposits and other current assets	95,278	356,438
	$840,664	$2,054,462

Other non-current assets consist of the following:
	As of
	June 30, 2010	March 31, 2010

Sundry debtors	$543,003	$268,145
Other advances	506,436	604,039
	$1,049,439	$872,184

NOTE 4 – SHORT-TERM BORROWINGS

Short term borrowings consist of the following:
	As of
	June 30, 2010	March 31, 2010

Secured liabilities	$713, 972	$1,087,775
Unsecured liabilities	259,469	301,266
	$973,441	$1,389,041

The above debt is secured by hypothecation of materials, stock of spares, Work in Progress, receivables and property & equipment in addition to personal guarantee of three India based directors & collaterally secured by mortgage of company’s land & other immovable properties of directors and their relatives. The average interest rate was 12% to 14% for the three months ended June 30, 2010.

Unsecured liabilities stated above include $261,222 due to the promoters of TBL. The Company disputes this liability and is currently negotiating with the promoters for a settlement.

NOTE 5 – OTHER CURRENT AND NON-CURRENT LIABILITIES

Other current liabilities consist of the following:
	As of
	June 30, 2010	March 31, 2010

Statutory dues payable	$27,095	$35,734
Employee related liabilities	72,161	90,207
Other liabilities	263,868	24,001
	$363,124	$149,942

Other non-current liabilities consist of the following:
	As of
	June 30, 2010	March 31, 2010

Sundry creditors	$1,146,352	$1,107,498
Provision for expenses	-	-
	$1,146,352	$1,107,498

NOTE 6 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of the Company’s current assets and current liabilities approximate their carrying value because of their short term maturity. Such financial instruments are classified as current and are expected to be liquidated within the next twelve months.

NOTE 7 – GOODWILL

The movement in goodwill balance is given below:

	As of
	June 30, 2010	March 31, 2010

Balance at the beginning of the period	$6,146,720	$17,483,501
Elimination on deconsolidation of Sricon	-	(10,576,123)
Effect of foreign exchange translation	(193,367)	(760,658)
	$5,953,353	$6,146,720

NOTE 8 –NOTES PAYABLE

The Company, on October 5, 2009, consummated the exchange of an outstanding promissory note in the total principal amount of $2,000,000 (the “Original Note”) initially issued to the Steven M. Oliveira 1998 Charitable Remainder Unitrust (“Oliveira”) for a new promissory note (the “New Note”) on substantially the same terms as the original note except that the principal amount of the New Note is $2,120,000 reflected the accrued but unpaid interest on the Original Note. There is no interest payable on the New Note and the New Note is due and payable on October 4, 2010 (the “Maturity Date”). As is the case with the Original Note, IGC can pre-pay the New Note at any time without penalty or premium, and the New Note is unsecured. The New Note is not convertible into IGC Common Stock (the “Common Stock”) or other securities of the Company. However, under the Note and Share Purchase Agreement (the “Note and Share Purchase Agreement”), effective as of October 4, 2009, by and among IGC and Oliveira, as additional consideration for the exchange of the Original Note, IGC agreed to issue 530,000 shares of Common Stock to Oliveira.

The Company, on October 16, 2009 consummated the sale of a promissory note in the principal amount of $2,000,000 (the “Note”) to Bricoleur Partners, L.P. (“Bricoleur”) for $2,000,000. There is no interest payable on the Note and the Note is due and payable on October 16, 2010 (the “Maturity Date”). The Company can pre-pay the Note at any time without penalty or premium and the Note is unsecured. The Note is not convertible into the Company’s Common Stock or other securities of the Company. However, under the Note and Share Purchase Agreement (the “Note and Share Purchase Agreement”), effective as of October 16, 2009, by and among IGC and Bricoleur, as additional consideration for the investment in the Note, IGC issued 530,000 shares of Common Stock to Bricoleur.

The Company in accordance with ASC 835-30, “Imputation of Interest”, (previously referred to as APB 21, Interest on Receivables and Payables), and drawing inference from ASC 815-40, “Contracts in Entity’s Own Equity”, (previously referred to as EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock), allocated the proceeds based on the relative fair value of the various components of the transaction and allocated such proceeds on a pro-rata basis, based on those separately determined fair values.  Accordingly, the Company recorded $712,874 as discount on issue of debt, which will be amortized over the period of the loan. The Company amortized such discount amounting to $178,218 during the three month period ended June 30, 2010.

The Company’s total interest expense was $213,098 and $411,482 for the three months ended June 30, 2010 and June 30, 2009 respectively.  No interest was capitalized by the Company for the three months ended June 30, 2010.

NOTE 9 - RELATED PARTY TRANSACTIONS

The Company had agreed to pay Integrated Global Network, LLC (“IGN, LLC”), an affiliate of our Chief Executive Officer, Mr. Mukunda, an administrative fee of $4,000 per month for office space and general and administrative services.  A total $12,000 was paid to IGN, LLC for the period.  The Company and IGN, LLC have agreed to continue the agreement on a month-to-month basis.

NOTE 10 -COMMITMENTS AND CONTINGENCY

 No significant commitments and contingencies were made during the 3 month period ended June 30, 2010.

NOTE 11 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	As of
	June 30, 2010	March 31, 2010

Land	$10,870	$10,870
Buildings	167,760	172,935
Plant and machinery	3,203,202	3,253,444
Furniture and fixtures	87,539	88,860
Computer equipment	207,114	209,012
Vehicles	472,726	478,749
Office equipment	161,558	161,680
Capital work-in-progress	132,052	136,440
	$4,442,821	$4,511,990
Less: Accumulated depreciation	(2,844,715)	(2,763,554)
	$1,598,106	$1,748,436

Depreciation and amortization expense for the three month period ended June 30, 2010 and June 30, 2009 was $96,444 and $208,343 respectively. Capital work-in-progress represents advances paid towards the acquisition of property and equipment and the cost of property and equipment not put to use before the balance sheet date.

NOTE 12 – STOCK-BASED COMPENSATION

On April 1, 2009 the Company adopted ASC 718, “Compensation-Stock Compensation”, (previously referred to as SFAS No. 123 (revised 2004), Share Based Payment).  ASC 718 requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. No stock based compensation was awarded during the 3 month period ended June 30, 2010.    As of June 30, 2010, the Company granted 78,820 shares of common stock and 1,413,000 stock options, to its directors and employees.   The options vested immediately.  The exercise price of the options was $1.00 per share, and the options will expire on May 13, 2014.  The fair value of the stock was $39,410 on the date of grant and the fair value of the stock options was $90,997.  No share-based compensation was recognized for the three month period ended June 30, 2010.  As of June 30, 2010, 531,795 options remain issuable under the 2008 Omnibus Plan.

NOTE 13 - DECONSOLIDATION

Effective October 1, 2009, we decreased our ownership in Sricon Infrastructure from 63% to 22.3%.  On or about March 7, 2008 we consummated the Sricon Acquisition by purchasing 63% for $28,690,266 (based on an exchange rate of 40 INR for 1 USD).   Subsequently, we effectively borrowed, through an intermediary company, $17,900,000 (based on 40 INR for 1 USD) from Sricon.  Through 2008 and 2009 we expanded our business offerings beyond construction to include a rapidly growing materials business. We have successfully repositioned the company as a materials and construction company; with construction activity in our TBL subsidiary and materials activity in our other subsidiaries. As a consequence, we no longer owe $17,900,000 and our corresponding ownership in Sricon is decreased from 63% to 22.3%, a minority interest.  The accounting of the decrease in ownership, or deconsolidation of Sricon from the balance sheet of IGC, results in shrinking the IGC balance sheet and a one-time charge on the P&L.

The equity dilution of 40.715% resulted in a consideration of $17,900,000. Following the guidance under ASC 810-10, the parent derecognized the assets, liabilities and equity components (including the amounts previously recognized in other comprehensive income) related to Sricon.  IGC recorded a loss of $785,073 and further reclassified an accumulated AOCI loss of $2,098,492 in the income statement as a result of the dilution.  Deferred acquisition costs related to Sricon amounted to $1,854,750, which were subsequently recorded in the income statement for the Fiscal Year that ended March 31, 2010.

The Company has accounted for its remaining 22.3% interest in Sricon by the equity method. The carrying value of the investment in Sricon as of June 30, 2010 was $8,443,181.  The Company’s equity in the income of Sricon for the three months ended June 30, 2010 was Nil.

NOTE 14 - INCOME TAXES

The provision for income taxes resulted in a tax benefit of $421,683 in the three months period ended June 30, 2010 compared to tax expense of $106,416 for the same period in 2009.  The decrease in income expense was primarily due to timing differences and tax attributes related to deferred interest expense, NOL’s and foreign tax credits. As stated in our recently filed 10-K, a valuation allowance is not taken because of $200 million in new contracts over 5 years commencing in fiscal year 2011.  We believe that newly acquired contracts will generate sufficient taxable income to utilize our tax assets recorded as of June 30, 2010.   Refer to our recently filed 10-K for more details on utilization of tax assets.

NOTE 15 - RECONCILIATION OF EPS

For the three month period ended June 30, 2010, the basic shares include founders shares, shares sold in the market, shares sold in a private placement, shares sold in the IPO, shares sold in the registered direct, shares arising from the exercise of warrants issued in the placement of debt, shares issued in connection with debt and shares issued to employees, directors and vendors.   The fully diluted shares include the basic shares plus warrants issued as part of the units sold in the private placement and IPO, warrants sold as part of the units sold in the registered direct and employee options.   The UPO issued to the underwriters (1,500,000 shares) is not considered as the strike price for the UPO is “out of the money” at $6.50 per share.  The historical weighted average per share, for our shares, through June 30, 2010, was applied using the treasury method of calculating the fully diluted shares.  The weighted average number of shares outstanding as at June 30, 2010 used for the computation of basic EPS is 13,256,427. The calculations for fully diluted shares include 547,049 shares and exclude 12,979,873 shares from the fully diluted EPS computations.

NOTE 16: SEGMENT INFORMATION

Accounting pronouncements establish standards for the manner in which public companies report information about operating segments in annual and interim financial statements. Operating segments are component of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker ("CODM") on deciding on how to allocate resources and in assessing performance. The Company's CODM is considered to be the Company's chief executive officer ("CEO"). The CEO reviews financial information presented on an entity level basis for purposes of making operating decisions and assessing financial performance. Therefore, the Company has determined that it operates in a single operating and reportable segment.

NOTE 17 - SUBSEQUENT EVENTS

On April 16, 2010 IGC announced the addition of a General Manager to manage the rock aggregate and logistics business.  On April 27, 2010, IGC announced a $160 million contract, over five years, for the supply of iron ore to a customer in China.   On May 27, 2010 IGC announced a $35 million contract for the supply of iron ore to a customer in China.  On June 17, 2010 IGC announced a $945 thousand contract for the supply of rock aggregate to an Indian road developer.

Some of the above Company’s contracts have been delayed due to the monsoon season. However, IGC expects to start operationalizing these contracts in September, 2010 after the monsoon weather abates.

NOTE 18 — INITIAL PUBLIC OFFERING

On March 8, 2006, the Company sold 11,304,500 Units in the Public Offering, including the exercise by the Underwriter of the over-allotment in full. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two redeemable common stock purchase warrants (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00. The Company has a right to redeem the Warrants in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading-days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given.  If the Company redeems the Warrants, either the holder will have to exercise the Warrants by purchasing the common stock from the Company for $5.00 or the Warrants will expire. The Warrants expire on March 3, 2011, or earlier upon redemption.

In connection with the Public Offering, the Company issued an option, for $100, to the Underwriter to purchase 500,000 Units at an exercise price of $7.50 per Unit. The Company has accounted for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the Public Offering resulting in a charge directly to stockholders’ equity. The Company estimated, using the Black-Scholes method, the fair value of the option granted to the Underwriter as of the date of grant was approximately $756,200 using the following assumptions: (1) expected volatility of 30.1%, (2) risk-free interest rate of 3.9% and (3) expected life of five years. The estimated volatility was based on a basket of Indian companies that trade in the United States or the United Kingdom.  The option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the option (the difference between the exercise prices of the option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the option without the payment of any cash. The Warrants underlying such Units are exercisable at $6.25 per share.

India Globalization Capital, Inc.

Share(s) of Common Stock
 Warrant(s) to purchase up to        shares of Common Stock
 shares of Common Stock underlying the Warrants

PROSPECTUS

Until              (25 days after the date of this prospectus), all dealers that effect transactions in these securities may be required to deliver this prospectus.

PART II

Information not required in prospectus

Item 13.	Other expenses of issuance and distribution

The following table sets forth all expenses payable in connection with registration of the securities covered by this prospectus. All the amounts shown are estimates, except the SEC registration fee.  We will bear all costs, fees and expenses listed below incurred in effecting the issuance and registration of the shares covered by this prospectus.

	Total

SEC registration fee	$699
Printing expenses	$40,000	*
Legal fees and expenses	$70,000	*
Accounting fees and expenses	$20,000	*
Miscellaneous	$25,000	*
Total	$155,699
*              Estimated.

Item 14.        Indemnification of officers and directors

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 2-418 of the Maryland General Corporation Law. Section 2-418 of the Maryland General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 2-418. Indemnification of directors, officers, employees and agents.

(a) Definitions. — In this section the following words have the meanings indicated.

(1)             “Director” means any person who is or was a director of a corporation and any person who, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan.

(2)           “Corporation” includes any domestic or foreign predecessor entity of a corporation in a merger, consolidation, or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

(3)              ”Expenses” includes attorney’s fees.

(4)             “Official capacity” means the following:

(i)             When used with respect to a director, the office of director in the corporation; and

(ii)           When used with respect to a person other than a director as contemplated in subsection (j), the elective or appointive office in the corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation.
(iii)             “Official capacity” does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.

(5)             “Party” includes a person who was, is, or is threatened to be made a named defendant or r respondent in a proceeding.

(6)           “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative.

(b) Permitted indemnification of director. —

(1)             A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:

(i)             The act or omission of the director was material to the matter giving rise to the proceeding; and

1.             Was committed in bad faith; or

2.             Was the result of active and deliberate dishonesty; or

(ii)             The director actually received an improper personal benefit in money, property, or services; or

(iii)             In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

(2)             (i)             Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.

(ii)             However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.

(3)             (i)             The termination of any proceeding by judgment, order, or settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection.

(ii)             The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet that standard of conduct.

(4)           A corporation may not indemnify a director or advance expenses under this section for a proceeding brought by that director against the corporation, except:

                                 (i)             For a proceeding brought to enforce indemnification under this section; or

(ii)             If the charter or bylaws of the corporation, a resolution of the board of directors of the corporation, or an agreement approved by the board of directors of the corporation to which the corporation is a party expressly provide otherwise.

(c) No indemnification of director liable for improper personal benefit. — A director may not be indemnified under subsection (b) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

(d) Required indemnification against expenses incurred in successful defense — Unless limited by the charter:

(1)             A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (b) of this section shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding.

(2)             A court of appropriate jurisdiction, upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:

(i)             If it determines a director is entitled to reimbursement under paragraph (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or

(ii)             If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection (b) of this section or has been adjudged liable under the circumstances described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.

(3)           A court of appropriate jurisdiction may be the same court in which the proceeding involving the director’s liability took place.

(e) Determination that indemnification is proper. — (1) Indemnification under subsection (b) of this section may not be made by the corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (b) of this section.

(2)             Such determination shall be made:

(i)             By the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate;

(ii)              By special legal counsel selected by the board of directors or a committee of the board by vote as set forth in subparagraph (i) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or

(iii)             By the stockholders.

(3)             Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in subparagraph (ii) of paragraph (2) of this subsection for selection of such counsel.

(4)           Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.

(f) Payment of expenses in advance of final disposition of action. — (1) Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of:

(i)             A written affirmation by the director of the director’s good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in this section has been met; and

(ii)             A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(2)             The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

(3)             Payments under this subsection shall be made as provided by the charter, bylaws, or contract or as specified in subsection (e) of this section.

(g) Validity of indemnification provision. — The indemnification and advancement of expenses provided or authorized by this section may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of stockholders or directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(h) Reimbursement of director’s expenses incurred while appearing as witness. — This section does not limit the corporation’s power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.

(i)      Director’s service to employee benefit plan. — For purposes of this section:

(1)             The corporation shall be deemed to have requested a director to serve an employee benefit plan where the performance of the director’s duties to the corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan;

(2)           Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fines; and

(3)           Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director’s duties for a purpose reasonably believed by the director to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

(j) Officer, employee or agent. — Unless limited by the charter:

(1)             An officer of the corporation shall be indemnified as and to the extent provided in subsection (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d);

(2)             A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and

(3)           A corporation, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.

(k) Insurance or similar protection. — (1) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.

(2)             A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, not inconsistent with this section.

(3)             The insurance or similar protection may be provided by a subsidiary or an affiliate of the corporation.

(l) Report of indemnification to stockholders. — Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the stockholders with the notice of the next stockholders’ meeting or prior to the meeting.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B. of Article Tenth of our amended and restated certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 2-418 of the MGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding or which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.”

Article XI of our Bylaws provides for indemnification of any of our directors, officers, employees or agents for certain matters in accordance with Section 2-418 of the Maryland General Corporation Law.

Item 15.	Recent sales of unregistered securities

Set forth below is information regarding shares of common stock and preferred stock issued, and options and warrants granted, by us within the past three years. Also included is the consideration, if any, received by us for such shares, options and warrants and information relating to the section of the Securities Act, or rule of the SEC under which exemption from registration was claimed.

On December 24, 2007, the Company sold Promissory Notes and shares of the Company’s common stock in a private placement as follows:

Name	Principal Amount of Promissory Note	Number of Shares of Common Stock	Relationship to the Company at the Time of Acquisition
Dr. Ranga Krishna	$4,300,000	446,226	Chairman of the Board
Oliveira Capital, LLC	$1,000,000	103,774	None

On January 10, 2008, the Company sold Promissory Notes and shares of the Company’s common stock in a private placement as follows:

Name	Principal Amount of Promissory Note	Number of Shares of Common Stock	Relationship to the Company at the Time of Acquisition
Funcorp Associates	$50,000	5,189	None
Trufima NV	$50,000	5,189	None
Geri Investments NV	$100,000	10,377	None
Harmon Corp NV	$50,000	5,189	None
La Legetaz	$100,000	10,377	None
Arterio, Inc.	$50,000	5,189	None
Domanco Venture Capital Find	$50,000	5,189	None
Anthony Polak	$75,000	7,783	None
Anthony Polak “S”	$50,000	5,189	None
Jamie Polak	$50,000	5,189	None
RL Capital Partners LP	$250,000	25,943	None
Ronald M. Lazar, IRA	$50,000	5,189	None
White Sand Investor Group	$500,000	51,887	None
MLR Capital Offshore Master Fund, Ltd.	$550,000	57,075	None

The December 2007 and January 2008 transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts private issuances of securities in which the securities are not offered or advertised to the general public.  No underwriting discounts or commissions were paid with respect to such sales.   These Promissory Notes have been repaid in full Pursuant to the terms of the Note Purchase Agreement between the Company and the purchasers of the Promissory Notes and shares, the shares of common stock were issued to the purchasers subsequent to the Company’s acquisition of a controlling interest in Sricon and TBL

On August 15, 2008, the Company issued 10,000 shares of its common stock to RedChip Companies, Inc. in a private placement as payment for services.  This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts private issuances of securities in which the securities are not offered or advertised to the general public.  No underwriting discounts or commissions were paid with respect to such sale.

On September 30, 2008, the Company entered into a Note and Share Purchase Agreement with Steven M. Oliveira 1998 Charitable Remainder Unitrust (“Oliveira Trust”) pursuant to which the Company sold the Oliveira Trust a Promissory Note in the principal amount of $2.0 million (the “Original Oliveira Trust Note”) and 200,000 shares of common stock of the Company.  The Original Oliveira Trust Note was due and payable on September 30, 2009, or upon an earlier change in control of the Company, and bears interest at a rate of 6% per annum.   The Note and Share Purchase Agreement provided for the issuance by the Company of additional shares of its Common Stock to the Oliveira Trust for no additional consideration as follows:  if an event of default under the Promissory Note remains uncured for a period of more than 30 days, the Company would issue to the Oliveira Trust an additional 10,000 shares of Common Stock for each $100 thousand of outstanding principal amount of the Original Oliveira Trust Note and if the Company failed to file a registration statement covering the resale Common Stock within 45 days after the sale of the Original Oliveira Trust Note and Common Stock to the Oliveira Trust or such registration statement is not declared effective within 150 days after filing (subject to certain exceptions and extensions) the Company would issue to the Oliveira Trust an additional 25,000 shares of Common Stock for each $100 thousand of outstanding principal amount of the “Original Oliveira Trust Note and an additional 5,000 shares  for each $100,000 of outstanding principal amount of the Promissory Note for each subsequent 30 day period such registration statement is not declared effective,  These transactions were exempt from registration under the Securities Act pursuant to Regulation D promulgated under the Securities Act, which exempts private issuances of securities in which the securities are not offered or advertised to the general public.  No underwriting discounts or commissions were paid with respect to such sales.

On July 13, 2009, the Company issued 15,000 shares of common stock to RedChip Companies Inc. in a private placement as payment for services.  This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts private issuances of securities in which the securities are not offered or advertised to the general public.  No underwriting discounts or commissions were paid with respect to such sale.

On October 5, 2009, the Company entered into a new Note and Share Purchase Agreement (the “New Oliveira Purchase Agreement”) with the Oliveira Trust pursuant to which the Oliveira Trust exchanged the Original Oliveira Trust Note for a new promissory note (the “New Note”) on substantially the same terms as the Original Oliveira Trust Note except that the principal amount of the New Note is $2.1 million, which reflects the accrued but unpaid interest on the Original Oliveira Trust Note. There is no interest payable on the New Note and the New Note is due and payable on October 4, 2010 (the “Maturity Date”).  As is the case with the Original Oliveira Trust Note, the Company can pre-pay the New Note at any time without penalty or premium, and the New Note is unsecured.

The New Note is not convertible into Common Stock) or other securities of the Company. However, under the New Oliveira Purchase Agreement, as additional consideration for the exchange of the Original Oliveira Trust Note, the Company agreed to issue 530,000 shares of Common Stock to the Oliveira Trust.  If the Company fails to repay the Notes by the Maturity Date, the Oliveira Trust would be entitled to receive an additional 200,000 shares of Common Stock.

Pursuant to the New Oliveira Purchase Agreement, which supersedes the original Note and Warrant Purchase Agreement, the Company has also agreed that if the Note is not repaid by the Maturity Date it will use reasonable best efforts to ensure that no later than  October 4, 2010, it will have a registration statement effective with a sufficient number of shares of Common Stock based on the then fair market value of the shares registered in excess of the amount due under the New Note.  The securities sold in this transaction have not been registered under the Securities Act of 1933, as amended (the “Act”) and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Act.  The issuance of the foregoing securities was exempt from registration under Section 3(a)(9) of the Act as an exchange of securities solely with an existing securityholder where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

On October 16, 2009, the Company entered into a Note and Share Purchase Agreement with Bricoleur Partners, L.P.  (“Bricoleur”) pursuant to which the Company sold Bricoleur a Promissory Note in the principal amount of $2.0 million and 530,000 shares of common stock of the Company.  The Promissory Note is due and payable on October 16, 2010, or upon an earlier change in control of the Company, and bears no interest.   The Note and Share Purchase Agreement, provides for the issuance by the Company of additional shares of its Common Stock to Bricoleur for no additional consideration as follows:  if an event of default under the Promissory Note remains uncured for a period of more than 30 days, the Company shall issue to Bricoleur an additional 10,000 shares of Common Stock for each $100 thousand of outstanding principal amount of the Promissory Note and if the Company fails to file a registration statement covering the resale Common Stock within 45 days after the sale of the Promissory Note and Common Stock to Bricoleur or such registration statement is not declared effective within 150 days after filing (subject to certain exceptions and extensions) the Company shall issue to Bricoleur an additional 25,000 shares of Common Stock for each $100 thousand of outstanding principal amount of the Promissory Note and an additional 5,000 shares  for each $100 thousand of outstanding principal amount of the Promissory Note for each subsequent 30 day period such registration statement is not declared effective,  These transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Act, which exempts private issuances of securities in which the securities are not offered or advertised to the general public.  No underwriting discounts or commissions were paid with respect to such sales.

On May 13, 2009, the Company granted 39,410 shares of its common stock to each of Ram Mukunda and Dr. Ranga Krishna.  These transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Act, which exempts private issuances of securities in which the securities are not offered or advertised to the general public.  No underwriting discounts or commissions were paid with respect to such sales.

In March 2010, the Company issued 9,135 shares of common stock to RedChip Companies Inc. in a private placement as payment for services.  This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts private issuances of securities in which the securities are not offered or advertised to the general public.  No underwriting discounts or commissions were paid with respect to such sale.

On March 25, 2010 and July 20, 2010, we entered into investor relations agreements with American Capital Ventures, which each agreement providing for the issuance of 15,000 shares of our common stock to American Capital Ventures or its designees for services rendered.  To date, we have issued 9,500 shares of common stock to American Capital Ventures and 5,500 shares of common stock to Maplehurst Investment Group pursuant to these agreements.  These transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts private issuances of securities in which the securities are not offered or advertised to the general public.  No underwriting discounts or commissions were paid with respect to such sale.

Item 16.	Exhibits and financial statement schedules

(a)	Exhibits

Exhibit No.	Description

1.1	Form of Co-Placement Agency Agreement between the Registrant, Source Capital Group, Inc. and Boenning & Scattergood, Inc.**
3.1	Amended and Restated Articles of Incorporation. (1)
3.2	By-laws. (2)
4.1	Specimen Unit Certificate. (3)
4.2	Specimen Common Stock Certificate. (3)
4.3	Specimen Warrant Certificate. (3)
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant. (1)
4.5	Form of Purchase Option to be granted to Ferris, Baker Watts, Inc. (1)
4.6	Specimen Warrant Certificate.*
4.7	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
5.1	Opinion of Seyfarth Shaw LLP*
10.1	Amended and Restated Letter Agreement between the Registrant, Ferris, Baker Watts, Inc. and Ram Mukunda. (4)
10.2	Amended and Restated Letter Agreement between the Registrant, Ferris, Baker Watts, Inc. and John Cherin. (4)
10.3	Amended and Restated Letter Agreement between the Registrant, Ferris, Baker Watts, Inc. and Ranga Krishna. (4)
10.4	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant. (5)
10.5	Promissory Note issued by the Registrant to Ram Mukunda. (2)
10.5.1	Extension of Due Date of Promissory Note issued to Ram Mukunda. (2)
10.6	Form of Stock and Unit Escrow Agreement among the Registrant, Ram Mukunda, John Cherin and Continental Stock Transfer & Trust Company. (2)
10.7	Form of Registration Rights Agreement among the Registrant and each of the existing stockholders. (3)
10.8	Form of Unit Purchase Agreement among Ferris, Baker Watts, Inc. and one or more of the Initial Stockholders. (5)
10.9	Form of Office Service Agreement between the Registrant and Integrated Global Networks, LLC. (5)
10.10	Amended and Restated Letter Advisory Agreement between the Registrant, Ferris, Baker Watts, Inc. and SG Americas Securities, LLC. (5)
10.11	Form of Letter Agreement between Ferris, Baker Watts, Inc. and certain officers and directors of the Registrant. (4)
10.12	Form of Letter Agreement between Ferris, Baker Watts, Inc. and each of the Special Advisors of the Registrant. (4)
10.13	Form of Letter Agreement between the Registrant and certain officers and directors of the Registrant. (4)
10.14	Form of Letter Agreement between the Registrant and each of the Special Advisors of the Registrant. (4)
10.15	Promissory Note issued by the Registrant to Ranga Krishna. (2)
10.15.1	Extension of Due Date of Promissory Note issued to Ranga Krishna. (2)

10.16	Form of Promissory Note to be issued by the Registrant to Ranga Krishna. (2)
10.17	Share Subscription Cum Purchase Agreement dated February 2, 2007 by and among India Globalization Capital, Inc., MBL Infrastructures Limited and the persons “named as Promoters therein”. (6)
10.18	Debenture Subscription Agreement dated February 2, 2007 by and among India Globalization Capital, Inc., MBL Infrastructures Limited and the persons named as Promoters therein. (6)
10.19	Note and Warrant Purchase Agreement dated February 5, 2007 by and among India Globalization Capital, Inc. and Oliveira Capital, LLC. (6)
10.20	Promissory Note dated February 5, 2007 in the initial principal amount for $3,000,000 issued by India Globalization Capital, Inc. to Oliveira Capital, LLC. (6)
10.21	Warrant to Purchase Shares of Common Stock of India Globalization Capital, Inc. issued by India Globalization Capital, Inc. to Oliveira Capital, LLC. (6)
10.22
First Amendment to Share Subscription Cum Purchase Agreement dated February 2, 2007 by and among India Globalization Capital, Inc., MBL Infrastructures Limited and the persons named as Promoters therein. (7)

10.23
First Amendment to the Debenture Subscription Agreement dated February 2, 2007 by and among India Globalization Capital, Inc., MBL Infrastructures Limited and the persons named as Promoters therein. (7)

10.24	Contract Agreement dated April 29, 2007 between IGC, CWEL, AMTL and MAIL. (7)
10.25	First Amendment dated August 20, 2007 to Agreement dated April 29, 2007 between IGC, CWEL, AMTL and MAIL. (8)
10.26	Share Subscription Cum Purchase Agreement dated September 16, 2007 by and among India Globalization Capital, Inc., Techni Bharathi Limited and the persons named as Promoters therein (9).
10.27	Shareholders Agreement dated September 16, 2007 by and among India Globalization Capital, Inc., Techni Bharathi Limited and the persons named as Promoters therein. (9)
10.28	Share Purchase Agreement dated September 21, 2007 by and between India Globalization Capital, Inc. and Odeon Limited. (9)
10.29	Share Subscription Cum Purchase Agreement dated September 15, 2007 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein. (9)
10.30	Shareholders Agreement dated September 15, 2007 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein. (9)
10.31
Form of Amendment to the Share Subscription Cum Purchase Agreement Dated September 15, 2007, entered into on December 19, 2007 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein. (10)

10.32
Form of Amendment to the Share Subscription Agreement Dated September 16, 2007, entered into on December 21, 2007 by and among India Globalization Capital, Inc., Techni Bharathi Limited and the persons named as Promoters therein. (10)

10.33	Note Purchase Agreement, effective as of December 24, 2007, by and among India Globalization Capital, Inc. and the persons named as Lenders therein. (10)
10.34	Form of India Globalization Capital, Inc. Promissory Note. (10)

10.35	Form of Registration Rights Agreement by and among India Globalization Capital, Inc. and the persons named as Investors therein. (10)
10.36	Form of Pledge Agreement, effective as of December 24, 2007, by and among India Globalization Capital, Inc. and the persons named as Secured Parties therein. (10)
10.37	Form of Lock up Letter Agreement, dated December 24, 2007 by and between India Globalization Capital, Inc. and Dr. Ranga Krishna. (10)
10.38	Form of Letter Agreement, dated December 24, 2007, with Dr. Ranga Krishna. (10)
10.39	Form of Letter Agreement, dated December 24, 2007, with Oliveira Capital, LLC. (10)
10.40	Form of Warrant Clarification Agreement, dated January 4, 2008, by and between the Company and Continental Stock Transfer & Trust Company. (11)
10.41	Form of Amendment to Unit Purchase Options, dated January 4, 2008, by and between the Company and the holders of Unit Purchase Options. (11)
10.42
Second Amendment to the Share Subscription Cum Purchase Agreement Dated September 15, 2007, entered into on January 14, 2008 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein. (12)

10.43
Letter Agreement dated January 8, 2008 by and among India Globalization Capital, Inc., Odeon Limited, and Techni Bharathi Limited with respect to the Share Purchase Agreement dated September 21, 2007 by and among India Globalization Capital, Inc. and  Odeon Limited. (12)

10.44	Employment Agreement between India Globalization Capital, Inc., India Globalization Capital Mauritius and Ram Mukunda dated as of March 8, 2008. (13)
10.45	2008 Omnibus Incentive Plan. (14)
10.46	Note and Share Purchase Agreement dated as of September 30, 2008, by and among India Globalization Capital, Inc. and Steven M. Oliveira 1998 Charitable Remainder Unitrust (15)
10.47	Registration Rights Agreement dated September 30, 2008 by and among India Globalization Capital, Inc. and the persons named as Investors therein. (15)
10.48	Note and Share Purchase Agreement dated as of October 5, 2009, by and among India Globalization Capital, Inc. and Steven M. Oliveira 1998 Charitable Remainder Unitrust (16)
10.49	Unsecured Promissory Note dated as of October 5, 2009 in the principal amount of $2,120,000 issued by the Company to the Steven M. Oliveira 1998 Charitable Remainder Unitrust. (16)
10.50	Note and Share Purchase Agreement dated as of October 16, 2009 between the Company and Bricoleur Partners, L.P. (17)
10.51	Unsecured Promissory Note dated as of October 16, 2009 in the principal amount of $2,000,000 issued by the Company to Bricoleur Partners, L.P. (17)
10.52	Registration Rights Agreement dated as of October 16, 2009 between the Company and Bricoleur Partners, L.P. (17)
10.53	Form of Securities Purchase Agreement dated as of September 14, 2009 by and among India Globalization Capital, Inc. and the investors named therein (18)
10.54	Amendment No. 1 dated as of October 30, 2009 to Securities Purchase Agreement by and among India Globalization Capital, Inc. and the investors named therein.***
10.55	ATM Agency Agreement, dated as of October 13, 2009, by and between India Globalization Capital, Inc. and Enclave Capital LLC (19)
21	Subsidiaries**
23.1	Consent of Yoganandh & Ram*
23.2	Consent of Seyfarth Shaw LLP (incorporated by reference from Exhibit 5.1)*
23.3	Consent of Mega Ace Consultancy. (4)
24	Power of Attorney.**
99.1	Code of Ethics. (5)

*	Filed herewith.
**	Previously filed as an exhibit to this Registration Statement.
(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-124942), as amended and filed on November 2, 2005.
(2)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-124942), as amended and filed on February 14, 2006.
(3)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-124942), as originally filed on May 13, 2005.
(4)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-124942), as amended and filed on July 11, 2005.
(5)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-124942), as amended and filed on March 2, 2006.
(6)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on February 12, 2007.
(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on May 2, 2007.
(8)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on August 23, 2007.
(9)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on September 27, 2007.
(10)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on December 27, 2007.
(11)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on January 7, 2008.
(12)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on January 16, 2008.
(13)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on May 23, 2008.
(14)	Incorporated by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A (SEC File No. 333-124942), as originally filed on February 8, 2008.
(15)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on October 6, 2008.
(16)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on October 8, 2009.
(17)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on October 21, 2009.
(18)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on September 17, 2009.
(19)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on October 13, 2009.

(b)	Financial Statement Schedules

All financial statement schedules are omitted because they are not applicable, not required or the information is indicated elsewhere in the financial statements or the notes thereto.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes,

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on October 27, 2010 .

INDIA GLOBALIZATION CAPITAL, INC.

By:	/s/ Ram Mukunda
Name:	Ram Mukunda
Title:	President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Ram Mukunda  his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Name	Position	Date
/s/ Ram Mukunda	President and Chief Executive Officer	October 27, 2010
Ram Mukunda	(Principal Executive Officer)

/s/*	Chairman	October 27, 2010
Ranga Krishna

/s/ John Selvaraj	Treasurer	October 27, 2010
John Selvaraj	(Principal Financial and Accounting Officer)

/s/*	Director	October 27, 2010
Suhail Nathani

/s/*	Director	October 27, 2010
Sudhakar Shenoy

/s/*	Director	October 27, 2010
Richard Prins

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Co-Placement Agency Agreement between the Registrant, Source Capital Group, Inc. and Boenning & Scattergood, Inc.**
3.1	Amended and Restated Articles of Incorporation. (1)
3.2	By-laws. (2)
4.1	Specimen Unit Certificate. (3)
4.2	Specimen Common Stock Certificate. (3)
4.3	Specimen Warrant Certificate. (3)
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant. (1)
4.5	Form of Purchase Option to be granted to Ferris, Baker Watts, Inc. (1)
4.6	Specimen Warrant Certificate.*
4.7	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
5.1	Opinion of Seyfarth Shaw LLP*
10.1	Amended and Restated Letter Agreement between the Registrant, Ferris, Baker Watts, Inc. and Ram Mukunda. (4)
10.2	Amended and Restated Letter Agreement between the Registrant, Ferris, Baker Watts, Inc. and John Cherin. (4)
10.3	Amended and Restated Letter Agreement between the Registrant, Ferris, Baker Watts, Inc. and Ranga Krishna. (4)
10.4	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant. (5)
10.5	Promissory Note issued by the Registrant to Ram Mukunda. (2)
10.5.1	Extension of Due Date of Promissory Note issued to Ram Mukunda. (2)
10.6	Form of Stock and Unit Escrow Agreement among the Registrant, Ram Mukunda, John Cherin and Continental Stock Transfer & Trust Company. (2)
10.7	Form of Registration Rights Agreement among the Registrant and each of the existing stockholders. (3)
10.8	Form of Unit Purchase Agreement among Ferris, Baker Watts, Inc. and one or more of the Initial Stockholders. (5)
10.9	Form of Office Service Agreement between the Registrant and Integrated Global Networks, LLC. (5)
10.10	Amended and Restated Letter Advisory Agreement between the Registrant, Ferris, Baker Watts, Inc. and SG Americas Securities, LLC. (5)
10.11	Form of Letter Agreement between Ferris, Baker Watts, Inc. and certain officers and directors of the Registrant. (4)
10.12	Form of Letter Agreement between Ferris, Baker Watts, Inc. and each of the Special Advisors of the Registrant. (4)
10.13	Form of Letter Agreement between the Registrant and certain officers and directors of the Registrant. (4)
10.14	Form of Letter Agreement between the Registrant and each of the Special Advisors of the Registrant. (4)
10.15	Promissory Note issued by the Registrant to Ranga Krishna. (2)
10.15.1	Extension of Due Date of Promissory Note issued to Ranga Krishna. (2)

10.16	Form of Promissory Note to be issued by the Registrant to Ranga Krishna. (2)
10.17	Share Subscription Cum Purchase Agreement dated February 2, 2007 by and among India Globalization Capital, Inc., MBL Infrastructures Limited and the persons “named as Promoters therein”. (6)
10.18	Debenture Subscription Agreement dated February 2, 2007 by and among India Globalization Capital, Inc., MBL Infrastructures Limited and the persons named as Promoters therein. (6)
10.19	Note and Warrant Purchase Agreement dated February 5, 2007 by and among India Globalization Capital, Inc. and Oliveira Capital, LLC. (6)
10.20	Promissory Note dated February 5, 2007 in the initial principal amount for $3,000,000 issued by India Globalization Capital, Inc. to Oliveira Capital, LLC. (6)
10.21	Warrant to Purchase Shares of Common Stock of India Globalization Capital, Inc. issued by India Globalization Capital, Inc. to Oliveira Capital, LLC. (6)
10.22
First Amendment to Share Subscription Cum Purchase Agreement dated February 2, 2007 by and among India Globalization Capital, Inc., MBL Infrastructures Limited and the persons named as Promoters therein. (7)

10.23
First Amendment to the Debenture Subscription Agreement dated February 2, 2007 by and among India Globalization Capital, Inc., MBL Infrastructures Limited and the persons named as Promoters therein. (7)

10.24	Contract Agreement dated April 29, 2007 between IGC, CWEL, AMTL and MAIL. (7)
10.25	First Amendment dated August 20, 2007 to Agreement dated April 29, 2007 between IGC, CWEL, AMTL and MAIL. (8)
10.26	Share Subscription Cum Purchase Agreement dated September 16, 2007 by and among India Globalization Capital, Inc., Techni Bharathi Limited and the persons named as Promoters therein (9).
10.27	Shareholders Agreement dated September 16, 2007 by and among India Globalization Capital, Inc., Techni Bharathi Limited and the persons named as Promoters therein. (9)
10.28	Share Purchase Agreement dated September 21, 2007 by and between India Globalization Capital, Inc. and Odeon Limited. (9)
10.29	Share Subscription Cum Purchase Agreement dated September 15, 2007 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein. (9)
10.30	Shareholders Agreement dated September 15, 2007 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein. (9)
10.31
Form of Amendment to the Share Subscription Cum Purchase Agreement Dated September 15, 2007, entered into on December 19, 2007 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein. (10)

10.32
Form of Amendment to the Share Subscription Agreement Dated September 16, 2007, entered into on December 21, 2007 by and among India Globalization Capital, Inc., Techni Bharathi Limited and the persons named as Promoters therein. (10)

10.33	Note Purchase Agreement, effective as of December 24, 2007, by and among India Globalization Capital, Inc. and the persons named as Lenders therein. (10)
10.34	Form of India Globalization Capital, Inc. Promissory Note. (10)

10.35	Form of Registration Rights Agreement by and among India Globalization Capital, Inc. and the persons named as Investors therein. (10)
10.36	Form of Pledge Agreement, effective as of December 24, 2007, by and among India Globalization Capital, Inc. and the persons named as Secured Parties therein. (10)
10.37	Form of Lock up Letter Agreement, dated December 24, 2007 by and between India Globalization Capital, Inc. and Dr. Ranga Krishna. (10)
10.38	Form of Letter Agreement, dated December 24, 2007, with Dr. Ranga Krishna. (10)
10.39	Form of Letter Agreement, dated December 24, 2007, with Oliveira Capital, LLC. (10)
10.40	Form of Warrant Clarification Agreement, dated January 4, 2008, by and between the Company and Continental Stock Transfer & Trust Company. (11)
10.41	Form of Amendment to Unit Purchase Options, dated January 4, 2008, by and between the Company and the holders of Unit Purchase Options. (11)
10.42
Second Amendment to the Share Subscription Cum Purchase Agreement Dated September 15, 2007, entered into on January 14, 2008 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein. (12)

10.43
Letter Agreement dated January 8, 2008 by and among India Globalization Capital, Inc., Odeon Limited, and Techni Bharathi Limited with respect to the Share Purchase Agreement dated September 21, 2007 by and among India Globalization Capital, Inc. and Odeon Limited. (12)

10.44	Employment Agreement between India Globalization Capital, Inc., India Globalization Capital Mauritius and Ram Mukunda dated as of March 8, 2008. (13)
10.45	2008 Omnibus Incentive Plan. (14)
10.46	Note and Share Purchase Agreement dated as of September 30, 2008, by and among India Globalization Capital, Inc. and Steven M. Oliveira 1998 Charitable Remainder Unitrust (15)
10.47	Registration Rights Agreement dated September 30, 2008 by and among India Globalization Capital, Inc. and the persons named as Investors therein. (15)
10.48	Note and Share Purchase Agreement dated as of October 5, 2009, by and among India Globalization Capital, Inc. and Steven M. Oliveira 1998 Charitable Remainder Unitrust (16)
10.49	Unsecured Promissory Note dated as of October 5, 2009 in the principal amount of $2,120,000 issued by the Company to the Steven M. Oliveira 1998 Charitable Remainder Unitrust. (16)
10.50	Note and Share Purchase Agreement dated as of October 16, 2009 between the Company and Bricoleur Partners, L.P. (17)
10.51	Unsecured Promissory Note dated as of October 16, 2009 in the principal amount of $2,000,000 issued by the Company to Bricoleur Partners, L.P. (17)
10.52	Registration Rights Agreement dated as of October 16, 2009 between the Company and Bricoleur Partners, L.P. (17)
10.53	Form of Securities Purchase Agreement dated as of September 14, 2009 by and among India Globalization Capital, Inc. and the investors named therein (18)
10.54	Amendment No. 1 dated as of October 30, 2009 to Securities Purchase Agreement by and among India Globalization Capital, Inc. and the investors named therein.**
10.55	ATM Agency Agreement, dated as of October 13 2009, by and between India Globalization Capital, Inc. and Enclave Capital LLC (19)
21	Subsidiaries**
23.1	Consent of Yoganandh & Ram*
23.2	Consent of Seyfarth Shaw LLP (incorporated by reference from Exhibit 5.1)*
23.3	Consent of Mega Ace Consultancy. (4)
24	Power of Attorney.**
99.1	Code of Ethics. (5)

*	Filed herewith
**	Previously filed as an exhibit to this Registration Statement.
(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-124942), as amended and filed on November 2, 2005.
(2)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-124942), as amended and filed on February 14, 2006.
(3)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-124942), as originally filed on May 13, 2005.
(4)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-124942), as amended and filed on July 11, 2005.
(5)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-124942), as amended and filed on March 2, 2006.
(6)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on February 12, 2007.
(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on May 2, 2007.
(8)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on August 23, 2007.
(9)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on September 27, 2007.
(10)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on December 27, 2007.
(11)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on January 7, 2008.
(12)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on January 16, 2008.
(13)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on May 23, 2008.
(14)	Incorporated by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A (SEC File No. 333-124942), as originally filed on February 8, 2008.
(15)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on October 6, 2008.
(16)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on October 8, 2009.
(17)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on October 21, 2009.
(18)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on September 17, 2009.
(19)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (SEC File No. 333-124942), as originally filed on October 13, 2009.